 Exhibit (a)(1)(A)
Mandatory publication pursuant to Secs. 34, 14 paras. 2 and 3 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz — “WpÜG”)
Securityholders of MorphoSys AG, in particular those who have their place of residence, seat or place of habitual abode in the United States of America or otherwise outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area should pay particular attention to the information contained in Sec. 1 (General information on the implementation of the takeover offer) and Sec. 6.8 (Possible future acquisitions of MorphoSys Shares) of the Offer Document.
OFFER DOCUMENT
VOLUNTARY PUBLIC TAKEOVER OFFER
(CASH OFFER)
by
Novartis BidCo AG
Lichtstrasse 35
4056 Basel
Switzerland
to the shareholders of
MorphoSys AG
Semmelweisstraße 7
82152 Planegg
Germany
for the acquisition of all no-par value bearer shares
including all no-par value bearer shares
represented by American Depositary Shares in
MorphoSys AG
against a cash consideration in the amount of
EUR 68.00 per share of MorphoSys AG
Acceptance Period:
11 April 2024 to 13 May 2024,
24:00 hours (local time Frankfurt am Main, Federal Republic of Germany)
and
18:00 hours (local time New York, United States of America), respectively
MorphoSys Shares: ISIN DE0006632003
MorphoSys ADSs: ISIN US6177602025
Tendered MorphoSys Shares: ISIN DE000A4BGGU0
Subsequently Tendered MorphoSys Shares: ISIN DE000A4BGGV8
THIS DOCUMENT IS A TRANSLATION OF THE GERMAN OFFER DOCUMENT WHICH IS ALSO INTENDED TO COMPLY WITH U.S. SECURITIES LAW REQUIREMENTS. THIS TAKEOVER OFFER IS MADE FOR THE SECURITIES OF A GERMAN COMPANY THAT HAS SECURITY HOLDERS RESIDENT IN THE UNITED STATES AND, AS A RESULT, IS SUBJECT TO THE SECURITIES LAWS, RULES AND REGULATIONS OF GERMANY AND THE UNITED STATES. SOME OF THE INFORMATION CONTAINED IN THIS DOCUMENT IS INCLUDED BECAUSE IT IS REQUIRED TO BE INCLUDED IN THE SIMILAR DOCUMENT BEING USED FOR THE TAKEOVER OFFER IN GERMANY AND WE WANTED TO MAKE THAT INFORMATION AVAILABLE TO YOU AS WELL. SOME OF THE INFORMATION IN THIS DOCUMENT HAS BEEN PREPARED IN ACCORDANCE WITH GERMAN FORMAT AND STYLE, WHICH DIFFERS FROM THE U.S. FORMAT AND STYLE FOR DOCUMENTS OF THIS TYPE.

1. GENERAL INFORMATION ON THE IMPLEMENTATION OF THE OFFER	1
1.1 Legal basis of the Offer	1
1.2 Tendering MorphoSys ADSs	1
1.3 Special notice to MorphoSys Securityholders with place of residence, seat or place of habitual abode in the United States or elsewhere outside of the Federal Republic of Germany, the Member States of the European Union and the European Economic Area	2
1.4 Publication of the decision to launch the Offer	3
1.5 Review of the Offer Document	3
1.6 Publication and dissemination of the Offer Document and related documents	4
1.7 Acceptance of the Offer outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area and the United States	5
2. INFORMATION REGARDING THE STATEMENTS CONTAINED IN THE OFFER DOCUMENT	5
2.1 Defined terms	5
2.2 Statements about the Offer and the Offer Document	6
2.3 Status and source of the information contained in the Offer Document	6
2.4 Forward-looking statements and intentions	6
2.5 Conversion rates	7
2.6 No updates	8
3. SUMMARY OF THE OFFER	8
4. OFFER	15
4.1 Offer Price	15
4.2 Acceptance of the Offer	15
4.3 Settlement of the Offer	15
5. ACCEPTANCE PERIOD	15
5.1 Duration of the Acceptance Period	15
5.2 Extension of the Acceptance Period	15
5.3 Additional Acceptance Period	16
6. DESCRIPTION OF THE BIDDER, ITS SHAREHOLDER STRUCTURE AND NOVARTIS	16
6.1 Legal basis and capital structure of the Bidder	16
6.2 Governing body	17
6.3 Bidder’s shareholder structure	18
6.4 Information about Novartis	28
6.5 Persons acting jointly with the Bidder	29
6.6 MorphoSys Shares currently held by the Bidder or by persons acting jointly with the Bidder and their subsidiaries; attribution of voting rights	29
6.7 Information about securities acquisitions	29
6.8 Possible future acquisitions of MorphoSys Shares	30
7. DESCRIPTION OF MORPHOSYS	30
7.1 Legal basis	30
7.2 Capital structure	30
7.3 Overview of the business activities of the MorphoSys Group	34

II

III

17. RIGHTS OF WITHDRAWAL	84
17.1 Right of withdrawal without giving reason	84
17.2 Right of withdrawal in the event of an amendment of the Offer as well as in the event of the launch of a Competing Offer	84
17.3 Exercise of the right of withdrawal	84
17.4 Exercise of the right of withdrawal with respect to MorphoSys ADSs	85
18. PAYMENT OF MONEY OR OTHER CASH-EQUIVALENT BENEFITS GRANTED OR SUGGESTED TO MANAGEMENT BOARD MEMBERS OR SUPERVISORY BOARD MEMBERS OF MORPHOSYS AND POSSIBLE CONFLICTS OF INTEREST	86
18.1 Specific Interests of the Members of the Management Board and Supervisory Board	86
18.2 Agreements with Members of the Management Board or Supervisory Board	88
19. NO MANDATORY OFFER	91
20. TAXES	91
20.1 U.S. Federal Income Tax Considerations	91
20.2 Material German Tax Consequences	94
21. RELIEF GRANTED BY THE SEC	98
22. PUBLICATIONS AND NOTIFICATIONS	98
23. FEES AND EXPENSES	99
24. GOVERNING LAW AND JURISDICTION	100
25. DECLARATION OF ASSUMPTION OF RESPONSIBILITY	100
Annex 1 Persons acting jointly with the Bidder	101
Part 1 Companies directly or indirectly holding participations in the Bidder (Bidder Parent Companies)	101
Part 2 Further (indirect) subsidiaries of the Bidder Parent Companies (except for the Bidder)	101
Annex 2 Financing confirmation of Deutsche Bank AG	107

IV

A summary of the contents of the Offer Document can be found in
Sec. 3 on pages 11 et seqq.
1.
GENERAL INFORMATION ON THE IMPLEMENTATION OF THE OFFER

1.1
Legal basis of the Offer

The takeover offer (the “Offer” and the takeover contemplated by the Offer, the “Takeover”) contained in the offer document (the “Offer Document”) by Novartis BidCo AG (formerly known as Novartis data42 AG), a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland, with registered office at Lichtstrasse 35, 4056 Basel, Switzerland, registered with the commercial register office (Handelsregisteramt) of the Canton of Basel-City under company number CHE-477.907.492 (the “Bidder”), is a voluntary public takeover offer (freiwilliges öffentliches Übernahmeangebot) to all shareholders of MorphoSys AG (collectively, the “MorphoSys Shareholders” and each individually, a “MorphoSys Shareholder”) and all holders of American Depositary Shares representing MorphoSys Shares (collectively, the “MorphoSys ADS Holders” and each individually, a “MorphoSys ADS Holder”).
The object of the Offer is the acquisition of all no-par value bearer shares (auf den Inhaber lautende Stückaktien) with a notional interest in the share capital of MorphoSys AG of EUR 1.00 each, including all ancillary rights, in particular the right to dividends, existing at the time of the settlement of the Offer, not held directly by the Bidder (ISIN DE0006632003) (collectively, the “MorphoSys Shares” and each individually, a “MorphoSys Share”) in MorphoSys AG, a stock corporation (Aktiengesellschaft) established under German law, with registered office at Semmelweisstraße 7, 82152 Planegg, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich under HRB 121023 (“MorphoSys”).
In addition, the Offer also relates to all MorphoSys Shares not directly held by the Bidder represented by American Depositary Shares (collectively, the “MorphoSys ADSs” and each a “MorphoSys ADS”) whether or not evidenced by American Depositary Receipts (collectively, the “MorphoSys ADRs” and each a “MorphoSys ADR”).
The MorphoSys Shares and the MorphoSys ADSs are hereinafter collectively referred to as the “MorphoSys Securities”, and the MorphoSys Shareholders and MorphoSys ADS Holders are hereinafter collectively referred to as the “MorphoSys Securityholders”.
The Offer will be carried out in accordance with the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz) (“WpÜG”) and the Regulation on the Content of the Offer Document, the Consideration to be granted in Takeover Offers and Mandatory Offers and the Exemption from the Obligation to Publish and Launch an Offer (Verordnung über den Inhalt der Angebotsunterlage, die Gegenleistung bei Übernahmeangeboten und Pflichtangeboten und die Befreiung von der Verpflichtung zur Veröffentlichung und zur Abgabe eines Angebots — WpÜG-Angebotsverordnung) (“WpÜG Offer Regulation”; and, together with the WpÜG, the “German Takeover Rules”).
Furthermore, the Offer is carried out in accordance with the securities laws of the United States of America (the “United States” or the “U.S.”), including the provisions applicable to tender offers of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”) and the rules and regulations promulgated thereunder (together with no-action and exemptive relief from the U.S. Securities and Exchange Commission (the “SEC”) to reconcile certain areas where German law and U.S. law conflict, the “U.S. Offer Rules”). As described in Sec. 21 of the Offer Document, the Bidder applied for exemptive or no-action relief prior to the publication of the Offer Document; which was granted on 9 April 2024.
1.2
Tendering MorphoSys ADSs

Each MorphoSys ADS represents one-quarter of one MorphoSys Share. MorphoSys ADS Holders are permitted to tender the underlying MorphoSys Shares in respect of the MorphoSys ADSs in the Offer following their withdrawal from the MorphoSys ADS program (as described in Sec. 13.2 of the Offer Document) or to instruct the ADS Tender Agent (as defined in Sec. 13.3 of the Offer Document) to tender the MorphoSys Shares underlying their MorphoSys ADSs in the Offer (as described in Sec. 13.3 of the Offer

Document). MorphoSys ADS Holders may accept the Offer regardless of whether the total number of ADSs tendered by them is an integral multiple of four (i.e. the Offer may be accepted for one, two or three ADSs).
1.3
Special notice to MorphoSys Securityholders with place of residence, seat or place of habitual abode in the United States or elsewhere outside of the Federal Republic of Germany, the Member States of the European Union and the European Economic Area

The Offer relates to shares in a German stock corporation (Aktiengesellschaft) that are traded on the Frankfurt Stock Exchange (the “FSE”) and is subject to the statutory provisions of the Federal Republic of Germany regarding the implementation of such an offer, which differ substantially from the corresponding legal provisions of the United States. For example, as more fully described in Sec. 4 and 13 of the Offer Document, the payment and settlement procedure with respect to the Offer will comply with the relevant German Takeover Rules, which differ from payment and settlement procedures customary in the United States, particularly with regard to the payment date of the consideration.
Furthermore, certain financial information in the Offer Document has been determined in accordance with the International Financial Reporting Standards (“IFRS® Accounting Standards”) as issued by the International Accounting Standards Board (“IASB®”) and may therefore not be comparable to financial information on U.S. companies and other companies whose financial information is determined in accordance with the Generally Accepted Accounting Principles of the United States as published by the U.S. Financial Accounting Standards Board (“FASB”).
MorphoSys Securityholders resident in the United States are advised that references in the Offer Document to a MorphoSys Securityholder’s “acceptance of the Offer” relate to and are interchangeable with references to “tendering” their MorphoSys Securities in the Offer, and “acceptance” of the Offer” by any MorphoSys Securityholder is the legal equivalent of such MorphoSys Securityholder tendering its securities in a tender offer that is subject exclusively to the U.S. Offer Rules.
In accordance with German market practice, MorphoSys Shareholders who hold their MorphoSys Shares through Clearstream (as defined in Sec. 12.3 of the Offer Document) may trade tendered MorphoSys Shares (as defined in Sec. 3 of the Offer Document) on the regulated market (Regulierter Markt) of the FSE (Frankfurter Wertpapierbörse) as more fully described in Sec. 13.1.9 of the Offer Document. However, MorphoSys ADS Holders that tender their MorphoSys ADSs in the Offer may not trade those MorphoSys ADSs or the MorphoSys Shares represented thereby unless they withdraw their tenders of the MorphoSys ADSs in due time prior to the expiry of the Acceptance Period as more fully described in Sec. 13.3 of the Offer Document.
The Offer has not been approved or disapproved by the SEC or any state securities commission in the United States, nor has the SEC or any state securities commission in the United States passed upon the fairness or merits of, or upon the accuracy or adequacy of, the information contained herein. Any representation to the contrary is unlawful. The Offer will not be submitted to the review procedure of any other securities regulator outside of the Federal Republic of Germany and has not been approved or recommended by any such regulator, however, in the United States a Schedule TO (as defined in Sec. 1.5 of the Offer Document) will be filed with the SEC and published.
The Bidder and its affiliates within the meaning of US law (the “Affiliates”) or their brokers (acting as agents of the Bidder or its Affiliates) may acquire, or make arrangements to acquire, MorphoSys Shares other than in the course of the Offer via the stock exchange at market prices or outside the stock exchange on negotiated terms during the period in which the Offer remains open for acceptance or afterwards, provided that (i) such acquisitions or arrangements to acquire (if made during the pendency of the Offer) are made outside of the United States, and (ii) such acquisitions or arrangements to acquire comply with the applicable statutory provisions, in particular the German Offer Rules and, to the extent applicable, the U.S. Offer Rules. This also applies to other securities convertible into, exchangeable for or exercisable for MorphoSys Shares. The Offer Price must be increased to match any consideration paid for any acquisition by the Bidder or any of its Affiliates of MorphoSys Shares during the pendency of the Offer outside the Offer if higher than the Offer Price (see Sec. 6.8 of the Offer Document). Information about such acquisitions or arrangements to acquire will be published pursuant to Sec. 23 para. 2 WpÜG in the German Federal

2

Gazette (Bundesanzeiger). Such information will also be published (in German and in a non-binding English translation) on the Bidder’s website at www.novartis.com/investors/morphosys-acquisition.
MorphoSys Securityholders who are residing in the United States, or another country outside of the Federal Republic of Germany, may have difficulties to enforce rights and claims arising under (i) the laws of the country of residency or (ii) U.S. federal securities laws (e.g., because MorphoSys is incorporated in the Federal Republic of Germany, the Bidder is incorporated in Switzerland and some or all of the Bidder’s officers and directors may be residents of a country other than the country of residency of the MorphoSys Securityholders). A MorphoSys Securityholder may not be able to sue, in a court in the country of residency, a foreign company or its officers or directors for violations of the laws of the country of residency. Further, it may be difficult to compel a foreign company and its Affiliates to subject themselves to a judgment of a court of the country of residency.
The receipt of the Offer Price pursuant to the Offer may be a taxable transaction under applicable tax laws, including those of the country of residence, and will generally be a taxable transaction to “U.S. Holders” (as defined in Sec. 20.1 of the Offer Document) for U.S. federal income tax purposes (see Sec. 20.1 of the Offer Document). MorphoSys Securityholders are urged to consult an independent professional advisor immediately regarding the tax consequences of acceptance of the Offer. None of the Bidder, any persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 sentence 1 and sentence 3 WpÜG or any of the Bidder’s or their directors, officers or employees accept responsibility for any tax effects on or liabilities of any person as a result of the acceptance of the Offer.
1.4
Publication of the decision to launch the Offer

On 5 February 2024, the Bidder published its decision to launch the Offer in accordance with Sec. 10 para. 1 sentence 1, para. 3 WpÜG in conjunction with Secs. 29, 34 WpÜG. The German version of such publication and an English language version are available on the internet at www.novartis.com/investors/morphosys-acquisition.
In addition, the publication in which the Bidder announced its decision to launch the Offer, together with other materials related to the Offer, were filed by the Bidder and Novartis AG (as defined in Sec. 6.3 of the Offer Document) with the SEC as preliminary tender offer communications under Schedule TO (as defined below in Sec 1.5 of the Offer Document). Such preliminary tender offer communication and other documents filed by the Bidder and Novartis AG as well as by MorphoSys in connection with the Offer with the SEC are available on the internet at the website of the SEC at www.sec.gov/edgar/browse/?CIK=11144481 (for Novartis AG) and www.sec.gov/edgar/browse/?CIK=1340243 (for MorphoSys)2.
1.5
Review of the Offer Document

The Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) (“BaFin”) has reviewed the Offer Document in the German version in accordance with German Takeover Rules and permitted its publication on 11 April 2024. BaFin has neither reviewed nor approved the English translation of the Offer Document.
In view of the U.S. Securityholder base of MorphoSys and as a result of the MorphoSys ADSs being listed on the Nasdaq Global Select Market (the “Nasdaq”), the Offer must also comply with U.S. Offer Rules. As required under the U.S. Exchange Act, after approval of the publication of the Offer Document by BaFin on the date of publication of the Offer Document the Bidder and Novartis AG (as defined in Sec. 6.3 of the Offer Document) filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which the Offer Document forms a part, and may file amendments thereto. The Offer has not been approved or disapproved by the SEC or any state securities commission in the United States, nor has the SEC or any state securities commission in the United States passed upon the fairness or merits of, or upon the accuracy or adequacy of, the information contained herein. Any representation to the contrary is unlawful.

Last accessed on 11 April 2024.

Last accessed on 11 April 2024.

The Offer will not be submitted to the review or registration procedures of any other securities regulator outside of the Federal Republic of Germany and has not been approved or recommended by any such regulator.
The Bidder does not intend to make the Offer as a public offer pursuant to the applicable law of any jurisdictions other than the Federal Republic of Germany and the United States. No further announcements, registrations, admissions or approvals of the Offer Document or the Offer by securities exchange authorities or similar authorities outside the Federal Republic of Germany and the United States have been applied for, have been initiated or are envisaged by the Bidder or Novartis AG. Neither the Bidder nor any persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 WpÜG nor any of its directors, officers or employees assume any responsibility for compliance with any legal requirements other than those applicable in the Federal Republic of Germany and the United States. Therefore, MorphoSys Securityholders may not rely on the legal requirements of any jurisdiction for the protection of investors other than those applicable in the Federal Republic of Germany and the United States.
Neither the Bidder nor Novartis AG is aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Bidder by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Bidder.
1.6
Publication and dissemination of the Offer Document and related documents

The Offer Document, the publication of which has been approved by BaFin on 11 April 2024 (in German), is published in German on 11 April 2024 by way of (i) announcement on the internet at www.novartis.com/investors/morphosys-acquisition, and (ii) keeping available copies of the Offer Document free of charge at Deutsche Bank Aktiengesellschaft, TAS, Post-IPO Services, Taunusanlage 12, 60325 Frankfurt am Main, Germany (requests to obtain a copy of the Offer Document to be made via e-mail to dct.tender-offers@db.com or by fax to +49 69 910 38794 indicating a valid mailing address). The announcement about keeping available copies of the Offer Document free of charge in the Federal Republic of Germany and the internet address at which the publication of the Offer Document occurs will be published on 11 April 2024 in the German Federal Gazette (Bundesanzeiger).
Further, the Offer Document will be published in German together with an English language version as part of the Schedule TO. The English language version of the Offer Document, which has not been reviewed by BaFin, has also been made available at www.novartis.com/investors/morphosys-acquisition. In the United States, the corresponding announcement will be made in The New York Times (U.S. Edition). In addition, the Bidder intends to mail the English version of the Offer Document to all MorphoSys ADS Holders.
The Schedule TO and any amendments thereto, exhibits to the Schedule TO, and other information that the Bidder and Novartis AG have filed electronically with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov/edgar/browse/?CIK=11144483.
MorphoSys is required under the Business Combination Agreement between Novartis AG, the Bidder and MorphoSys dated 5 February 2024 (the “Business Combination Agreement”) to file a solicitation/recommendation statement pursuant to Sec. 14(d)(4) of the U.S. Exchange Act with the SEC on Schedule 14D-9 (the “Schedule 14D-9”), setting forth the recommendation of MorphoSys with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of the Schedule 14D-9 may also be examined at the SEC after the filing of the Schedule 14D-9 with the SEC on the date of publication of the Reasoned Statement (as defined in Sec. 7.6 of the Offer Document), and copies may also be obtained from the SEC free of charge at the SEC’s website at www.sec.gov/edgar/browse/?CIK=13402434. In addition, a copy of the Offer, means of tender of MorphoSys Shares and certain other related tender offer documents (once they become available) may be obtained free of charge from Novartis AG at www.novartis.com/investors/morphosys-acquisition. A copy of the

Last accessed on 11 April 2024.

4
Last accessed on 11 April 2024.

Schedule 14D-9 (once it becomes available) also may be obtained free of charge at www.novartis.com/investors/morphosys-acquisition, at MorphoSys’ website at www.morphosys.com/en/investors/Novartis-TakeoverOffer, or by contacting MorphoSys’ investor relations department at +49 89 89927 404.
MorphoSys Securityholders are urged to read this document carefully because it contains important information that such persons should consider before making any decision regarding tendering their MorphoSys Shares or MorphoSys ADSs.
The publication, dispatch, distribution or dissemination of the Offer Document or other documents related to the Offer outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area and the United States may be subject to legal restrictions. The Offer Document and other documents related to the Offer may not be dispatched to, or disseminated, distributed or published by third parties in, countries in which this would be illegal. The Bidder has not given its permission for the dispatch, publication, distribution or dissemination of the Offer Document by third parties outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area and the United States. Therefore, custodian investment service providers may not publish, dispatch, distribute or disseminate the Offer Document outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area and the United States unless in compliance with all applicable domestic and foreign statutory provisions.
1.7
Acceptance of the Offer outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area and the United States

The Offer may be accepted by all domestic and foreign MorphoSys Securityholders in accordance with the terms and conditions outlined in the Offer Document and the applicable statutory provisions. However, acceptance of the Offer outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area and the United States may be subject to legal restrictions. MorphoSys Securityholders who come into possession of the Offer Document outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area or the United States who wish to accept the Offer outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area or the United States and/or who are subject to statutory provisions other than those of the Federal Republic of Germany, the Member States of the European Union and the European Economic Area or the United States are advised to inform themselves of the relevant applicable statutory provisions and to comply with them. Neither the Bidder or any persons acting jointly with the Bidder nor the ADS Tender Agent assume responsibility for acceptance of the Offer outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area and the United States being permissible under the relevant applicable statutory provisions.
2.
INFORMATION REGARDING THE STATEMENTS CONTAINED IN THE OFFER DOCUMENT

2.1
Defined terms

Pursuant to the Business Combination Agreement, references in the Offer Document to “best efforts” refer to all such efforts which are from the perspective of a prudent business person reasonable and appropriate (alle wirtschaftlich vernünftigen und angemessenen Bemühungen unternehmen).
Pursuant to the Business Combination Agreement, references in the Offer Document to an “intention” (or words of similar import) will not be deemed to be or create contractually binding commitments or undertakings, will not constitute or be construed as legally enforceable covenants or agreements and will not be deemed to create any rights enforceable by any holders of MorphSys Shares.
References in the Offer Document to expressions such as “currently”, “at the present time”, “at the moment”, “now”, “at present” or “today” refer to the date of publication of the Offer Document (i.e., 11 April 2024).
References in the Offer Document to a “Business Day” refer to any day other than a Saturday, Sunday or other day on which banks in New York, United States of America, Munich, Federal Republic of Germany, Frankfurt am Main, Federal Republic of Germany, Basel, Switzerland or Zurich, Switzerland are generally closed.

References in the Offer Document to “Banking Day” refer to any day on which banks in Frankfurt am Main, Federal Republic of Germany, and New York City, United States, are open for general business with retail customers.
References to an “FSE Trading Day” refer to a day on which the FSE is open for trading.
References to “Germany” refer to the Federal Republic of Germany.
References to “Nasdaq Trading Day” refer to a day on which the Nasdaq is open for trading.
References to “United States” or “U.S.” refer to the United States of America.
References to a “U.S. Working Day” refer to every day except for Saturdays, Sundays and U.S. federal public holidays.
The specification “EUR” relates to the Euro currency; “EURm” means one million Euros; and “EURbn” means one billion Euros.
The specification “USD” relates to the United States Dollar currency; “USDm” means one million United States Dollars; and “USDbn” means one billion United States Dollars.
2.2
Statements about the Offer and the Offer Document

The Bidder has not authorized third parties to make statements about the Offer or the Offer Document. If third parties nevertheless make such statements, these will be attributable neither to the Bidder nor to the persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 sentence 1 and sentence 3 WpÜG.
2.3
Status and source of the information contained in the Offer Document

All representations, opinions, stated intentions, forward-looking statements and other information contained in the Offer Document are based upon the Bidder’s and Novartis AG’s knowledge as of the time of publication of the Offer Document.
The information regarding MorphoSys and its three (3) subsidiaries, namely (i) MorphoSys US Inc., with its registered office in Dover, Delaware, United States, (ii) Constellation Pharmaceuticals, Inc., with its registered office in Dover, Delaware, United States, and (iii) Constellation Securities Corporation, with its registered office in Boston, Massachusetts, United States (collectively, the “MorphoSys Group” or the “MorphoSys Group Companies”) contained in the Offer Document is based on information furnished by MorphoSys or upon publicly available documents and records on file with the SEC and other public sources. In particular, the annual report of MorphoSys for the financial year 2023, which may be downloaded from the internet at www.morphosys.com/en/investors/financial-information, has been used for preparation of the Offer Document. In addition, the Bidder conducted a limited due diligence in December 2023 and January 2024 with regard to intellectual property, scientific, IT-related, labor and corporate law and compliance-related issues, as described in Sec. 8.1.2 of the Offer Document. As part of this due diligence, access to an electronic data room was granted and discussions were held with representatives of MorphoSys.
The Bidder did not separately verify the accuracy and completeness of information accessible to the public. The summary information in Sec. 3 of the Offer Document should be considered in conjunction with the annual report of MorphoSys for the financial year 2023 and other publicly available information, without limiting the declaration of assumption of responsibility in Sec. 25 of the Offer Document.
None of the Bidder, Novartis AG or any of its or their Affiliates assume any responsibility for the accuracy or completeness of the information concerning MorphoSys or its subsidiaries, whether furnished by MorphoSys or contained in such documents and records, or for any failure by MorphoSys to disclose events that may have occurred or that may affect the significance or accuracy of any such information that is unknown to the Bidder, Novartis AG or any of its or their Affiliates or assigns.
2.4
Forward-looking statements and intentions

The Offer Document contains statements of historical fact and/or “forward looking statements”, including with respect to the proposed acquisition of MorphoSys by the Bidder and Novartis AG. Forward-looking statements can generally be identified by words such as “potential,” “can,” “will,” “plan,” “may,”

“could,” “would,” “expect,” “anticipate,” “look forward,” “believe,” “committed,” “investigational,” “pipeline,” “launch,” or similar terms, or by express or implied discussions regarding the ability of the Bidder, Novartis AG and MorphoSys to complete the transactions contemplated by the Business Combination Agreement (including the parties’ ability to satisfy the conditions to the consummation of the offer contemplated thereby and the other conditions set forth in the Business Combination Agreement), the expected timetable for completing the Takeover, the benefits sought to be achieved in the Takeover, the potential effects of the Takeover on the Bidder, Novartis AG and MorphoSys, the potential marketing approvals, new indications or labeling for the product candidates MorphoSys is developing, including pelabresib, or regarding expected benefits and success of, or potential future revenues from such products. Such forward-looking statements are based on Novartis AG’s and the Bidder’s (or a person’s acting jointly with the Bidder within the meaning of Sec. 2 para. 5 sentence 1 and sentence 3 WpÜG) current beliefs and expectations regarding future events and are subject to significant known and unknown risks and uncertainties. Such risks and uncertainties include, but are not limited to: the risk that the closing conditions for the Takeover will not be satisfied, including the uncertainty as to the percentage of MorphoSys Securityholders that will support the Takeover and tender their Securities in the Offer; the risk of shareholder litigation relating to the Takeover, including resulting expense or delay; the possibility that the Takeover will not be completed in the expected timeframe or at all; potential adverse effects to the businesses of the Bidder and Novartis AG or MorphoSys during the pendency of the Takeover, such as employee departures or distraction of management from business operations; the potential that the expected benefits and opportunities of the Takeover, if completed, may not be realized or may take longer to realize than expected; and risks related to the integration of MorphoSys into the Bidder and Novartis AG subsequent to the closing of the Takeover and the timing of such integration. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward-looking statements. A further list and descriptions of these risks uncertainties and other factors can be found in the current Form 20-F filed by Novartis AG with the SEC. Form 20-F is available on the internet at
www.sec.gov/ix?doc=/Archives/edgar/data/0001114448/000137036824000004/nvs-20231231.htm. The risk factors referred to in the legend can be found in section 3.D of Form 20-F. The risks include potential inability to achieve key commercial priorities and successfully launch new products, inability to successfully prioritise, integrate and execute the research and development programs for new products or new indications for existing products, and inability to identify, implement and/or realize the expected benefits from external business opportunities.
Forward-looking statements are not guarantees of performance, and the actual results of Novartis AG, the Bidder or persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 sentence 1 and sentence 3 WpÜG may differ materially from those expressed, projected or implied in or by the forward-looking statements.
Novartis AG, the Bidder and the persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 sentence 1 and sentence 3 WpÜG expressly disclaim — subject to Sec. 2.6 of the Offer Document — any obligation or undertaking to update the forward-looking statements contained in the Offer Document to reflect any change in their expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law.
It is possible that the Bidder may change its intentions and evaluations expressed in the Offer Document after the publication of the Offer Document.
2.5
Conversion rates

2.5.1
Conversion rates used in the Offer Document

For the purpose of the Offer, in particular (but not limited to) Sec. 14 and Sec. 15 of the Offer Document, and notwithstanding the provisions in Sec. 15.2 of the Offer Document which shall prevail, the Bidder has carried out its calculations on the following fixed conversion rate of EUR 0.9236 per USD 1.00.
2.5.2
Additional USD-EUR exchange rate information

The following tables set forth, for the periods indicated, information concerning the exchange rates for USD per EUR. The Bidder has provided these rates solely for convenience and these translations should not be construed as a representation that EUR amounts actually represent these USD amounts or that EUR amounts could have been, or could be, converted into USD at those rates or at any other rate. The Bidder did not use these rates in the preparation of the financial statements included in the Offer Document. Fluctuations in the exchange rate between USD and EUR will affect the USD equivalent of the EUR price of the MorphoSys Shares traded on the FSE (Frankfurter Wertpapierbörse) and are likely to affect the market price of MorphoSys ADSs traded on the Nasdaq.
As used in the Offer Document, the term “Noon Buying Rate” refers to the rate of exchange for USD, expressed in EUR per USD, as announced by the Federal Reserve Bank of New York for customs purposes as the rate in The City of New York for cable transfers in foreign currencies.
The table below shows the average Noon Buying Rates in The City of New York for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for EUR per USD for the last five fiscal years. The average is computed using the noon buying rate on the last business day of each month during the period indicated.
Year ended 31 December	Average Rate
2023	0.9238
2022	0.9526
2021	0.8489
2020	0.8727
2019	0.8943
The following table shows the Noon Buying Rates for USD in EUR for the last (6) six months.
Month ended	Low	High
March 2024	0.9137	0.9267
February 2024	0.9204	0.9328
January 2024	0.9111	0.9523
December 2023	0.8998	0.9306
November 2023	0.9085	0.9489
October 2023	0.9393	0.9567
September 2023	0.9270	0.9515
On 29 March 2024, the Noon Buying Rate was EUR 0.9267 per USD 1.00
2.6
No updates

The Bidder will update the Offer Document (also with regard to any changed intentions of the Bidder) only to the extent required pursuant to either the WpÜG or the U.S. Offer Rules and permitted under both the WpÜG and the U.S. Offer Rules. Updates to the Offer Document may cause the extension of the Acceptance Period.
3.
SUMMARY OF THE OFFER

The following summary contains an overview of certain information contained in the Offer Document. It is supplemented by the information and statements reflected elsewhere in the Offer Document and is to be read in connection with them. With regard to defined terms, the definitions contained in the Offer Document (in some cases set out further below) apply. This summary does not contain all information that could be relevant to the MorphoSys Securityholders. All MorphoSys Securityholders should therefore carefully read the entire Offer Document.

Bidder:	Novartis BidCo AG Lichtstrasse 35 4056 Basel Switzerland Telephone: +41 61 324 1111
Target Company:	MorphoSys AG Semmelweisstraße 7 82152 Planegg Federal Republic of Germany Telephone: +49 89-89927-0
Subject of the Offer:	Acquisition of all MorphoSys Shares not held directly by the Bidder, including all ancillary rights, in particular the right to dividends, existing at the time of the settlement of the Offer.
Offer Price:	EUR 68.00 per MorphoSys Share.
Acceptance Period:	11 April 2024 through 13 May 2024, 24:00 hours (Frankfurt am Main local time) / 18:00 hours (New York local time).
Additional Acceptance Period:	The Additional Acceptance Period (as defined in Sec. 5.3 of the Offer Document) is expected to begin on 17 May 2024 and expire on 30 May 2024, 24:00 hours (Frankfurt am Main local time) / 18:00 hours (New York local time).
Offer Conditions:
The Offer and the contracts which come into existence by the acceptance thereof are subject to the Offer Conditions (as defined in Sec. 12.1 of the Offer Document).
The Offer will lapse and the contracts which come into existence as a result of accepting the Offer will not be consummated and will cease to exist (conditions subsequent) if the Offer Conditions have not been satisfied in time and have not been effectively waived by the Bidder in advance.
The Offer Conditions can be summarized as follows:

Minimum Acceptance:
As further specified in Sec. 12.1.1 of the Offer Document, as of the expiration of the Acceptance Period, the sum of the MorphoSys Shares (including MorphoSys Shares that are represented by MorphoSys ADSs),
(a)
for which the acceptance of the Offer has been effectively declared in accordance with Sec. 13.1.2 of the Offer Document and for which no withdrawal of the agreement entered into as a result of the acceptance of the Offer has been effectively declared;

(b)
for which the acceptance of the Offer has been declared during the Acceptance Period but only becomes effective after the end of the Acceptance Period by re-booking the MorphoSys Shares to ISIN DE000A4BGGU0 in accordance with Secs. 13.3.2 and 13.3.3 of the Offer Document;

(c)
directly held by the Bidder or a person acting jointly with the Bidder pursuant to Sec. 2 para. 5 WpÜG;

(d)
attributable to the Bidder or a person acting jointly with the Bidder pursuant to Sec. 2 para. 5 WpÜG pursuant to Sec. 30 WpÜG; and/or

(e)
for which the Bidder or persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 WpÜG have concluded an unconditional or conditional agreement outside of the Offer which entitles them to demand the transfer of title to these MorphoSys Shares (including MorphoSys Shares that are represented by MorphoSys ADSs) within the meaning of Sec. 31 para. 6 WpÜG equals at least 65% of the number of MorphoSys Shares, other than treasury shares (eigene Aktien) issued as of the expiration of the Acceptance Period. Based on the number of MorphoSys Shares currently outstanding and the number of MorphoSys treasury shares currently held, this corresponds to 24,480,780 MorphoSys Shares.
MorphoSys Shares which are subject to several of the preceding paras. (a) to (e) will be taken into account only once.

No Insolvency Proceedings:
As further specified in Sec. 12.1.2 of the Offer Document, MorphoSys did not publish an Ad Hoc Announcement (as defined in Sec. 12.1.2 of the Offer Document) during the Acceptance Period stating that insolvency proceedings against all or substantially all of the assets of MorphoSys have been filed by MorphoSys or opened by the competent court in Munich, Germany; or a reason has arisen that would require the filing of an application for the institution of an insolvency proceeding under applicable law.

No Prohibition or Illegality of the Offer:
As further specified in Sec. 12.1.3 of the Offer Document, during the Acceptance Period no Law, administrative act, injunction, temporary restraining order, preliminary or permanent injunction, or other order issued by a Specified Governmental Authority (as defined in Sec. 12.1.3 of the Offer Document) prohibits or makes illegal the conduct or consummation of the Offer in accordance with its terms and conditions or the acquisition of ownership of MorphoSys Shares by the Bidder.

No Material Compliance Violation:
As further specified in Sec. 12.1.4 of the Offer Document, no Material Compliance Violation (as defined in Sec. 12.1.4 of the Offer Document) has occurred during the Acceptance Period.

If the Offer Conditions (as defined and set forth in Sec. 12.1 of the Offer Document) either have not been satisfied by the applicable date for the evaluation of such Offer Condition or have definitively lapsed before these applicable dates and the Bidder has not effectively waived them in advance, the Offer will lapse. In this case, the contracts which come into existence as a result of accepting the Offer will cease to exist and will not be consummated (conditions subsequent), as further specified in Sec. 12.3 of the Offer Document.
If the Bidder waives an Offer Condition or reduces the minimum percentage of MorphoSys Shares on the acquisition of which the validity of the Offer is to be conditional (as described in Sec. 8.2.14 of the Offer Document), the Bidder will publish an amendment to the Offer Document in accordance with the WpÜG and, if and to the extent required by the U.S. Offer Rules, disseminate additional Offer materials and thereby trigger a statutory extension of the Acceptance Period for the Offer, if applicable.
ISIN:	MorphoSys Shares: ISIN DE0006632003. MorphoSys ADSs: ISIN US6177602025. Tendered MorphoSys Shares: ISIN DE000A4BGGU0 Subsequently Tendered MorphoSys Shares: ISIN DE000A4BGGV8.
Acceptance of the Offer for MorphoSys Shares:	Acceptance of the Offer is to be declared in writing or in text form by the respective MorphoSys Shareholder during the Acceptance Period or the Additional Acceptance Period to the Custodian Bank (as defined in Sec. 13.1.2 of the Offer Document). It will not become valid until timely booking of the MorphoSys Shares for which the Offer has been accepted during the Acceptance Period into ISIN DE000A4BGGU0 (any such MorphoSys Shares, the “Tendered MorphoSys Shares”) or during the Additional Acceptance Period into ISIN DE000A4BGGV8 (any such MorphoSys Shares, the “Subsequently Tendered MorphoSys Shares”).
Until the settlement of the Offer pursuant to the terms and conditions of the Offer Document, the Tendered and Subsequently Tendered MorphoSys Shares for which the declaration of acceptance has taken effect will remain in the securities account of the MorphoSys Shareholder accepting the Offer.
Acceptance of the Offer for MorphoSys Shares represented by MorphoSys ADSs:	Acceptances of the Offer for MorphoSys Shares represented by MorphoSys ADSs can be declared to the ADS Tender Agent (as defined in Sec. 13.3.1 of the Offer Document) using one of the procedures described in Sec. 13.3 of the Offer Document or by surrendering MorphoSys ADSs to receive MorphoSys Shares to tender in the Offer as described in Sec. 13.2 of the Offer Document.
Costs of Acceptance:
Acceptance of the Offer according to the provisions in Sec. 13.1.8 of the Offer Document shall be free of any charges, costs and banking or brokers’ commissions for the accepting MorphoSys Shareholders, other than payment of any applicable fees, charges or expenses of the Custodian Banks (except for the costs for transmitting the Declaration of Acceptance to the relevant Custodian Bank). Any exchange, sales taxes or stamp duty resulting from the acceptance of the Offer will be borne by the Bidder.
According to the provisions in Sec. 13.3.7 of the Offer Document, MorphoSys ADS Holders who hold their MorphoSys ADS through a broker or other securities intermediary and whose broker or other securities intermediary accepts the Bidder’s Offer on the MorphoSys ADS Holders behalf, may be charged a fee. MorphoSys ADS Holders who accept the Bidder’s Offer to acquire the MorphoSys Shares represented by their MorphoSys ADSs directly will not be charged brokerage fees. Any stock exchange tax, sales tax or stamp tax, resulting from acceptance of the Offer will be borne by the Bidder. The fee to be paid to the ADS Depositary for the cancellation of the MorphoSys ADSs (USD 0.05 per

MorphoSys ADS) will be borne by the Bidder. The amount paid by the ADS Tender Agent to tendering MorphoSys ADS Holders will also be net of any other applicable fees and expenses and any required withholding in respect of U.S. income tax.
Right of Withdrawal:
MorphoSys Securityholders who accept the Offer during the Acceptance Period may withdraw their declared acceptance in respect of their tendered MorphoSys Securities at any time until the end of the Acceptance Period without having to give any reason. MorphoSys Securityholders who have exercised their right of withdrawal may re-accept the Offer prior to the end of the Acceptance Period and/or Additional Acceptance Period as described in the Offer Document.
Notwithstanding this, the following statutory withdrawal rights exist prior to the end of the Acceptance Period:
•
In the event of an amendment of the Offer pursuant to Sec. 21 para. 1 WpÜG, MorphoSys Securityholders may, at any time until the end of the Acceptance Period, withdraw from the contracts entered into as a result of acceptance of the Offer if and to the extent that they have accepted the Offer prior to the publication of the amendment of the Offer (pursuant to Sec. 21 para. 4 WpÜG); and

•
In the event of a Competing Offer pursuant to Sec. 22 para. 1 WpÜG (as defined in Sec. 5.2 of the Offer Document), MorphoSys Securityholders may, at any time until the end of the Acceptance Period, withdraw from the contracts entered into as a result of acceptance of the Offer if and to the extent that they have accepted the Offer prior to publication of the offer document for the Competing Offer (Sec. 22 para. 3 WpÜG).

Additional information regarding rights of withdrawal is included in Sec. 17 of the Offer Document.

Stock Exchange Trading:
The Tendered MorphoSys Shares may be traded, in accordance with the more detailed provisions of Sec. 13.1.9 of the Offer Document, on the regulated market of the FSE (Prime Standard) under ISIN DE000A4BGGU0. Trading is expected to start on the third (3rd) FSE Trading Day after the commencement of the Acceptance Period. There is no guarantee that such trading will in fact take place after the commencement of the Acceptance Period. Trading is expected to continue until one (1) FSE Trading Day following expiration of the Acceptance Period.
The shares that are tendered as Subsequently Tendered MorphoSys Shares with ISIN DE000A4BGGV8 will not be tradeable.
MorphoSys Shares represented by MorphoSys ADSs that are tendered in the Offer may not be traded. MorphoSys ADSs that are tendered in the Offer and the MorphoSys Shares represented thereby will be blocked until the Offer is consummated or terminated or the tendered ADSs are withdrawn.

Publications:	The Offer Document, the publication of which was permitted by BaFin on 11 April 2024, is published on 11 April 2024 in German by way of (i) announcement on the internet at www.novartis.com/investors/morphosys-acquisition and (ii) keeping available copies of the Offer Document free of charge at Deutsche Bank Aktiengesellschaft, TAS, Post-IPO Services, Taunusanlage 12, 60325 Frankfurt am Main, Germany (requests to obtain a copy of the Offer Document to be made via e-mail to dct.tender-offers@db.com or by fax to +49 69 910 38794 indicating a valid mailing address). The announcement about keeping available copies of the Offer Document free of charge in the Federal Republic of Germany and the internet address at which the publication of the Offer Document occurs will be published on 11 April 2024 in the German Federal Gazette (Bundesanzeiger).
In the United States, the corresponding announcement will be made in The New York Times (U.S. Edition). In addition, the Bidder intends to mail the English translation of the Offer Document to all MorphoSys ADS Holders.
Further, the Offer Document is published by including an English language version of the Offer Document as part of the Schedule TO (as defined in Sec. 1.5 of the Offer Document). The English language version of the Offer Document, which has not been reviewed by BaFin, has also been made available at www.novartis.com/investors/morphosys-acquisition.

All announcements and publications in relation to the Offer required under the WpÜG are published on the internet at www.novartis.com/investors/morphosys-acquisition (in German together with an English translation).
Announcements and publications in relation to the Offer required under the WpÜG are also published in German in the German Federal Gazette (Bundesanzeiger). In addition, the Schedule TO (as defined in Sec. 1.5 of the Offer Document) that the Bidder and Novartis AG have filed with the SEC, of which the Offer Document forms a part, exhibits to the Schedule TO and other information that the Bidder has filed electronically with the SEC may be obtained free of charge at the SEC’s website at https://www.sec.gov/edgar/browse/?CIK=11144485, at the Bidder’s website at www.novartis.com/investors/morphosys-acquisition or by contacting the Bidder’s investor relations department at the telephone number +41 61 324 7944.

Settlement:
With regard to the Tendered MorphoSys Shares, payment of the Offer Price will be effected without undue delay, at the latest on the fourth (4th) Banking Day after publication of the tender results after the end of the Acceptance Period pursuant to Sec. 23 para. 1 no. 2 WpÜG, in accordance with Sec. 13.1.5 of the Offer Document and subject to the timely fulfillment of the Offer Conditions set out in Sec. 12.1 of the Offer Document, unless the Bidder has previously effectively waived the relevant Offer Condition pursuant to Sec. 21 para. 1 sentence 1 no. 4 WpÜG.
With regard to the Subsequently Tendered MorphoSys Shares, payment of the Offer Price will be effected without undue delay, at the latest on the fourth (4th) Banking Day after publication of the tender results after the end of the Additional Acceptance Period

5
Last accessed on 11 April 2024.

pursuant to Sec. 23 para. 1 no. 3 WpÜG, in accordance with Sec. 13.1.7 of the Offer Document.
Settlement of MorphoSys Shares represented by MorphoSys ADSs
The Bidder shall, with respect to the MorphoSys Shares represented by MorphoSys ADSs properly tendered for sale during the Acceptance Period and not validly withdrawn, pay the Offer Price to the ADS Tender Agent’s cash account in Germany via Clearstream without undue delay, however no later than on the fourth (4th) Banking Day, following the publication of the tender results pursuant to Sec. 23 para. 1 no. 2 WpÜG after the expiration of the Acceptance Period.
The Bidder shall, with respect to the MorphoSys Shares represented by MorphoSys ADSs properly tendered for sale during the Additional Acceptance Period, pay the Offer Price to the ADS Tender Agent’s cash account in Germany via Clearstream without undue delay, however no later than on the fourth (4th) Banking Day, following the publication of the tender results pursuant to Sec. 23 para. 1 no. 3 WpÜG after the expiration of the Additional Acceptance Period.
Upon crediting of the Offer Price to the ADS Tender Agent’s cash account in Germany via Clearstream, the Bidder will have fulfilled its obligation to pay the Offer Price with respect to the MorphoSys Shares represented by MorphoSys ADSs properly tendered for sale. It is the ADS Tender Agent’s responsibility to transfer without undue delay the Offer Price to the MorphoSys ADS Holders that tendered into the Offer. For details see Sec. 13.3 of the Offer Document.

Certain U.S. Federal Income Tax Considerations
The receipt of the Offer Price in respect of MorphoSys Securities pursuant to the Offer will generally be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or non-U.S. income or other tax laws.
All MorphoSys Securityholders are urged to consult their tax advisors as to the particular tax consequences to them of the Offer.
See Sec. 20.1 and 13.3.7 of the Offer Document for a more detailed discussion of certain U.S. federal income tax considerations that may be relevant to tendering MorphoSys Securityholders.

Certain German Tax Consequences
The receipt of the Offer Price in respect of MorphoSys Securities pursuant to the Offer will typically be a taxable transaction for German income tax purposes and may also be a taxable transaction under applicable non-German tax laws.
All MorphoSys Securityholders are urged to consult their own tax advisors as to the particular tax consequences to them of the Offer.
See Sec. 20.2 of the Offer Document for a more detailed discussion of material German tax consequences for tendering MorphoSys Securityholders.

4.
OFFER

4.1
Offer Price

Subject to the terms and conditions set forth in the Offer Document, the Bidder hereby offers to acquire all MorphoSys Shares (including all MorphoSys Shares represented by MorphoSys ADSs) not held directly by the Bidder (ISIN DE0006632003) against payment of a cash consideration in the total amount of
EUR 68.00
per MorphoSys Share
(the “Offer Price”).
The Offer Price per MorphoSys Share applies to all MorphoSys Shares including all ancillary rights existing at the time of the settlement of the Offer, in particular the right to receive dividends.
4.2
Acceptance of the Offer

MorphoSys Shareholders may accept the Offer as is set out in detail in Sec. 13.1 of the Offer Document. MorphoSys ADS Holders may accept the Offer by (i) surrendering their MorphoSys ADSs to receive MorphoSys Shares as is set out in detail in Sec. 13.2 of the Offer Document or (ii) by instructing the ADS Tender Agent to tender the MorphoSys Shares underlying their MorphoSys ADSs in the Offer as is set out in detail in Sec. 13.3 of the Offer Document.
4.3
Settlement of the Offer

With respect to the Tendered MorphoSys Shares (as defined in Sec. 3 of the Offer Document), the settlement of the Offer will occur as is set out in detail in Sec. 13.1 of the Offer Document without undue delay following, but in any event no later than on the fourth (4th) Banking Day following the publication of the tender results after the end of the Acceptance Period pursuant to Sec. 23 para. 1 no. 2 WpÜG (i.e., on 23 May 2024 subject to any extension of the Acceptance Period).
With respect to the Subsequently Tendered MorphoSys Shares (as defined in Sec. 3 of the Offer Document), the settlement of the Offer will occur as is set out in detail in Sec. 13.1 of the Offer Document without undue delay following, but in any event no later than on the fourth (4th) Banking Day following the publication of the tender results after the end of the Additional Acceptance Period pursuant to Sec. 23 para. 1 no. 3 WpÜG (i.e., on 10 June 2024 subject to any extension of the Acceptance Period).
5.
ACCEPTANCE PERIOD

5.1
Duration of the Acceptance Period

The period for acceptance of the Offer for the MorphoSys Shares (including MorphoSys Shares represented by MorphoSys ADSs) begins upon publication of the Offer Document on 11 April 2024. It ends on
13 May 2024,
24:00 hours Frankfurt am Main local time and
18:00 hours New York local time, respectively.
5.2 Extension of the Acceptance Period
In the circumstances set out below, the period for acceptance of the Offer will in each case be extended automatically as follows:
(a)
The Bidder may amend the Offer until one business day (Arbeitstag) in the Federal Republic of Germany before expiry of the Acceptance Period in accordance with Sec. 21 WpÜG. In the event of an amendment of the Offer pursuant to Sec. 21 WpÜG, the Acceptance Period pursuant to

Sec. 5.1 of the Offer Document will be automatically extended by two (2) weeks if publication of the amended Offer occurs within the last two (2) weeks before expiry of the Acceptance Period (Sec. 21 para. 5 WpÜG). In that event, the Acceptance Period will be extended until 27 May 2024, 24:00 hours Frankfurt am Main local time / 18:00 hours New York local time. This applies even if the amended Offer violates statutory provisions.
(b)
If a competing offer is launched by a third party in accordance with Sec. 22 para. 1 WpÜG (a “Competing Offer”) during the Acceptance Period and if the Acceptance Period expires prior to expiry of the acceptance period of the Competing Offer, the Acceptance Period will automatically be extended to correspond to the expiry of the acceptance period of the Competing Offer (Sec. 22 para. 2 WpÜG). This applies even if the Competing Offer is amended or prohibited or violates statutory provisions.

(c)
If a general meeting (Hauptversammlung) of MorphoSys is convened in connection with the Offer following publication of the Offer Document, the Acceptance Period will be extended to ten (10) weeks beginning with publication of the Offer Document in accordance with Sec. 16 para. 3 WpÜG (i.e., until 20 June 2024, 24:00 hours Frankfurt am Main local time / 18:00 hours (New York local time).

The period for acceptance of the Offer, including all extensions of such period resulting from provisions of the WpÜG (but excluding the Additional Acceptance Period as defined in Sec. 5.3 of the Offer Document) is referred to as the “Acceptance Period” in the Offer Document.
The Bidder will publish any extension of the Acceptance Period in accordance with Sec. 22 of the Offer Document. With regard to the right of withdrawal in the event of an amendment to the Offer or the launch of a Competing Offer, please refer to Sec. 17 of the Offer Document.
On 9 April 2024, the Bidder has obtained relief from the requirements of Rule 14e-1(b) under the U.S. Exchange Act from the Staff in order to permit the extension of the period for acceptance in compliance with German Takeover Rules by two weeks and not by ten U.S. Working Days in case of an amendment to the Offer (see Sec. 21 of the Offer Document for further details).
5.3
Additional Acceptance Period

Pursuant to Sec. 16 para. 2 WpÜG, MorphoSys Securityholders that have not accepted the Offer within the Acceptance Period may still accept the Offer within two weeks after publication of the results of the Offer by the Bidder according to Sec. 23 para. 1 sentence 1 no. 2 WpÜG (the “Additional Acceptance Period”), provided that none of the Offer Conditions set forth in Sec. 12.1 of the Offer Document have ultimately lapsed (endgültig ausgefallen) as at the end of the Acceptance Period and such Offer Condition has not been effectively waived by the Bidder in advance. After the end of the Additional Acceptance Period, the Offer cannot be accepted anymore, provided that any put rights pursuant to Sec. 39c WpÜG if the Bidder were to achieve a shareholding of at least 95% in MorphoSys following the completion of the Takeover as further described in Sec. 16 para. (i) of the Offer Document shall remain unaffected.
Subject to an extension of the Acceptance Period in accordance with Sec. 5.2 of the Offer Document, the Additional Acceptance Period is expected to begin on 17 May 2024 and expire on 30 May 2024, 24:00 hours Frankfurt am Main local time / 18:00 hours New York local time. The Bidder points out that the Additional Acceptance Period is a period stipulated by law.
6.
DESCRIPTION OF THE BIDDER, ITS SHAREHOLDER STRUCTURE AND NOVARTIS

6.1
Legal basis and capital structure of the Bidder

The Bidder is a stock corporation (Aktiengesellschaft) established under the laws of Switzerland with registered office in Basel, Switzerland and being registered with the commercial register office (Handelsregisteramt) of the Canton of Basel-City under company number CHE-477.907.492. On the date of the announcement of the Bidder’s decision to launch the Offer pursuant to Sec. 10 para. 1 sentence 1, para. 3 WpÜG in conjunction with Secs. 29, 34 WpÜG, the Bidder was registered under the name “Novartis data42 AG”. Since the amendment to the Bidder’s articles of association on 5 February 2024, it is now registered under the name “Novartis BidCo AG”, as published in the Swiss Official Gazette of Commerce (Schweizerisches Handelsamtsblatt) on 9 February 2024. The current business address of the Bidder is Lichtstrasse 35, 4056 Basel, Switzerland (tel. +41 61 324 1111). The share capital of the Bidder amounts to CHF 100,000.00 which is divided into 100,000 registered shares. The corporate purpose of the Bidder includes, inter alia, to acquire, hold and manage participations of any kind.
6.2
Governing body

The following section lists the names, positions as well as current and material mandates during the past five years of current members of the Bidder’s board of directors (Verwaltungsrat).
Daniel Andreas Weiss
Chair since February 2024 | Nationality: Swiss
Daniel Andreas Weiss, CFA, first joined Novartis in 1999 as a portfolio manager and has held positions of increasing responsibility since, including Head of Capital Markets and Deputy Group Treasurer.
Professional experience
•
Global Head Treasury of Novartis (since March 2021)

Education
•
Licentiatus rerum politicarum (Master’s Degree in Economics and Business Administration), University of Basel, Switzerland

Bertrand Richard René Bugnon
Board member since February 2024 | Nationality: Swiss/Italian
Bertrand Richard René Bugnon first joined Novartis in 1997 and has since served in various senior management positions, including most recently as Country Chief Financial Officer Switzerland.
Professional experience
•
Head International Treasury of Novartis (since February 2022)

Education
•
Doctor rerum politicarum, Economy, University of Fribourg, Switzerland

Christian Rehm, Ph.D.
Board member since February 2024 | Nationality: Swiss
Christian Rehm, Ph.D., first joined Novartis in November 2010 as Head Capital Markets Legal.
Professional experience
•
Head Corporate and Finance Legal of Novartis (since May 2015)

•
Lecturer for capital markets law at the University of St. Gallen, Switzerland (since September 2011, located at Dufourstrasse 50, 9000 St. Gallen, Switzerland)

Education
•
Licentiatus iuris (lic. iur.) degree, University of Zurich, Switzerland

•
Doctorate in law (Ph.D.), University of Zurich, Switzerland

•
Master of Laws (LL.M.), University of California, Davis Law School, United States

•
Executive MBA degree, University of St. Gallen, Switzerland

•
Bar examination, Switzerland

6.3
Bidder’s shareholder structure

6.3.1
Direct shareholding in the Bidder

The sole shareholder of the Bidder is Novartis Pharma AG, a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland, with registered office at Lichtstrasse 35, 4056 Basel, Switzerland, (tel. +41 61 324 1111) registered with the commercial register office (Handelsregisteramt) of the Canton of Basel-City under company number CHE-106.052.527 (“Novartis Pharma”).
The following section lists the names, positions as well as current and material mandates during the past five years of current members of Novartis Pharma’s board of directors.
Joerg Reinhardt, Ph.D.
Chair since 2013 | Nationality: German
For more information on Joerg Reinhardt, see his full biography below under “Novartis AG” below.
Karen L Hale
Board member since 2021 | Nationality: American
Prior to joining Novartis, Karen Hale held a succession of senior roles from 2013 through 2021 at AbbVie Inc., including vice president, deputy general counsel and chief ethics and compliance officer.
Professional experience
•
Chief Legal Officer of Novartis (since May 2021)

•
Vice-President, Deputy General Counsel of AbbVie Inc., US (from January 2019 to May 2021, located at 1 N. Waukegan Road North Chicago, 60064 Illinois; the principal business of which is pharmaceutical research and development)

Education
•
Bachelor’s degree in economics, Duke University, United States

•
Juris Doctor (J.D.), William & Mary Law School, United States

•
Bar examination, Illinois and Virginia

Harry Kirsch
Board member since 2013 | Nationality: German/Swiss
Harry Kirsch first joined Novartis in 2003 as Head Financial Global Primary Care. He became CFO of Novartis Pharma Europe in 2008 and CFO of the former Novartis Pharmaceuticals Division in 2010.
Professional experience
•
Chief Financial Officer of Novartis (since 2013)

Education
•
Diploma degree in industrial engineering and economics, University of Karlsruhe, Germany

6.3.2
Indirect shareholding in the Bidder

The sole shareholder of Novartis Pharma AG, and group parent company is Novartis AG, a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland, with registered office at

Lichtstrasse 35, 4056 Basel, Switzerland (tel. +41 61 324 1111), registered with the commercial register office (Handelsregisteramt) of the Canton of Basel-City under company number CHE-103.867.266 (“Novartis AG” and together with its direct and indirect subsidiaries, “Novartis”). Novartis AG is a publicly listed company whose stock trades on the SIX Swiss Exchange under the ticker symbol “NOVN” and on the New York Stock Exchange in the form of American Depositary Shares under the ticker symbol “NVS”. Novartis AG is not controlled by any of its shareholders.
The following section lists the names, positions and current and material mandates during the past five years of current members the Novartis AG board of directors (Verwaltungsrat).
Joerg Reinhardt, Ph.D.
Chair since 2013 | Chair of the Science & Technology Committee | Nationality: German
In the Bidder’s opinion, Joerg Reinhardt is a proven expert of the healthcare industry whose career spans nearly 40 years. After receiving his doctorate in pharmaceutical sciences, Mr. Reinhardt joined Sandoz Pharma Ltd., a predecessor to Novartis, in 1982. He held a number of senior leadership positions at Novartis, including Chief Operating Officer and Head of the Vaccines and Diagnostics Division. Additionally, he led Bayer HealthCare AG as chair of the board of management and the executive committee from 2010 to 2013.
Mandates
•
Senate member, Helmholtz Association of German Research Centers, Germany (current mandate, located at Spreepalais am Dom Anna-Louisa-Karsch-Straße 2 10178 Berlin, Germany, the principal business of which is scientific research)

•
Chair of the board of trustees, Institute of Molecular and Clinical Ophthalmology Basel (IOB), Switzerland (current mandate, located at Mittlere Strasse 91, CH-4031 Basel, Switzerland, the principal business of which is ophthalmological research)

•
Chair of the board of trustees, Novartis Foundation, Switzerland (since 2012, located at Lichtstrasse 35 4056 Basel Switzerland, the principal business of which is a not-for-profit effort to address the world’s most pressing health challenges)

•
Board member, Swiss Re AG, Switzerland (since 2017, located at Mythenquai 50, 8002 Zurich, Switzerland, the principal business of which is reinsurance)

Education
•
Doctorate in pharmaceutical sciences, Saarland University, Germany

Simon Moroney, D.Phil.
Vice-Chair since 4 March 2022 | Independent Non-Executive Director | Chair of the Compensation Committee | Science & Technology Committee Member | Board member since 2020 | Nationality: German/New Zealander
As co-founder and CEO of MorphoSys AG, in the Bidder’s opinion, Simon Moroney played a central role in establishing the company as a force in the field of therapeutic antibodies, with one of the broadest pipelines of drug candidates in the industry. Mr. Moroney holds both a doctorate and a Master’s degree in chemistry.
Professional experience
•
Co-founder and CEO, MorphoSys AG, Germany (from 1992 to 2019, the principal business of which is biopharmaceuticals)

Mandates
•
Chair of the board of directors and the remuneration and nomination committee, Biotalys NV, Belgium (current mandate, located at Buchtenstraat 11, 9051 Gent, Belgium, the principal business of which is biotechnologies)

Education
•
Doctorate in chemistry, University of Oxford, UK

•
Master’s degree in chemistry, University of Waikato, New Zealand

Nancy C. Andrews, M.D., Ph.D.
Independent Non-Executive Director | Risk Committee Member | Science & Technology Committee Member | Board member since 2015 | Nationality: American/Swiss
Nancy C. Andrews has extensive experience as a physician, scientist, professor and senior administrator at leading academic institutions and hospitals. Her distinguished career spans more than 30 years, with leadership roles at both Harvard Medical School and the Duke University School of Medicine. Since 2023, Dr. Andrews is professor in residence of pediatrics at Harvard Medical School and is credited with conducting research that led to advances in understanding iron biology and iron diseases.
Professional experience
•
Professor in residence of pediatrics, Harvard Medical School, US (from 2023, located at 25 Shattuck St, Boston, MA 02115)

•
Executive vice president and chief scientific officer, Boston Children’s Hospital, US (from 2021, located at 300 Longwood Ave, Boston, MA 02115)

•
Dean emerita, Duke University School of Medicine, and vice chancellor emerita for academic affairs, Duke University, US (from 2017, located at Duke University Medical Center Greenspace, Durham, NC 27710)

•
Professor of pediatrics, pharmacology and cancer biology, Duke University, US (from 2007 to 2021, located at 2138 Campus Drive, PO Box 90586, Durham, NC 27708)

Mandates
•
Board member, Maze Therapeutics Inc., US (current mandate, located at 171 Oyster Point Blvd, Suite 300, South San Francisco, CA 94080, the principal business of which is genetic research)

•
Board member and chair of the science and technology committee, Charles River Laboratories International Inc., US (current mandate, located at 251 Ballardvale St, Wilmington, MA, 01887, the principal business of which is pharmaceuticals)

•
Home secretary (since July 2023) and council member, National Academy of Sciences, US (located at: 500 Fifth St., N.W., Washington, D.C. 20001, the principal purpose of which is the promotion of the sciences)

•
Former council member (from 2013 to 2019) and member, National Academy of Medicine, US (located at 500 5th Street NW, Washington, DC 20001, the principal purpose of which is supporting those in the health and medical fields)

•
Fellow (since April 2007) and former chair (from 2017 to 2023), American Academy of Arts and Sciences, US (located at 136 Irving Street, Cambridge, MA 02138, the principal purpose of which is providing scholarship in the arts and sciences)

•
Member of the executive committee of the corporation, Massachusetts Institute of Technology, US (from 2019 to 2022, 77 Massachusetts Avenue, Cambridge MA 02139, the principal business of which is to make decisions for MIT)

•
Member of the scientific management review board, National Institutes of Health, US (from 2014 to 2019, located at 9000 Rockville Pike, Bethesda, Maryland 20892, the principal purpose of which is to develop and distribute biomedical and public health research for the U.S. government)

•
Board member and former chair, Burroughs Wellcome Fund, US (from 2011 to 2019, located at 21 T. W. Alexander Drive, Research Triangle Park, NC 27709, the principal purpose of which is independent biomedical research)

Education
•
Doctor of medicine, Harvard Medical School, US

•
Doctorate in biology, Massachusetts Institute of Technology, US

•
Master’s and bachelor’s degrees in molecular biophysics and biochemistry, Yale University, US

Ton Buechner
Independent Non-Executive Director | Chair of the Risk Committee | Audit and Compliance Committee Member | Board member since 2016 | Nationality: Dutch/Swiss
Ton Buechner is an engineer by training who started his career in the oil and gas construction industry.
Professional experience
Before becoming the CEO of Sulzer AG, he held several divisional leadership roles at the company and worked in markets including Asia. Mr. Buechner most recently served as CEO and chair of the executive board of AkzoNobel NV, where he introduced, in the Bidder’s opinion, industry-leading ESG policies.
Mandates
•
Chair of the board of directors and the sustainability committee, Swiss Prime Site AG, Switzerland (current mandate, located at Alpenstrasse 15, CH-6300 Zug, Switzerland, the principal business of which is real estate)

•
Chair of the board of directors and the strategy and sustainability committee, Burckhardt Compression AG, Switzerland (current mandate, located at Franz-Bruckhardt-Strasse 5, P.O. Box 3352, CH-8404 Winterthur, Switzerland; tel.: +41 52 261 55 00, the principal business of which is compression solutions)

•
Member of advisory committee to the Ministry of Economic Affairs and Climate Policy (“Adviescommissie Maatwerkafspraken Verduurzaming Industrie”), Netherlands (current mandate, located at Bezuidenhoutsweg 73, 2594 AC The Hague, Netherlands, the principal business of which is advising on economic affairs and climate policy)

•
Member of the presidential and shareholder committees (from 2014 to 2020) and member of the supervisory board (from 2014 to 2018), Voith GmbH & Co. KGaA, Germany, located at St. Pöltener Straße 43, 89522 Heidenheim, Germany, the principal business of which is mechanical engineering

Education
•
Master of business administration, IMD business school, Switzerland

•
Master’s degree in civil engineering, Delft University of Technology, Netherlands

Patrice Bula
Lead Independent Director since 4 March 2022 | Chair of the Governance, Sustainability and Nomination Committee | Member of the Compensation Committee | Board member since 2019 | Nationality: Swiss
Patrice Bula has 40 years of global management experience and is, in the Bidder’s opinion, a leader in the consumer goods industry across established and emerging markets. He has served in various senior roles at Nestlé SA, including as general manager of its businesses in China, Germany and South Africa. Most recently, he successfully led the Nestlé Group’s brand strategies, digital marketing transformation and Nespresso business.
Professional experience
•
Executive vice president and head of strategic business units, marketing, sales and Nespresso, Nestlé SA, Switzerland (from 2011 to 2021, located at Avenue Nestlé 55, 1800 Vevey, Switzerland; tel.: +41 21 924 1111), the principal business of which is manufacturing and marketing food products)

Mandates
•
Chair, Froneri Lux Topco Sarl, Luxembourg (current mandate, located at 19, rue de Bitbourg, 1273 Luxembourg, Luxembourg, the principal business of which is ice cream and frozen foods)

•
Board member and vice chair, Schindler AG, Switzerland (current mandate, located at Seestrasse 55, 6052 Hergiswil, Switzerland, the principal business of which is manufacturing and installing elevators, escalators and moving walkways)

•
Board member and chair of the ESG committee, New Tiger LLC, US (current mandate, located at 433 West Van Buren Street Chicago, IL 60607, the principal business of which is consumer beverages)

•
Co-chair (2020 from to 2021) and board member (from 2015 to 2021), Cereal Partners Worldwide SA, Switzerland (Nestlé representative) (located at Avenue de la Gottaz 36 Case Postale 2184 Morges, 1110 Switzerland, the principal business of which is producing and selling ready-to-eat breakfast cereals)

•
Board member, Froneri Lux Topco Sarl, Luxembourg (Nestlé representative) (from 2016 to 2020)

•
Board member, Bobst Group SA, Switzerland (from 2017 to 2019, located at Case Postale Lausanne, 1001 Switzerland, the principal business of which is manufacturing printing presses and packaging producing machinery)

•
Chair, Blue Bottle Coffee Inc., US (Nestlé representative) (from 2017 to 2019, located at 476 9th Street, Oakland, CA 94607, the principal business of which is coffee roasting and retail)

•
Chair, Nestlé Nespresso SA, Switzerland (Nestlé representative) (from 2011 to 2019, located at Route du Lac 3, 1094 Paudex, Switzerland), the principal business of which is coffee capsules and machines)

•
Board member, Hsu Fu Chi Food Companies, China (Nestlé representative) (from 2011 to 2019, located at Zhouwu Industrial District Dongcheng Dongguan, 523118 China, the principal business of which is manufacturing sweet foods)

Education
•
Program for executive development, IMD business school, Switzerland

•
Master’s degree in economic sciences, HEC Lausanne, Switzerland

Elizabeth (Liz) Doherty
Independent Non-Executive Director | Chair of the Audit and Compliance Committee | Risk Committee Member | Audit Committee Financial Expert | Board member since 2016 | Nationality: British/Irish
Elizabeth (Liz) Doherty is an expert in finance and accounting who has broad operational experience in international consumer and retail businesses.
Professional experience
She began her career in internal audit at Unilever PLC and has held senior finance and accounting roles there and at other companies including Tesco PLC and Reckitt Benckiser Group PLC.
Mandates
•
Board member and chair of the audit committee, Corbion NV, Netherlands (current mandate, located at Piet Heinkade 127 1019 GM, Amsterdam, Netherlands, the principal business of which is lactic acid food preservation solutions)

•
Member of the supervisory board and chair of the audit committee, Royal Philips NV (current mandate located at Amstelplein 2, 1096 BC Amsterdam, Netherlands, the principal business of which is healthcare technology)

•
Advisor, Affinity Petcare SA and GB Foods SA, Spain (from 2017 to 2023, located at Placa Europa 42, 08902 Hospitalet de Llobregat, Barcelona, Spain, the principal business of which is pet food and food supplies, respectively)

•
Board member, Dunelm Group PLC, UK (from 2013 to 2019, located at Watermead Business Park, Syston, Leicestershire LE7, United Kingdom 1AD, the principal business of which is to sell home furnishings)

•
Board member, HM Courts & Tribunals Service, UK (from 2015 to 2019, located at 102 Petty France, London SW1, United Kingdom, the principal responsibility of which is the administration of criminal, civil and family courts and tribunals in England and Wales)

•
Board member, Ministry of Justice, UK (from 2015 to 2019, located at 102 Petty France, London SW1, United Kingdom, the principal responsibility of which is the UK justice system)

Education
•
Fellow, Chartered Institute of Management Accountants, UK

•
Bachelor’s degree in liberal studies in science (physics), University of Manchester, UK

Bridgette Heller
Independent Non-Executive Director | Audit and Compliance Committee Member | Compensation Committee Member | Governance, Sustainability and Nomination Committee Member | Board member since 2020 | Nationality: American
Bridgette Heller has proven experience in the standalone divisions of companies such as Johnson & Johnson, Merck & Co. Inc. and Danone SA, and has served on the audit committees of ADT Corp. and Tech Data Corp. During her career, she has overseen the performance of CFOs and made decisions on strategic R&D priorities. Ms. Heller is, in the Bidder’s opinion, an advocate for diversity, equity and inclusion, and travelled globally to reinforce Danone’s commitment to infant and maternal health, inclusive diversity, an equitable workforce for women, and sustainable communities. She is co-founder and CEO of the Shirley Proctor Puller Foundation, an education and youth empowerment nonprofit, and devotes much of her time to strengthening education and sustainability in an underserved community in the US.
Professional experience
•
Co-founder and CEO, Shirley Proctor Puller Foundation, US (from 2019, located at 4133 Cortez Way, South St. Petersburg, FL 33712, the principal business of which is advocating for student literacy)

•
EVP and president of specialized nutrition, Danone SA, Netherlands (from 2017 to 2019, located at 17, boulevard Haussmann 75009 Paris, France, the principal business of which is food products)

•
EVP of early life nutrition, Danone SA, Netherlands (from 2016 to 2019, located at 17, boulevard Haussmann 75009 Paris, France, the principal business of which is food products)

Mandates
•
Board member, Integral Ad Science Inc., US (current mandate, located at 12 E 49th St Floor 20, New York, New York 10017, US, the principal business of which is digital advertising)

•
Board member, Aramark, US (current mandate, located at 2400 Market Street, Philadelphia, PA, 19103, the principal business of which is food services)

•
Board member, Dexcom Inc., US (current mandate, located at 6340 Sequence Drive, San Diego, CA, 92121, the principal business of which is glucose monitoring systems)

•
Board member, Newman’s Own Inc., US (current mandate, located at 1 Morningside Drive, North Westport, CT 06880, the principal business of which is food services)

•
Member of the board of trustees, Northwestern University, US (current mandate, located at 633 Clark Street, Evanston, IL 60208, the principal business of which is education)

•
Member of the advisory board, Kellogg School of Management at Northwestern University, US (current mandate)

•
Board member, Shirley Proctor Puller Foundation, US (current mandate, located at 4133 Cortez Way, South St. Petersburg, FL 33712, the principal business of which is advocating for student literacy)

•
Board member, Newman’s Own Foundation, US (current mandate, located at 1 Morningside Drive, North Westport, CT 06880, the principal business of which is food services)

•
Board member, Tech Data Corp., US (from 2016 to 2020, located at 5350 Tech Data Drive, Clearwater, FL 33760, the principal business of which is IT products)

Education
•
Master’s degree in marketing and management policy, Kellogg School of Management at Northwestern University, US

•
Bachelor’s degree in economics and computer studies, Northwestern University, US

Daniel Hochstrasser
Independent Non-Executive Director | Audit and Compliance Committee Member | Governance, Sustainability and Nomination Committee Member | Board member since 4 March 2022 | Nationality: Swiss
Daniel Hochstrasser is an independent dispute resolution specialist practicing in Zurich, Switzerland. Until the end of 2022, he has been leading Bär & Karrer’s arbitration practice for 15 years. He frequently represented parties in complex disputes arising from matters such as M&A transactions, industrial and infrastructure projects, and license, distribution and development agreements, particularly in the pharmaceutical industry. In addition, he led the firm as senior partner from 2011 until 2021. He has published extensively on arbitration and litigation, and lectures at the University of Zurich and the University of St. Gallen in Switzerland.
Professional experience
•
Attorney-at-law, Daniel Hochstrasser AG, Switzerland (since January 2023, located at Schulhausstrasse 42, 8002 Zurich, Switzerland, the principal business of which is legal services)

•
Attorney-at-law and partner, Bär & Karrer AG, Switzerland (from 1993 to December 2022, located at Brandschenkestrasse 90 CH-8002 Zurich, Switzerland, the principal business of which is legal services)

•
Senior partner and chair of the board of directors, Bär & Karrer AG, Switzerland (from 2011 to 2021)

Mandates
•
Chair of the board of directors, Daniel Hochstrasser AG, Switzerland (current mandate)

•
Member (from 2015 to 2021) and vice president (since 2021), ICC Court of Arbitration, France (current mandate, located at 33-43 avenue du President Wilson, 75116 Paris, France, the principal business of which is legal services)

•
Member of the Ethics Court, Zurich Bar Association, Switzerland (since 2004, located at Kasinostrasse 2, Postfach, 8401 Winterhur, Switzerland, the principal business of which is legal services)

•
Board member, Finland Arbitration Institute, Finland (since 2020, located at P.O. Box 1000 FI-00101 Helsinki, Finland (Alvar Aallon katu 5 C), the principal business of which is legal services)

•
Chair of the board of directors, Bär & Karrer AG, Switzerland (from 2011 to 2021)

Education
•
Master of laws (LL.M.), Cornell Law School, US

•
Bar examination, Switzerland

•
Licentiatus iuris, University of Zurich, Switzerland

Frans van Houten
Independent Non-Executive Director | Audit and Compliance Committee Member | Science & Technology Committee Member | Board member since 2017 | Nationality: Dutch
Frans van Houten is, in the Bidder’s opinion, passionate about purpose-driven innovation, entrepreneurship and business transformation to drive customer value and competitiveness. Under his leadership as CEO of Royal Philips, the company transformed into a leading health technology solutions company, leveraging data and informatics to improve healthcare provider results, and became, in the Bidder’s opinion, a forerunner across ESG dimensions, having become carbon neutral in its operations since 2020 and recycling over 90% of its waste. Mr. van Houten was an initiator of the World Economic Forum Compact for Responsive and Responsible Leadership as well as founder and co-chair of the Platform to Accelerate the Circular Economy.
Professional experience
•
Advisor, Royal Philips NV, Netherlands (from October 2022 to April 2023)

•
CEO and chair of the executive committee and the board of management, Royal Philips NV, Netherlands (from 2011 to October 2022)

Mandates
•
Member of the supervisory board, Affidea Group, Netherlands (current mandate, located at Zuid Hollandlaan 72596 AL The Hague, Netherlands, the principal business of which is medical services)

•
Board member, Absci Corporation, US (current mandate, located at 18105 SE Mill Plain Boulevard, Vancouver, WA 98683, the principal business of which is generative AI drug creation)

•
Board member, Synthesis Health Inc. US (current mandate, located at 23501 Cinco Ranch Boulevard, STE H120 PMB 662, Katy, TX 77494, the principal business of which is health imaging)

•
Chair, Castor EDC, Netherlands (current mandate, located at Fred. Roeskestraat 115, 1076 EE Amsterdam, Netherlands, the principal business of which is a clinical trials platform)

•
Member of the steering committee, European Round Table for Industry (ERT), Belgium (from 2014 to November 2022, located at Boulevard Brand, Whitlocklaan 165, 1200 Brussels, Belgium, the principal business of which is promoting competitiveness and prosperity in Europe)

•
Vice chair and member of the supervisory board, Philips Lighting, Netherlands (from 2016 to 2017, located at High Tech Campus 7, 5656 AE Eindhoven, Netherlands, the principal business of which is lighting)

Education
•
Master’s degree in economics and business management, Erasmus University Rotterdam, Netherlands

•
Bachelor’s degree in economics, Erasmus University Rotterdam, Netherlands

Ana de Pro Gonzalo
Independent Non-Executive Director | Audit and Compliance Committee Member | Risk Committee Member | Board member since 4 March 2022 | Nationality: Spanish
Since starting her career at Arthur Andersen, Ana de Pro Gonzalo has worked across a variety of industries, ranging from construction and real estate to engineering and telecommunications. With deep expertise in finance, capital markets and technology, she has held executive positions at several multinational companies. Most recently, she spent 10 years as chief financial officer of Amadeus IT Group, a leading software provider for the global travel and tourism industry.
Professional experience
•
Chief Financial Officer, Amadeus IT Group SA, Spain (from 2010 to 2020, located at Salvador de Madariaga 1, 28027 Madrid, Spain, the principal business of which is global travel and tourism technology)

Mandates
•
Member of the supervisory board and chair of the Audit Committee, STMicroelectronics NV, Netherlands (current mandate, located at WTC Schiphol Airport, Schiphol Boulevard 265, Schiphol Airport, Netherlands, 1118BH, the principal business of which is semiconductor technology)

•
Board member, Mobico Group PLC, UK (since 2019, located at National Express House, Mill Lane, Digbeth, Birmingham, UK B5 6DD, the principal business of which is sustainable mobility solutions)

•
Board member, Indra Sistemas SA, Spain (from 2020 to 2022, located at Avenida de Bruselas, 35, Alcobendas, Madrid, the principal business of which is providing proprietary solutions in the transport and defence markets)

Education
•
General management program (PDG), IESE Business School, Spain

•
Bachelor’s degree in business studies, Complutense University of Madrid, Spain

Charles L. Sawyers, M.D.
Independent Non-Executive Director | Governance, Sustainability and Nomination Committee Member | Science & Technology Committee Member | Board member since 2013 | Nationality: American
Charles L. Sawyers is, in the Bidder’s opinion, a highly accomplished expert and leader in cancer research. As a physician and prominent scientist, in the Bidder’s opinion, he has a deep understanding of the benefits of drugs for patients and society at large, and the importance of access to medicines. Dr. Sawyers co-developed the Novartis cancer drug Gleevec/ Glivec and has received numerous honors and awards, including the Lasker-DeBakey Clinical Medical Research Award.
Professional experience
•
Chair of the human oncology and pathogenesis program, Memorial Sloan Kettering Cancer Center, US (from 2006, located at 1275 York Avenue, New York, NY 10065, the principal business of which is cancer treatment and research)

•
Professor of medicine, and professor of cell and developmental biology (2011 – present), Weill Cornell Graduate School of Medical Sciences, US (from 2008, located at 1300 York Avenue Box 65, New York, NY 10065, the principal business of which is education)

•
Investigator, Howard Hughes Medical Institute, US (from 2008, located at 4000 Jones Bridge Road, Chevy Chase, MD 20815; the principal business of which is biomedical research)

Mandates
•
Member, National Academy of Medicine, US (current mandate, located at 500 Fifth Street, NW, Washington, DC, the principal business of which is scientific advancement)

•
Member, National Academy of Sciences, US (current mandate, located at 2101 Constitution Ave, NW, Washington, DC, the principal business of which is the promotion of science)

•
Investigator, Howard Hughes Medical Institute, US (current mandate, located at 4000 Jones Bridge Road, Chevy Chase, MD 20815, the principal business of which is biomedical research)

•
Member, National Cancer Advisory Board, US (from 2012 to 2020, located at 9609 Medical Center Drive, Bethesda, MD 20892, the principal business of which is to advise government on issues affecting the United States cancer program)

Education
•
Doctor of medicine, Johns Hopkins University School of Medicine, US

•
Bachelor’s degree, Princeton University, US

William T. Winters
Independent Non-Executive Director | Compensation Committee Member | Governance, Sustainability and Nomination Committee Member | Board member since 2013 | Nationality: British/American
William T. Winters has extensive leadership experience in the financial sector. He began his career at JPMorgan Chase & Co. in 1983 and has held management roles across several market areas and in corporate finance. Mr. Winters founded Renshaw Bay LLP, an alternative asset management firm, and now serves as CEO of Standard Chartered PLC, where he is leading a digital transformation of the global bank.
Professional experience
•
CEO, Standard Chartered PLC, UK (from 2015, located at 1 Basinghall Avenue, London, UK EC2V 5DD, the principal business of which is banking)

Mandates
•
Board member, Standard Chartered Bank PLC, UK (current mandate, located at 1 Basinghall Avenue, London, UK EC2V 5DD, the principal business of which is banking)

Education
•
Master of business administration, Wharton School of the University of Pennsylvania, US

•
Bachelor’s degree in international relations, Colgate University, US

John D. Young
Independent Non-Executive Director | Risk Committee Member | Science & Technology Committee Member | Board member since 7 March 2023 | Nationality: British/American
A scientist by training, John D. Young has over 35 years of experience in the healthcare industry and will bring a wealth of experience in leadership, strategy, business development and commercialization of innovative medicines to the Novartis Board of Directors. He joined Pfizer in 1987 as a sales representative and held positions of increasing seniority across the company, including as a member of Pfizer’s executive leadership team from 2012. As Pfizer’s group president and chief business officer from 2019 until 2022, John also played an integral role in the development and delivery of the Pfizer-BioNTech COVID-19 vaccine.
Professional experience
•
Senior advisor to the CEO, Pfizer, US (from January to June 2022, located at 66 Hudson Boulevard, East New York, NY 10001, the principal business of which is biopharmaceuticals)

•
Group president and chief business officer, Pfizer, US (from 2019 to 2022, located at 66 Hudson Boulevard, East New York, NY 10001, the principal business of which is biopharmaceuticals)

Mandates
•
Board member, Johnson Controls International, Ireland (current mandate, located at Block 9A, Beckett Way, Park West Business Park, Dublin, County Dublin 12, Ireland, the principal business of which is building technology and software services)

•
Board member, Arvinas Inc, US (current mandate, located at 5 Science Park, 395 Winchester Avenue, New Haven, CT 06511, the principal business of which is biotechnology)

•
Board member, Imbria Pharmaceuticals, US (current mandate, located at 265 Franklin Street, Suite 1702, Boston, MA 02116, the principal business of which is pharmaceuticals)

•
Board member, Haleon, UK (from 2022 to February 2023, located at The Heights Building 5, First Floor, The Heights Weybridge, Surrey, UK KT13 0NY, the principal business of which is consumer healthcare)

•
Board member, GSK Consumer Health Joint Venture, UK (from 2019 to 2022, located at GSK House, 980 Great West Road, Brentford, Middlesex, UK TW8 9GS, the principal business of which is consumer healthcare)

•
Board member, Biotechnology Innovation Organization (BIO), US (from 2018 to 2021, located at 1201 New York Avenue NW, Suite 1300m Washington, DC 20005, the principal business of which is biotechnology)

•
US bio-pharmaceutical representative, UK Government Life Sciences Council, UK (from 2007 to 2021, located at 1 Victoria Street, London, UK SW1H 0ET, the principal business of which is advocate for research and the use of technology in healthcare services)

Education
•
Master of business administration, University of Strathclyde, UK

•
Bachelor’s degree in biological sciences, University of Glasgow, UK

During the last five (5) years, none of Novartis AG, Novartis Pharma, the Bidder or, after due inquiry of Novartis AG, Novartis Pharma and the Bidder, any of the persons listed in Secs. 6.2 or 6.3: (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), and/or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining such person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.
The following chart illustrates the current shareholder structure of the Bidder as described above:
6.4
Information about Novartis

Novartis is specialized in the research, development, manufacturing, distribution, and commercialization and sale of innovative medicines, with a focus on four core therapeutic areas: cardiovascular, renal and metabolic; immunology; neuroscience; and oncology, as well as established brands. The consolidated financial statements for the current and prior years are reported as follows:

(a)
Continuing operations

Continuing operations include the research, development, manufacturing, distribution, and commercialization and sale of innovative medicines, with a focus on four core therapeutic areas: cardiovascular, renal and metabolic; immunology; neuroscience; and oncology, as well as established brands.
(b)
Discontinued operations

Discontinued operations include the Sandoz generic pharmaceuticals and biosimilars business (the Sandoz Division) and certain corporate activities attributable to Sandoz’s business, as well as certain expenses related to the spin-off.
During the financial year that ended 31 December 2023, Novartis achieved net sales from continuing operations of USDbn 45.44 (corresponding to approximately EURbn 41.97) and net income from continuing operations amounted to USDbn 8.57 (corresponding to approximately EURbn 7.92) according to the consolidated income statements of Novartis as of and for the financial year ended 31 December 2023 and prepared in accordance with IFRS Accounting Standards as issued by the IASB.
As of 31 December 2023, the number of Novartis’ full-time equivalent employees (FTE) amounted to 76,057.
6.5
Persons acting jointly with the Bidder

The entities set forth in Annex 1 are persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 sentence 3 WpÜG.
The entities listed in Part 1 of Annex 1 are entities controlling the Bidder (“Bidder Parent Companies”).
The entities listed in Part 2 of Annex 1 are (indirect) subsidiaries of Novartis AG and Novartis Pharma, which are not controlling the Bidder, and each of these entities are deemed to be persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 sentence 3 WpÜG. None of the entities listed in Part 2 of Annex 1 actually co-ordinate their conduct with the Bidder, directly or indirectly, with regard to the acquisition of MorphoSys Shares or with regard to their exercise of voting rights resulting from MorphoSys Shares on the basis of an agreement or in any other manner within the meaning of Sec. 2 para. 5 sentence 1 WpÜG.
Beyond this, the Bidder does not have any subsidiaries; therefore, there are no other persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 WpÜG.
6.6
MorphoSys Shares currently held by the Bidder or by persons acting jointly with the Bidder and their subsidiaries; attribution of voting rights

At the time of the publication of the Offer Document, none of the Bidder, persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 WpÜG or their subsidiaries hold MorphoSys Shares or voting rights based on MorphoSys Shares and no voting rights based on MorphoSys Shares are attributable to them pursuant to Sec. 30 WpÜG.
None of the Bidder, persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 WpÜG or their subsidiaries hold, directly or indirectly, voting rights in relation to MorphoSys to be disclosed pursuant to Sec. 38 and/or Sec. 39 German Securities Trading Act (Wertpapierhandelsgesetz) (“WpHG”).
6.7
Information about securities acquisitions

In the six (6) months period prior to the date of the announcement of the Bidder’s decision to launch the Offer pursuant to Sec. 10 para. 1 sentence 1, para. 3 WpÜG in conjunction with Secs. 29, 34 WpÜG until the date of the publication of the Offer Document (i.e., 11 April 2024), none of the Bidder, persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 WpÜG or their subsidiaries acquired or entered into any agreement for the acquisition of MorphoSys Shares. None of the persons listed in Sec. 6.3 of the Offer Document has effected any transaction in respect of any MorphoSys Shares during the sixty (60)-day period preceding the date of the Offer Document.

During the past two (2) years, Novartis AG and MorphoSys have engaged in ordinary course collaboration and global licensing arrangements of certain MorphoSys’ assets. The aggregate value of such transactions during the past two (2) years was approximately USDm 27.7.
Except as set forth in the Offer Document above, there have been no transactions or business relationships that would require reporting under the rules and regulations of the SEC applicable to the Offer between Novartis AG, the Bidder, or any of their Affiliates or — after due inquiry and to the best knowledge and belief of Novartis AG and the Bidder any of the persons listed in Secs. 6.2 or 6.3 of the Offer Document, on the one hand, and MorphoSys or any of its executive officers, members of the management board or supervisory board and/or affiliates (verbundene Unternehmen) within the meaning of German stock corporation law (each a “MorphoSys Affiliate”), on the other hand.
Except as set forth in the Offer Document in Sec. 8.2 of the Offer Document, there have been no contacts, negotiations, or transactions between Novartis AG or any of its subsidiaries or, after due inquiry and to the best knowledge and belief of Novartis AG and Bidder, any of the persons listed in Secs. 6.2 or 6.3 of the Offer Document, on the one hand, and MorphoSys or any MorphoSys Affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer, or other acquisition of any class of MorphoSys’ securities, an election of members of the management board or supervisory board of MorphoSys, or a sale or other transfer of a material amount of assets of MorphoSys during the past two (2) years.
6.8
Possible future acquisitions of MorphoSys Shares

Bidder and its Affiliates or brokers (acting as agents of the Bidder or its Affiliates) may acquire, or make arrangements to acquire, MorphoSys Shares other than in the course of the Offer, via the stock exchange at market prices or outside the stock exchange on negotiated terms during the period in which the Offer remains open for acceptance or afterwards, provided that (i) such acquisitions or arrangements to acquire (if made during the pendency of the Offer) are made outside of the United States; and (ii) such acquisitions or arrangements to acquire comply with the applicable statutory provisions, in particular the WpÜG and, to the extent applicable, the U.S. Offer Rules. This also applies to other securities convertible into, exchangeable for or exercisable for shares of MorphoSys. The Offer Price must be adjusted to any higher purchase price or an additional payment claim in respect of tendered MorphoSys Shares arises in the amount of the difference between the Offer Price and the higher purchase price paid outside the Offer.
To the extent such acquisitions should occur, information about them, including the number and price of the acquired MorphoSys Shares, will be published according to the applicable statutory provisions, especially Sec. 23 para. 2 WpÜG in conjunction with Sec. 14 para. 3 sentence 1 WpÜG, in the German Federal Gazette (Bundesanzeiger) and on the internet at www.novartis.com/investors/morphosys-acquisition.
In addition, the financial advisors of the Bidder may also act in the ordinary course of trading in securities of MorphoSys, which may include purchases or agreements to purchase such securities.
7.
DESCRIPTION OF MORPHOSYS

7.1
Legal basis

MorphoSys is a stock corporation (Aktiengesellschaft) established under the laws of Germany, with registered office in Planegg, Germany, registered with the commercial register of the local court (Amtsgericht) of Munich under HRB 121023. MorphoSys has its statutory seat at Semmelweisstraße 7, 82152 Planegg, Germany.
The statutory purpose of MorphoSys is the identification, research, optimization, development, application, commercialization and marketing and distribution of technologies, processes and products in the field of pharmaceuticals, active pharmaceutical ingredients and corresponding intermediates and the provision of related services. The financial year of MorphoSys is the calendar year.
7.2
Capital structure

7.2.1
Registered share capital, significant shareholders, historic stock exchange prices, Authorized and Conditional Capital

Number of MorphoSys Shares and listings
The share capital registered at the time of the publication of the Offer Document in the commercial register for MorphoSys amounts to EUR 37,655,137.00 and is divided into 37,655,137 no-par value bearer shares, each representing a notional interest in the share capital of EUR 1.00.
According to the publication of the total number of voting rights in MorphoSys pursuant to Sec. 41 WpHG on 2 April 2024, the total number of voting rights based on MorphoSys Shares amounted to 37,716,423 on 31 March 2024. The corresponding increase of the share capital from EUR 37,655,137.00 by EUR 61,286.00 to EUR 37,716,423.00 is due to the issue of subscription shares from the Conditional Capital 2016-III (as defined below). Pursuant to Sec. 201 of the German Stock Corporation Act (Aktiengesetz — “AktG”), the management board of MorphoSys (the “Management Board”) will file an application for the registration of the issuance of the subscription shares with the commercial register by no later than at the end of January 2025.
Since 31 March 2024 no new MorphoSys Shares have been issued. Therefore, at the time of publication of the Offer Document, MorphoSys’ share capital amounts to EUR 37,716,423.00 and is divided into 37,716,423 no-par value bearer shares, each representing a notional interest in the share capital of EUR 1.00.
Each MorphoSys Share entitles to one vote and has full voting and dividend rights. There are no other classes of shares.
The MorphoSys Shares are admitted to trading on the regulated market (Regulierter Markt) with additional post-admission obligations (Prime Standard) of the FSE (Frankfurter Wertpapierbörse) under ISIN DE0006632003 and are tradable via the Exchange Electronic Trading system (“XETRA”) of Deutsche Börse AG, Frankfurt am Main, Germany (“Deutsche Börse”). In addition, the MorphoSys Shares are traded on the regulated unofficial market of the stock exchanges in Berlin as well as on the unregulated market on the stock exchanges of Düsseldorf, Hamburg, Hanover, Munich and Stuttgart as well as via Tradegate Exchange.
Since 19 April 2018, the MorphoSys Shares have been registered, and the MorphoSys ADSs have been admitted to trading on the Nasdaq.
Significant shareholders
To the knowledge of the Bidder, 3% or more of the voting rights from issued MorphoSys Shares are to be economically attributed to no person other than the shareholders listed below. The percentage values shown in the table below are based on the amount of voting rights and instruments last notified to MorphoSys by the respective shareholder as per the indicated reference date pursuant to Sec. 33 et. seqq. WpHG in relation to the share capital of MorphoSys issued as of the time of publication of the Offer Document. It should be noted that the number of voting rights and instruments last notified could have changed since such notification was submitted without requiring the relevant shareholder to submit a new voting rights notification if no notifiable threshold have been reached or crossed. The information presented derives from publicly available information (status: 10 April 2024, 16:00 hours Frankfurt am Main local time).
Direct or indirect holdings in MorphoSys
Shareholders	Share(1)
The Goldman Sachs Group, Inc.	14.55%
UBS Group AG	12.74%
Morgan Stanley	12.38%
Yue Tang	11.12%
JPMorgan Chase & Co.	10.07%
Barclays Capital Securities Limited	7.91%
Bank of America Corporation	6.80%
Kynam Global Healthcare Offshore Fund, Ltd	5.33%

Direct or indirect holdings in MorphoSys
Shareholders	Share(1)
BlackRock, Inc.	5.29%
Pablo Legoretta	3.91%
DWS Investments GmbH	4.34%
Royalty Pharma PLC	3.91%

(1)
Including voting rights attributable to instruments within the meaning of Sec. 38 WpHG.

As of the date of publication of the Offer Document, MorphoSys currently holds 53,685 MorphoSys Shares in treasury (eigene Aktien).
Historic stock exchange prices
The table below sets forth, for the calendar periods indicated, the high and low German closing prices (all stock exchanges, including the XETRA electronic trading system of the FSE(Frankfurter Wertpapierbörse)) for the MorphoSys Shares, and the high and low closing prices per MorphoSys ADS as reported on the Nasdaq.
	Price of a MorphoSys Share in EUR		Price of a MorphoSys ADS in USD
	High	Low	High	Low
2022
1st Quarter	34.26	21.55	9.73	5.87
2nd Quarter	26.91	17.27	7.39	4.52
3rd Quarter	24.03	16.54	6.14	4.14
4th Quarter	23.35	12.05	5.74	3.21
2023
1st Quarter	19.33	13.21	5.22	3.56
2nd Quarter	28.00	14.46	7.74	3.95
3rd Quarter	31.13	25.83	8.60	6.72
4th Quarter	35.40	16.09	9.90	4.55
2024
1st Quarter	67.22	30.75	18.18	8.60
2nd Quarter (until 4 April 2024)	67,25	67,29	18,11	18,06

(Source: Bloomberg as of 4 April 2024)
Authorized Capital
The Management Board, with the approval of the supervisory board of MorphoSys (the “Supervisory Board”), is authorized to increase the share capital of MorphoSys in one or several tranches up until 16 May 2028 by up to EUR 6,846,388.00 against cash and/or non-cash contributions by issuing up to 6,846,388 new MorphoSys Shares (the “Authorized Capital 2023-I”). The shareholders of MorphoSys are generally entitled to subscription rights; however, the subscription rights may, with the Supervisory Board’s consent, be excluded in certain specified cases, which are in line with market practice.
The Management Board is further authorized to increase MorphoSys’ share capital with the approval of the Supervisory Board, in each case in one or several tranches:
(a)
by up to EUR 42,715.00 until 30 April 2024 (the “Authorized Capital 2019-I”),

(b)
by up to EUR 41,552.00 until 18 May 2026 (the “Authorized Capital 2021-III”), and

(c)
by up to EUR 1,978,907.00 until 17 May 2027 (the “Authorized Capital 2022-I”),

in each case by issuing a corresponding number of new MorphoSys Shares against cash or non-cash contribution. In each case, subscription rights are excluded. The authorized capital may in each case be used to grant MorphoSys Shares to directors, officers and employees of MorphoSys US Inc. under a restricted stock unit program (RSUP 2019, 2021 and 2022).
Conditional Capital
According to the articles of association of MorphoSys, its share capital is conditionally increased (i) by up to EUR 2,475,437.00 (the “Conditional Capital 2016-I”) and (ii) by up to EUR 3,289,004.00 (the “Conditional Capital 2021-I”), in each case solely to be used for granting new MorphoSys Shares to holders of conversion or option rights. The conditional capital increase may only be carried out to the extent that the holders of conversion or option rights exercise their conversion or option rights or fulfill conversion obligations arising from such bonds.
Furthermore, according to the articles of association of MorphoSys, its share capital is conditionally increased (i) by up to EUR 416,297.00 (the “Conditional Capital 2016-III”) and (ii) by up to EUR 507,668.00 (the “Conditional Capital 2020-I”), in each case for the sole purpose of fulfilling certain subscription rights. The conditional capital increase may only be carried out to the extent that holders of specified subscription rights exercise their right to subscribe for MorphoSys Shares. As a result of the aforementioned issuance of subscription shares from the Conditional Capital 2016-III, the remaining Conditional Capital 2016-III amounts to EUR 355,011.00.
7.2.2
Convertible Bonds

As of the date of publication of the Offer Document, the aggregate principal amount of convertible bonds, due on 16 October 2025 (ISIN DE000A3H2XW6) with an interest rate of 0.625% per annum, is EUR 262,100,000.00 (the “Convertible Bonds“). The Convertible Bonds provide for a right of the holders to conditionally convert their Convertible Bonds into MorphoSys Shares subject to the successful completion of the Offer (the “Conditional Conversion Right”), thereby allowing, but not requiring, the holders of Convertible Bonds to tender the underlying MorphoSys Shares into the Offer during the Additional Acceptance Period. Additionally, following the consummation of the Takeover (the “Closing”), the holders of the Convertible Bonds have a right to request an early redemption of their Convertible Bonds at par plus accrued but unpaid interest.
The conversion price under the Convertible Bonds currently amounts to EUR 131.29. For purposes of the Conditional Conversion Right, theis conversion price will be adjusted according to the calculation formula set out in the terms and conditions of the Convertible Bonds. Under the terms and conditions of the Convertible Bonds, the relevant date for the adjustment of the conversion price is the day of the publication of the tender results after the end of the Acceptance Period pursuant to Sec. 23 para. 1 no. 2 WpÜG. Subject to any extension of the Acceptance Period, this publication will be made on 16 May 2024. On this date, the adjusted conversion price will be EUR 117.9105. Due to the calculation formula set out in the terms and conditions of the Convertible Bonds, the adjusted conversion price would be higher if the announcement pursuant to Sec. 23 para. 1 no. 2 WpÜG is made at a later point in time.
In case all holders of the Convertible Bonds were to convert their Convertible Bonds into MorphoSys Shares, a maximum number of 2,222,872 MorphoSys Shares would be issued. However, because the conversion price is, even after the conversion price adjustment, substantially higher than the Offer Price per MorphoSys Share under the Offer, it is expected that holders of Convertible Bonds will refrain from executing their conversion right.
7.2.3
Stock Option Programs / Equity Plans

MorphoSys is party to the following long term incentive schemes:
(a)
Several stock option programs for the members of the Management Board, members of management bodies of MorphoSys Affiliates and selected senior managers and employees of

MorphoSys and MorphoSys Affiliates, under which subscription rights for MorphoSys Shares are granted to the beneficiaries. These stock option programs entitle the relevant beneficiaries, subject to the achievement of certain performance targets and the expiry of a four (4) year waiting period, to acquire newly issued MorphoSys Shares at a certain exercise price whereby one (1) option to purchase MorphoSys Shares (each, a “Stock Option”) entitles the relevant beneficiary to the subscription of one (1) MorphoSys Share (collectively, the “Stock Option Programs”).
(b)
Several performance share unit programs for the members of the Management Board as well as selected senior managers and employees of MorphoSys and MorphoSys Affiliates, under which Performance Share Units are granted to the beneficiaries, which, subject to the achievement of certain performance targets and the expiry of a four (4)-year waiting period, entitle such beneficiaries to a payment claim against MorphoSys corresponding to MorphoSys Share price at the end of the waiting period which is generally settled in cash (collectively, the “Performance Share Unit Programs”). MorphoSys will also be party to a Performance Share Unit Program for 2024 (the “2024 Performance Share Unit Program”).

(c)
Several restricted stock unit programs for senior managers and employees (including directors and officers) of MorphoSys Affiliates in the United States, under which Restricted Stock Units are granted to the beneficiaries, which, subject to the achievement of certain performance targets and the expiry of a three (3)-year waiting period, entitle such beneficiaries to a cash payment claim against MorphoSys which is generally settled in MorphoSys Shares, whereby one (1) Restricted Stock Unit entitles such beneficiaries to the issuance of one (1) MorphoSys Share (collectively, the “Restricted Stock Unit Programs”). MorphoSys will also be party to a Restricted Stock Unit Program for 2024 (the “2024 Restricted Stock Unit Program”).

The Stock Option Programs, the Performance Share Unit Programs (including the 2024 Share Unit Program and the Restricted Stock Unit Programs (including the 2024 Restricted Stock Unit Program) are collectively referred to as the “Incentive Plans”; and the 2024 Performance Share Unit Program and the 2024 Restricted Stock Unit Program are collectively referred to as the “2024 Incentive Plans”.
The aggregate economic value of Performance Share Units and Restricted Share Units issued under the 2024 Incentive Plans were required to not exceed the economic value of the awards granted under the Performance Share Unit Program for 2023 and the Restricted Share Unit Program for 2023, in the aggregate, adjusted to reflect a 3.5 % salary budget increase. Instruments issued under the 2024 Incentive Plans will not provide for accelerated vesting of such instruments as a result of the consummation of the Takeover, but will provide for accelerated vesting of such instruments as a result of involuntary or constructive termination of the holder’s employment as of or within two years following the Closing.
As of the date of publication of the Offer Document (i) 271,887 Stock Options were granted and outstanding under the Incentive Plans, (ii) 908,548 restricted stock units (each a “Restricted Stock Unit”) were granted and outstanding under the Incentive Plans, and (iii) 2,197,439 performance share units (each, a “Performance Share Unit”) were granted and outstanding under the Incentive Plans.
7.3
Overview of the business activities of the MorphoSys Group

Pursuant to MorphoSys own statements, MorphoSys Group’s mission is to develop and commercialize innovative therapies for patients. MorphoSys is a global biopharmaceutical company. Its activities are focused on hematology and oncology diseases. The MorphoSys Group aims to realize intermediate and long-term growth through its focus on proprietary development and commercialization of innovative cancer medicines. The MorphoSys Group’s priority is on its lead development candidate pelabresib; and bringing pelabresib to the market as well as continuing to develop tulmimetostat. MorphoSys is now primarily advancing the clinical development of its own compounds, with further antibody candidates being clinically developed by partners. During the clinical phases, decisions are made on a case-by-case basis as to whether and at what point a partnership for further development and commercialization should be pursued. Drug candidates can be either fully out-licensed, developed on a proprietary basis, or developed with a partner (co-development).
Geographically, MorphoSys Group’s employees are based at its locations in Germany and the United States. In total, MorphoSys Group maintains two (2) development locations in Planegg, Germany and Boston, United States that specialize in the development and commercialization of certain medicines.

MorphoSys Group’s revenues decreased from EURm 278.3 in fiscal year 2022 by EURm 40, or 14%, to EURm 238.3 in fiscal year 2023. This decrease was mainly due to revenues which MorphoSys Group generated in 2022 from out-licensing agreements with Human Immunology Biosciences and Novartis AG. In the financial year 2023, MorphoSys Group generated 89% or EURm 211.5 of its commercial revenues from product sales and with biopharmaceutical companies in the United States and 11% or EURm 26.8 from customers primarily located in Europe (excluding Germany) and Asia. MorphoSys Group’s cost of sales increased from EURm 48.6 in fiscal year 2022 by EURm 9.6, or 20.2%, to EURm 58.4 in fiscal year 2023. The increase was mainly due to impairments in the amount of EURm 11.9 (2022: EURm 0.0), relating to the recognition of the inventory obsolescence reserve and scrapping of inventories. MorphoSys Group’s operating loss increased from EURm 202.7 in fiscal year 2022 by EURm 38.6, or 24.6%, to EURm 252.5 in fiscal year 2023. MorphoSys Group’s consolidated net loss increased from EURm 151.1 in fiscal year 2022 by EURm 49.8, or 25.5%, to EURm 189.7 in fiscal year 2023. The higher consolidated net loss in 2023 was mainly the result of decreased finance income resulting from changes in plan assumptions of financial assets and financial liabilities from collaborations. MorphoSys Group’s cash and cash equivalents and other financial assets decreased from EURm 907.2 as of 31 December 2022 by EURm 226.7, or 25.0%, to EURm 680.5 as of 31 December 2023.
As of 31 December 2023, MorphoSys Group had 524 employees.
7.4
Governing bodies

The Management Board members of MorphoSys are:
•
Jean-Paul Kress, M.D., Chief Executive Officer (Vorstandvorsitzender); and

•
Lucinda Crabtree, Ph.D., Chief Financial Officer (Finanzvorstand).

The Supervisory Board consists of six (6) members and is currently composed of the following persons:
•
Marc Cluzel, M.D., Ph.D., chairperson of the Supervisory Board (Aufsichtsratsvorsitzender);

•
George Golumbeski, Ph.D., deputy chairperson of the Supervisory Board (stellvertretender Aufsichtsratsvorsitzender);

•
Krisja Vermeylen, Supervisory Board member (Aufsichtsratsmitglied);

•
Michael Brosnan, Supervisory Board member (Aufsichtsratsmitglied);

•
Andrew Cheng, M.D., Ph.D., Supervisory Board member (Aufsichtsratsmitglied); and

•
Sharon Curran, Supervisory Board member (Aufsichtsratsmitglied).

7.5
Persons acting jointly with MorphoSys

According to the information available to the Bidder at the time of publication of the Offer Document, MorphoSys has three (3) subsidiaries which are deemed to be persons acting jointly with MorphoSys pursuant to Sec. 2 para. 5 sentence 2 in conjunction with sentence 3 WpÜG:
•
MorphoSys US Inc., a Delaware corporation, with registered office at 874 Walker Road, Suite C, Dover, Delaware, United States, is 100% owned by MorphoSys;

•
Constellation Pharmaceuticals, Inc., a Delaware corporation with registered office at 874 Walker Road, Suite C, Dover, Delaware, United States, is 100% owned by MorphoSys US Inc.; and

•
Constellation Securities Corporation, a Massachusetts corporation, with principal office at 470 Atlantic Avenue, Suite 1401, Boston, Massachusetts, United States is 100% owned by Constellation Pharmaceuticals, Inc.

According to information available to the Bidder as of the date of publication of the Offer Document, there are no other persons that are deemed to be persons acting jointly with MorphoSys pursuant to Sec. 2 para. 5 sentence 2 WpÜG except for the companies outlined above.

7.6
Information on the statements of the Management Board and the Supervisory Board of MorphoSys

According to Sec. 27 para. 1 WpÜG, the Management Board and the Supervisory Board are each required to issue a reasoned statement (begründete Stellungnahme) pursuant to Sec. 27 WpÜG on the Offer and all amendments thereof (the “Reasoned Statement”). The Management Board and the Supervisory Board must publish the Reasoned Statement in each case without undue delay, and in any event within two weeks from the publication of the Offer Document and any amendments by the Bidder pursuant to Sec. 14 para. 3 sentence 1 WpÜG. In addition, MorphoSys is preparing and filing a Schedule 14D-9 (as defined in Sec. 1.6 of the Offer Document) with the SEC on the same date which the Reasoned Statement is published, as described in Sec. 1.6 of the Offer Document. Once filed, these documents will be available at no charge on the SEC’s website at www.sec.gov/edgar/browse/?CIK=13402436. A copy of Schedule 14D-9 (once it becomes available) also may be obtained free of charge at www.novartis.com/investors/morphosys-acquisition, at MorphoSys’ website at www.morphosys.com/en/investors/Novartis-TakeoverOffer, or by contacting MorphoSys’ investor relations department at telephone +49 89 89927 404.
The Bidder expects that the Reasoned Statement will reflect that the Management Board and the Supervisory Board, after having duly reviewed and analyzed the Offer (including the Offer Document), acting in good faith and in accordance with their duties, (i) regard the Offer Price as fair from a financial perspective, adequate (angemessen) pursuant to Sec. 31 para. 1 WpÜG, and attractive, (ii) determined that the Offer and the other transactions contemplated by the Business Combination Agreement are in the best interest of MorphoSys, (iii) welcome and support the Offer, and (iv) recommend to the holders of MorphoSys Shares to tender their MorphoSys Shares in the Offer (collectively, the “Reasoned Statement Requirements”).
8.
BACKGROUND OF THE OFFER

8.1
General Background of the Offer

8.1.1
Economic and strategic background of the Takeover

The Bidder and MorphoSys share the steadfast commitment to develop and deliver transformative medicines that address the dire needs of cancer patients. By way of the Takeover, the Bidder seeks to obtain exclusive, worldwide rights to develop and commercialize pelabresib, the asset at the forefront of MorphoSys’ promising oncology pipeline, which, in the Bidder’s opinion, has the potential to shift the treatment paradigm in myelofibrosis and further expand into other myeloid diseases, as well as tulmimetostat, an early-stage investigational dual inhibitor of EZH2 and EZH1 for solid tumors or lymphomas.
8.1.2
Chronicle of the business contacts prior to the announcement of the decision to launch the Offer

The following chronology summarizes the key meetings and events that led to the signing of the Business Combination Agreement. This chronology does not purport to catalogue every interaction of or among members of MorphoSys’ Management Board and executive committee, members of the Supervisory Board, Novartis AG, MorphoSys’ representatives, Novartis AG’s representatives and other parties.
From time to time in the ordinary course of its business, Novartis evaluates various business opportunities in an effort to enhance shareholder value and to complement its existing businesses. As part of this process, the management and board of directors of Novartis AG consider a number of potential collaboration and licensing relationships and other strategic transactions, including potential acquisitions.
On 7 June 2023, representatives of Novartis AG met with representatives of MorphoSys, including Dr. Samuel White, Chief of Staff and Vice President of Corporate Strategic Planning (“Dr. White”), at the 2023 BIO International Convention in connection with ordinary course business development discussions regarding potential strategic opportunities. During this meeting, representatives of Novartis AG and MorphoSys discussed pelabresib, an investigational selective small molecule BET inhibitor being evaluated for the treatment of myelofibrosis. Novartis AG did not make a proposal to MorphoSys with respect to any transaction during this meeting.

6
Last accessed on 11 April 2024.

On 28 August 2023, Dr. Susanne Kreutz, Novartis AG’s Global Head of Corporate and Business Development (“Dr. Kreutz”), contacted Dr. Barbara Krebs-Pohl, MorphoSys’ Chief Business Officer (“Dr. Krebs-Pohl”), and expressed Novartis AG’s interest in exploring potential strategic opportunities involving pelabresib. Novartis AG did not make a proposal to MorphoSys with respect to any transaction during this interaction
On 15 September 2023, Dr. Aharon Gal, Novartis AG’s Chief Strategy & Growth Officer (“Dr. Gal”), spoke with Dr. Krebs-Pohl. Dr. Gal reiterated Novartis AG’s interest in a potential strategic transaction involving pelabresib. Dr. Gal and Dr. Krebs-Pohl discussed the timing of a potential transaction in relation to the timing of the upcoming announcement of data from MorphoSys’ Phase 3 MANIFEST-2 study investigating pelabresib in combination with the JAK inhibitor ruxolitinib for the treatment of myelofibrosis (the “MANIFEST-2 Study”), which was expected to be announced later that year. Dr. Gal conveyed that Novartis AG would follow up with MorphoSys regarding a potential transaction after the MANIFEST-2 Study data was announced.
On 20 November 2023, MorphoSys announced positive topline data from the MANIFEST-2 Study and announced that detailed data would be presented at the American Society of Hematology’s 65th Annual Meeting (the “ASH Annual Meeting”).
On 27 November 2023, Novartis AG and MorphoSys entered into a confidentiality agreement contemplating the exchange of information related to MorphoSys’ programs, including pelabresib, in connection with evaluating a potential strategic transaction. The confidentiality agreement did not contain a standstill provision.
On 9 December 2023, representatives of Novartis AG met with representatives of MorphoSys, including Dr. Krebs-Pohl and Dr. White, at the ASH Annual Meeting to discuss pelabresib and the data from the MANIFEST-2 Study to be presented the following day.
On 10 December 2023, MorphoSys presented the positive topline data from the MANIFEST-2 Study at the ASH Annual Meeting.
On 22 December 2023, Dr. Kreutz spoke with Dr. Krebs-Pohl about planning a meeting between Dr. Jean-Paul Kress, the Chief Executive Officer of MorphoSys (“Dr. Kress”), and Dr. Vasant Narasimhan, Novartis AG’s Chief Executive Officer (“Dr. Narasimhan”), at the J.P. Morgan 42nd Annual Healthcare Conference in San Francisco (the “JPM Healthcare Conference”) to discuss a potential strategic transaction. In response to a question from Dr. Kreutz, Dr. Krebs-Pohl expressed that Novartis AG may miss the opportunity to engage with MorphoSys if Novartis AG waited until the JPM Healthcare Conference to advance discussions regarding a potential strategic transaction. Dr. Kreutz indicated that Novartis AG would be interested in discussing an acquisition of MorphoSys and that Novartis AG could move quickly if MorphoSys was already assessing other opportunities that could be announced at or prior to the JPM Healthcare Conference. In response to a question from Dr. Kreutz, Dr. Krebs-Pohl indicated that MorphoSys expected to receive a draft of a transaction agreement from a third-party in the near future.
Later on 22 December 2023, at the direction of certain members of MorphoSys’ executive committee, a representative of Centerview Partners LLC, MorphoSys’ financial advisor (“Centerview”), contacted Dr. Kreutz and conveyed that another party had offered to acquire MorphoSys and was prepared to quickly work towards announcing a transaction. Dr. Kreutz reiterated Novartis AG’s interest in pursuing a potential transaction with MorphoSys, as earlier communicated to Dr. Krebs-Pohl, and indicated that Novartis AG could also move quickly to negotiate a transaction and would submit priority due diligence questions.
On 26 December 2023, Novartis AG received from MorphoSys access to a data room containing limited due diligence materials.
On 28 December 2023, Novartis AG provided MorphoSys an initial list of due diligence questions. Throughout the rest of December and until 17 January 2024, representatives of MorphoSys responded to these initial due diligence questions, additional due diligence questions and requests for information.
On 30 December 2023, at the direction of the Management Board, representatives of Centerview communicated to Novartis AG that it should submit a written non-binding proposal to acquire MorphoSys on 3 January 2024 and outlined expectations for the contents of the proposal, including that the proposal includes a proposed minimum acceptance threshold condition for a potential takeover offer.
On 3 January 2024, Novartis AG submitted to Centerview a written non-binding offer to acquire all MorphoSys Shares at a price of EUR 55.00 per MorphoSys Share in cash (the “January 3 Novartis Proposal”). The January 3 Novartis Proposal indicated that completion of a transaction would be conditional on receiving a minimum acceptance threshold condition of 90%. In the January 3 Novartis Proposal, Novartis AG stated that it expected to be able to enter into a transaction agreement in two weeks.
On 4 January 2024, representatives of Novartis AG participated in a due diligence call with representatives of MorphoSys and asked diligence questions relating to intellectual property matters. Following this initial due diligence call and continuing through 12 January 2024, representatives of Novartis AG participated in additional due diligence calls and meetings with representatives of MorphoSys, including presentations about MorphoSys and its programs on topics including scientific, information technology, labor and employment, corporate legal and compliance matters.
On 5 January 2024, at the direction of the Management Board, representatives of Centerview communicated in writing to Novartis AG that Novartis AG should submit a “best-and-final” offer by 12:00 hours New York local time on 15 January 2024. Representatives of Centerview informed Novartis AG that a draft business combination agreement would be provided by MorphoSys’ outside counsel, Skadden, Arps, Slate, Meagher and Flom LLP, (“Skadden”) on 6 January 2024, and outlined a schedule for marking up the agreement with the goal of Novartis AG submitting a final draft of the business combination agreement, in the form Novartis AG would be prepared to sign, on 14 January 2024.
On 6 January 2024, Skadden sent a draft business combination agreement to Freshfields Bruckhaus Deringer LLP (“Freshfields”), Novartis AG’s outside counsel. The draft business combination agreement contemplated, among other things, a potential voluntary public takeover offer pursuant to German law and did not include a specific proposal on a minimum acceptance threshold condition.
On 8 January 2024, Dr. Narasimhan, Dr. Gal and other representatives of Novartis AG met with Dr. Kress, Dr White and other representatives of MorphoSys at the JPM Healthcare Conference to discuss pelabresib and the MANIFEST-2 data and to receive an overview of MorphoSys’ operations.
On 9 January 2024, Freshfields returned a revised draft of the business combination agreement to Skadden, following which, discussions and negotiations between representatives of Freshfields and representatives of Skadden continued through 15 January 2024.
On 10 January 2024, Skadden sent an initial draft of the confidential disclosure letter in relation to the representations and warranties as well as certain other provisions contained in the business combination agreement that would accompany the business combination agreement to Freshfields.
On 11 January 2024, Freshfields spoke with Skadden regarding Freshfields’ 9 January 2024 revised draft of the business combination agreement. Later that day, Freshfields and Skadden had a call to discuss initial perspectives on SEC exemptive relief which would need to be obtained to address differences between German and U.S. legal requirements governing a potential transaction.
On 12 January 2024, representatives of Novartis AG conducted a virtual site visit to MorphoSys’ Planegg, Germany site to review quality assurance materials relating to clinical operations, technical operations, operational excellence, regulatory compliance, biostatistics, clinical development and patient safety.
Also on 12 January 2024, Dr. Gal contacted a representative of Centerview and suggested that, as an alternative to purchasing all MorphoSys Shares, Novartis AG would be interested in purchasing MorphoSys’ pelabresib program, structured as an acquisition of MorphoSys’ wholly-owned subsidiary Constellation Pharmaceuticals, Inc. Dr. Gal indicated that Novartis AG could potentially offer a higher price for the pelabresib program than for MorphoSys as a whole. Later that day, at the direction of members of the Management Board, the representative of Centerview informed Dr. Gal that MorphoSys expected Novartis AG to submit an offer to purchase all MorphoSys Shares on 15 January 2024 consistent with the communications and instructions provided on 5 January 2024.

Also on 12 January 2024, Skadden returned a revised draft of the business combination agreement to Freshfields. Key issues under negotiation were the closing conditions, including conditions related to the number of MorphoSys Shares tendered and closing conditions tied to MorphoSys’ market performance, offer support by MorphoSys, post-closing financing support of MorphoSys by Novartis AG, interim conduct of business covenants which would restrict MorphoSys’ business operations between signing and closing and post-closing measures like delisting, implementation of a domination and profit and loss transfer agreement and treatment of employee equity awards, including whether Novartis AG would be required to pay the full value of equity awards in excess of statutory caps on compensation.
On the evening of 13 January 2024, Freshfields sent a revised draft of the business combination agreement to Skadden.
On the morning of 14 January 2024, Freshfields and Skadden discussed the revised draft business combination agreement.
Later on 14 January 2024, Dr. Gal informed a representative of Centerview that, following Novartis AG’s review of the confidential due diligence materials provided by MorphoSys, Novartis AG was prepared to submit a proposal to acquire MorphoSys for a price of USD 75.00 per MorphoSys Share (which, applying then-current exchange rates, equated to approximately EUR 68 per MorphoSys Share. Dr. Gal also conveyed that Novartis AG’s willingness to enter into a transaction would be conditioned upon the elimination of certain existing contractual obligations of MorphoSys.
Later on 14 January 2024, Dr. Gal and Dr. Kreutz contacted a representative of Centerview and indicated that Novartis AG was evaluating certain contracts between MorphoSys and third parties which were provided in connection with due diligence, and as a result might not be in a position to finalize a transaction on the timeline previously set forth by MorphoSys.
In light of the comments made by representatives of Novartis AG on 14 January 2024, on the morning of 15 January 2024, at the direction of the Management Board, a representative of Centerview contacted Dr. Gal and explained that, consistent with the expectations previously communicated, MorphoSys expected Novartis AG to make a “best and final” offer later that day.
Later on 15 January 2024, Novartis AG submitted a binding offer to acquire all MorphoSys Shares at a price of EUR 68.00 per MorphoSys Share in cash (the “January 15 Novartis Offer”). The January 15 Novartis Offer contemplated that Freshfields and Skadden would cooperate to finalize the business combination agreement, the most recent draft of which contained a small number of open items that Freshfields and Skadden had been negotiating. MorphoSys’ ability to accept the January 15 Novartis Offer and enter into a business combination agreement with Novartis AG was, however, conditioned on the satisfaction of multiple specific conditions (the “January 15 Novartis Offer Conditions”), including conditions which related to the elimination of certain existing contractual obligations of MorphoSys included in its collaboration and license agreements relating to tafasitamab, a humanized Fc-modified CD19 targeting immunotherapy, which MorphoSys licensed to Incyte Corporation (“Incyte”) in 2020. The January 15 Novartis Offer would remain open for 60 calendar days from 15 January 2024, unless extended by Novartis AG.
Later on 15 January 2024, representatives of Skadden contacted representatives of Freshfields and proposed revisions to the January 15 Novartis Offer, including revisions to the January 15 Novartis Offer Conditions. Subsequently, representatives of Novartis AG requested that MorphoSys enter into an agreement with Novartis AG at the time the binding offer was made by Novartis AG to MorphoSys that would prohibit MorphoSys from soliciting offers from third parties to acquire MorphoSys (the “Exclusivity Agreement”).
Later on 15 January 2024, Skadden provided Freshfields with an initial draft of the Exclusivity Agreement and conveyed that MorphoSys would enter into the Exclusivity Agreement if Novartis AG provided a binding offer letter revised to MorphoSys’ satisfaction.
On 16 January 2024, Freshfields returned a revised binding offer letter and a revised draft of the Exclusivity Agreement. Among the proposed changes requested by Novartis AG, the Exclusivity Agreement included more detailed “no shop” provisions which were intended to mirror the agreed-upon and negotiated provisions in the draft business combination agreement, including that MorphoSys could not solicit competing offers but that the Management Board could, consistent with its fiduciary duties, consider superior offers by third parties, and conditioned acceptance of the offer on MorphoSys’ adherence to the interim operating covenants set forth in the draft business combination agreement as if then applicable. Discussions and negotiations among representatives of Freshfields and Skadden regarding the revised binding offer, the form of a business combination agreement to be attached thereto and the Exclusivity Agreement continued until the documents were in agreed form on 18 January 2024. During this time period, representatives of Novartis AG and MorphoSys began discussing how MorphoSys would satisfy the January 15 Novartis Offer Conditions.
On 18 January 2024, Novartis AG and MorphoSys agreed on the form of a binding offer, the form of the business combination agreement to be attached thereto and the Exclusivity Agreement. Subsequently, Novartis AG submitted to MorphoSys a binding offer to acquire all MorphoSys Shares at a price of EUR 68.00 per MorphoSys Share in cash (the “Final Letter of Intent”) that superseded and replaced the January 15 Novartis Offer. Attached to the Final Letter of Intent was an agreed form of the business combination agreement and accompanying disclosure letter (the “Final Letter of Intent BCA”). Acceptance by MorphoSys of the Final Letter of Intent and entry into the Final Letter of Intent BCA by Novartis AG and MorphoSys was conditioned on the satisfaction of multiple specific conditions, including a condition that would be satisfied by consummation of the sale to Incyte of MorphoSys’ rights to the tafasitamab program (such sale, the “Tafasitamab Sale” and such conditions, collectively, the “Final Letter of Intent Conditions”). The Final Letter of Intent would remain open until 23:59 hours (New York local time) on 17 March 2024. Novartis AG could revoke and withdraw the Final Letter of Intent only under certain circumstances, including if MorphoSys breached its obligations under the Exclusivity Agreement or if MorphoSys did not comply with the interim operating covenants in the Final Letter of Intent BCA.
Following the receipt of the Final Letter of Intent, later that day on 18 January 2024, Novartis AG and MorphoSys executed the Exclusivity Agreement. Pursuant to the Exclusivity Agreement, from the time of execution until 23:59 hours (Central European time) on 17 March 2024, MorphoSys agreed to comply with the “no shop” provisions of the Final Letter of Intent BCA, including that MorphoSys could not solicit competing offers but that the Management Board could, consistent with its fiduciary duties, consider superior offers by third parties. For further details on the “no shop” provisions in the Business Combination Agreement, please see Sec. 8.2.13 of the Offer Document.
Between 18 January 2024 and 5 February 2024, MorphoSys, with input from Novartis AG, worked on satisfying the Final Letter of Intent Conditions. During this time, representatives of Novartis AG and MorphoSys discussed the potential waiver of one of the Final Letter of Intent Conditions. In exchange for the waiver of such condition, Novartis AG requested modifications to the Final Letter of Intent BCA, including expanded access covenants and consent rights related to the proposed Tafasitamab Sale. Novartis AG and MorphoSys agreed on the changes in principle, and during this time, Skadden and Freshfields discussed Novartis AG providing an amended offer letter to reflect the proposed changes to the Final Letter of Intent BCA and to reflect the waiver of such condition.
On 19 January 2024, Dr. Gal and Dr. Kreutz spoke with Dr. Kress regarding progress on a potential Tafasitamab Sale and the expected timing for entry into the Final Letter of Intent BCA.
On 26 January 2024, Dr. Kress and Dr. White contacted Dr. Gal and Dr. Kreutz to emphasize the importance of Novartis AG and MorphoSys working together to quickly satisfy the remaining Final Letter of Intent Conditions.
On 28 January 2024, representatives of MorphoSys communicated to Novartis AG and other counterparties involved in the satisfaction of the Final Letter of Intent Conditions that MorphoSys was targeting a signing date of 5 February 2024.
During the week of 29 January 2024, representatives of Skadden discussed with representatives of Freshfields the importance of Novartis AG providing an amended offer letter reflecting the proposed changes to the Final Letter of Intent BCA. During this week, representatives of MorphoSys and Skadden continued to keep representatives of Novartis AG and Freshfields apprised of its efforts to satisfy the Final Letter of Intent Conditions and that MorphoSys expected to satisfy all of the Final Letter of Intent Conditions, other than the Final Letter of Intent Condition that MorphoSys expected Novartis AG to waive, by 5 February 2024.

On 5 February 2024, a representative of MorphoSys informed a representative of Novartis AG that Reuters had contacted a representative of MorphoSys and requested comments on a planned article reporting that Novartis AG was in advanced discussions to purchase MorphoSys and was planning to announce a transaction soon (the “Reuters Article”). Novartis AG subsequently expressed a desire to immediately finalize the Business Combination Agreement and the Tafasitamab Sale. Given timing constraints, Novartis AG and MorphoSys agreed not to amend the Final Letter of Intent to reflect the removal of the specified Final Letter of Intent Condition (but that Novartis AG would not insist on its satisfaction) and to revise only the Final Letter of Intent BCA. Freshfields and Skadden discussed and agreed on certain modifications to the Final Letter of Intent BCA to account for details of the Tafasitamab Sale and a limited number of additional changes.
Following these discussions, later on 5 February 2024, Novartis AG provided MorphoSys with a proposed final Business Combination Agreement reflecting the changes previously discussed and agreed between the parties, and Novartis AG confirmed that Novartis AG would enter into the Business Combination Agreement immediately upon the execution of the purchase agreement for the Tafasitamab Sale (the “Incyte Purchase Agreement”), which would satisfy the Final Letter of Intent Conditions (other than the Final Letter of Intent Condition that Novartis AG had agreed would be waived).
Later on 5 February 2024, Reuters published the Reuters Article.
Later on 5 February 2024, a representative of MorphoSys informed Novartis AG that MorphoSys had executed the Incyte Purchase Agreement and ancillary documents with Incyte and MorphoSys US Inc. Immediately after execution of the Incyte Purchase Agreement, a representative of Skadden confirmed to Freshfields that all of the Final Letter of Intent Conditions, other than the Final Letter of Intent Condition that Novartis agreed to waive, had been satisfied and MorphoSys executed the revised Business Combination Agreement with Novartis AG and the Bidder.
Immediately after the execution of the Incyte Purchase Agreement and the Business Combination Agreement, the Bidder and Novartis AG published the announcement of the decision to launch the Offer pursuant to Sec. 10 para. 1 sentence 1, para. 3 WpÜG in conjunction with Secs. 29, 34 WpÜG, and a press release announcing the execution of the Business Combination Agreement, and MorphoSys issued an ad hoc announcement and a press release announcing the execution of the Business Combination Agreement and the Incyte Purchase Agreement.
On 11 April 2024, the Bidder commenced the Offer.
8.2
Business Combination Agreement

The following sets forth a description of certain provisions of the Business Combination Agreement, which is filed as Exhibit (d)(1) to the Schedule TO filed with the SEC in connection with the Offer. This summary of the Business Combination Agreement has been included to provide investors with information regarding its terms. The summary is not intended to provide any other factual disclosures about Novartis AG, the Bidder, MorphoSys, or MorphoSys Affiliates. The Business Combination Agreement contains representations, warranties, agreements, and covenants that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations, warranties, agreements, and covenants are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by the confidential disclosure letter delivered by MorphoSys to Novartis AG in connection with the Business Combination Agreement (the “Disclosure Letter”). The representations, warranties, agreements, and covenants in the Business Combination Agreement were made for the purpose of allocating contractual risks between the parties thereto and governing contractual rights and relationships between the parties thereto instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders of Novartis AG or MorphoSys. In reviewing the representations, warranties, agreements and covenants contained in the Business Combination Agreement or any descriptions thereof in this Sec. 8.2 of the Offer Document, it is important to bear in mind that such representations, warranties, agreements, and covenants or any descriptions thereof were not intended by the parties to the Business Combination Agreement to be characterizations of the actual state of facts or conditions of Novartis AG, the Bidder, MorphoSys, or MorphoSys Affiliates. Moreover, information concerning the subject matter of the representations, warranties, agreements, and covenants may have changed since 5 February 2024 and may change after the publication of the Offer Document, and such subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, such representations, warranties, agreements and covenants or descriptions thereof should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements, and filings that Novartis AG, the Bidder and MorphoSys publicly file.
The Business Combination Agreement contains the material terms and conditions of the Offer and the material terms of the Takeover and the future cooperation between MorphoSys, the Bidder and Novartis AG. The material terms of the Business Combination Agreement can be summarized as follows (further information is outlined in Sec. 9 of the Offer Document):
8.2.1
The Offer

In the Business Combination Agreement, Novartis AG and the Bidder have undertaken to make a voluntary public takeover offer for the acquisition of all MorphoSys Shares for the consideration set out in Sec. 4 of the Offer Document, subject to the Offer Conditions described in Sec. 12.1 of the Offer Document and substantially in the form as the Offer Document, as well as the regulatory clearances required for the takeover (as described in Sec. 8.2.12 of the Offer Document).
8.2.2
Recommendation of the Offer by MorphoSys and acceptance of the Offer by MorphoSys board members

The Business Combination Agreement provides that, without delay, and in any event within two (2) weeks from the publication of the Offer Document, the Management Board and the Supervisory Board will (i) either separately or jointly prepare the Reasoned Statement, and (ii) publish the Reasoned Statement pursuant to Secs. 27 para. 3 and 14 para. 3 WpÜG.
The Reasoned Statement will reflect the Reasoned Statement Requirements. Furthermore, according to the Business Combination Agreement, MorphoSys is obliged to prepare a Schedule 14D-9 and file such Schedule 14D-9 with the SEC on the date of publication of the Reasoned Statement.
According to the Business Combination Agreement, the members of the Management Board and the Supervisory Board, to the extent they hold MorphoSys Shares and to the extent permitted by law, intend to tender these MorphoSys Shares in the Offer.
8.2.3
Post-Offer corporate governance

In the Business Combination Agreement, the Bidder, Novartis AG and MorphoSys set forth the intention to implement post-offer corporate governance as described under Sec. 9.4 of the Offer Document. According to the Business Combination Agreement, MorphoSys shall, to the extent permitted by law, use reasonable efforts to ensure that the relevant number of members of the Supervisory Board will resign from office and that representatives of Novartis AG will be appointed by court to the Supervisory Board. At the request of Novartis AG, MorphoSys will convene an extraordinary general meeting for the election of the Supervisory Board members.
8.2.4
Future cooperation

In the Business Combination Agreement, the Bidder, Novartis AG and MorphoSys also set forth certain intentions for a combination of Novartis’ and MorphoSys Group’s operations which are summarized in more detail in connection with the relevant intentions in Sec. 9 of the Offer Document.
8.2.5
Delisting

The Business Combination Agreement provides that, immediately following the consummation of the Takeover, the Bidder will take all necessary steps to achieve, as soon as is reasonably possible, a delisting of the MorphoSys Shares from all regulated markets in the European Economic Area (the “Delisting”), and MorphoSys will take all necessary steps under applicable laws (including the rules and policies of Nasdaq) to enable a delisting of the MorphoSys Shares and the MorphoSys ADSs from Nasdaq as well as the deregistration of the MorphoSys Shares under the U.S. Exchange Act, it being understood by Novartis AG and the Bidder that this obligation may require the Bidder to pursue a delisting procedure in accordance with Sec. 39 German Stock Exchange Act (Börsengesetz — “BörsG”) as further specified in Sec. 9.5.2 of the Offer Document.
8.2.6
Legal Integration Measures

The Business Combination Agreement provides that, upon a reasonable request by the Bidder, MorphoSys will, subject to its fiduciary duties and insofar as legally permissible, use best efforts and take, subject to cost reimbursement by Novartis AG, all reasonable preparatory actions that are required to be taken to prepare (i) a squeeze-out pursuant to the AktG or the WpÜG, (ii) the conclusion of an enterprise agreement within the meaning of Secs. 291 et seq. AktG, (iii) a legal transformation under the German Transformation Act (Umwandlungsgesetz) (“UmwG”) and/or Council Regulation (EC) No 2157/2001 of 8 October 2001 on the Statute for a European company (SE) and/or (iv) any other restructuring or reorganization of the MorphoSys Group (each, a “Legal Integration Measure”), in each case, proposed by the Bidder, provided that the Offer Conditions have been satisfied or, where permitted, waived. This includes, subject to its fiduciary duties and insofar as legally permissible, engaging appraisers, filing for the appointment of auditors, entering into negotiations on the legal documentation of such Legal Integration Measure.
8.2.7
Director and officer liability

Except for claims of Novartis AG and the Bidder against MorphoSys expressly provided under the Business Combination Agreement and provided that completion of the Takeover has actually occurred, Novartis AG and the Bidder will or, in their discretion, will cause the MorphoSys Group to, for a period of six (6) years following the Closing, indemnify and hold harmless (including by the payment, in advance of the final disposition of any claim, suit or proceeding any expenses incurred in defense thereof) any current or former director or officer of the MorphoSys Group (each, a “Beneficiary”) from any and all damages, in each case with respect to matters existing or occurring prior to the Closing and arising out of or pertaining to the fact that such person is or was a director or officer of the MorphoSys Group prior to the Closing, or is or was serving at the request of the MorphoSys Group as a director or officer of another person prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable law, provided that Novartis AG and the Bidder may require a Beneficiary to provide an undertaking by such Beneficiary to repay any amounts paid to such Beneficiary if it shall ultimately be determined that such Beneficiary is not entitled to be indemnified pursuant to the Business Combination Agreement and Novartis AG and the Bidder will not be so obligated if and to the extent to which (i) a violation leading to such damages was caused by willful misconduct of MorphoSys or any other MorphoSys Group Company or of one of the officers, directors, employees or advisors of the MorphoSys Group, (ii) the relevant Beneficiary is liable to Novartis AG and the Bidder in respect of the respective action or omission, or (iii) the relevant damage is covered under D&O or other insurance at MorphoSys or any other member of the MorphoSys Group.
For a period of six (6) years following the Closing, the Bidder and Novartis AG will either cause to be maintained in effect the current policies of directors’ and officers’, employment practices (if any) and fiduciary liability (if any) insurance coverage currently maintained by or for the benefit of the MorphoSys Group (the “Insurance”) or provide substitute policies for the MorphoSys Group and their Beneficiaries who are currently covered by the Insurance, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the Insurance with respect to claims arising from facts or events that occurred at or before the Closing (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’, employment practices and fiduciary liability insurance), except that in no event will Novartis AG or the Bidder be required to pay with respect to such insurance policies more than 400% of the aggregate annual premium most recently paid by the MorphoSys Group prior to 5 February 2024 (the “Maximum Amount”). If the Bidder and Novartis AG are unable to obtain the insurance required, they will obtain as much comparable insurance as possible for the years within such six (6)-year period for a premium equal to the Maximum Amount.
In lieu of such insurance, prior to the Closing, MorphoSys may, at its option, purchase a “tail” directors’ and officers’, employment practices (if any) and fiduciary (if any) liability insurance policy for the

MorphoSys Group and their Beneficiaries who are currently covered by the Insurance, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the Insurance with respect to claims arising from facts or events that occurred at or before the Closing; provided that in no event will the cost of any such tail policy exceed the Maximum Amount. Novartis AG and the Bidder will maintain such policies in full force and effect, and continue to honor the obligations thereunder, and shall cause MorphoSys to do the same.
8.2.8
Employee Remuneration and Incentives

The Business Combination Agreement provides that, after the settlement of the Offer, the parties will review MorphoSys’ existing remuneration system for the Management Board as well as the long-term incentive program for the Management Board and MorphoSys Group employees, and MorphoSys will consider the impact of the Takeover and/or a potential subsequent Delisting on the participation of the Management Board and the MorphoSys Group’s employees in the existing Incentive Plans in consultation with Novartis AG and the Bidder.
8.2.9
Modification of Remuneration System and Incentive Plans

The Business Combination Agreement provides that, promptly after the settlement of the Takeover and the Delisting, Novartis AG and the Bidder will procure and take, subject to applicable law, all actions and do all actions that are required or desirable for the cancellation of (i) the existing remuneration system for the Management Board, (ii) any caps provided for in the terms and conditions of the Incentive Plans for Management Board members which apply to the payouts under such Incentive Plans; and (iii) any caps provided for in the Incentive Plans for other MorphoSys Group employees (such modifications, the “Remuneration Modifications”). MorphoSys will also use its best efforts, subject to applicable law, to defer the settlement of any Incentive Plans (subject to the different treatment for the 2024 Incentive Plans described in Sec. 8.2.10 of the Offer Document) to a point in time shortly after both (i) the Delisting has occurred and (ii) the Remuneration Modifications have been implemented (the “Settlement Deferral”).
Novartis AG and the Bidder will procure and take, subject to applicable law, all actions and do all actions that are required or desirable to ensure that all Management Board members or MorphoSys Group employees who leave the MorphoSys Group following completion of the Offer are fully compensated for any outstanding remuneration components in keeping with MorphoSys’ past practice for Management Board members or the respective MorphoSys Group employees, respectively, with respect to the vesting and acceleration of such remuneration components under the Incentive Plans, including the awards granted in 2024, as described above.
8.2.10
Settlement of Incentive Plans

The Business Combination Agreement provides that, following the earlier of (i) the date on which the Remuneration Modifications and the Settlement Deferral have occurred, and, to the extent legally permissible, (ii) eleven (11) months following the Closing, Novartis AG and the Bidder will procure and take all actions required or desirable to ensure that, subject to applicable law, MorphoSys settles all of the Incentive Plans under which Stock Options, Restricted Stock Units or Performance Share Units (collectively, the “MorphoSys Incentive Awards”) that remain outstanding as of the Closing (other than MorphoSys Incentive Awards granted under the 2024 Incentive Plans) will be treated as follows:
(a)
Each Stock Option that is outstanding as of the Closing, whether or not vested, and that has a per-share exercise price less than the Offer Price will be settled in exchange for cash consideration (subject to any applicable withholding) equal to (x) the excess of the Offer Price over the applicable per share exercise price of such Stock Option multiplied by (y) the number of MorphoSys Shares subject to such Stock Option (determined at 100% of performance). Each Stock Option that has a per-share exercise price equal to or greater than the Offer Price will be cancelled for no consideration.

(b)
Each Performance Share Unit that is outstanding as of the Closing, whether or not vested, will be settled for cash consideration (subject to any applicable withholding) equal to (x) the Offer Price multiplied by (y) the number of MorphoSys Shares subject to such Performance Share Unit (determined at 100% of performance).
(c)
Each Restricted Stock Unit that is outstanding as of the Closing, whether or not vested, will be settled for cash consideration (subject to any applicable withholding) equal to (x) the Offer Price multiplied by (y) the number of MorphoSys Shares subject to such Restricted Stock Unit (determined at 100% of performance).

The Business Combination Agreement provides that each MorphoSys Incentive Award outstanding as of the Closing granted under the 2024 Incentive Plans will not vest as of the Closing like other MorphoSys Incentive Awards but will be converted into the right to receive an unvested amount in cash equal to the respective amounts for the applicable type of MorphoSys Incentive Award described in Secs. 8.2.10(b) and 8.2.10(c) of the Offer Document (determined on the basis of 100% target achievement), vesting, subject to the continued employment of the holder thereof with Novartis AG and its Affiliates (including the MorphoSys Group), on the same vesting schedule (including with respect to any terms providing for acceleration of vesting upon an involuntary termination of employment) and otherwise on substantially the same terms as the corresponding MorphoSys Incentive Award, except (i) for terms rendered inoperative by reason of the transactions contemplated by the Business Combination Agreement, (ii) for such other administrative or ministerial changes as in the reasonable and good faith determination of Novartis AG are necessary to facilitate the administration of the converted awards, and (iii) that no performance-based vesting metrics or criteria will apply from and after the Closing.
MorphoSys will, to the extent necessary, attempt to obtain the consent to the treatment described above of any holder of a MorphoSys Incentive Award who is not entitled, pursuant to the terms of such MorphoSys Incentive Award, to have payment accelerated in the manner set forth above (the “Equity Consents”). If any holder does not so consent, MorphoSys will settle such awards in cash at their originally scheduled settlement times, with the cash amount equal to the cash amounts described above or based on the cash compensation offered in the Delisting offer, if required by the applicable Incentive Plan.
MorphoSys will, following the Closing and following both the acceleration of MorphoSys Incentive Awards and the signing of the Equity Consents described above, ensure that no holder of MorphoSys Incentive Awards (subject to limited exceptions in the case that the holder of such MorphoSys Incentive Awards does not sign a consent to accelerate their MorphoSys Incentive Awards as described above) will have any right to acquire any securities of MorphoSys, Novartis AG or the Bidder, or to receive any payment or benefit with respect to any MorphoSys Incentive Award other than as described above.
Any payments with respect to MorphoSys Incentive Awards will be made in accordance with Sec. 409A of the Code (as defined in Sec. 20.1 of the Offer Document).
To the extent that any payment made as described above or otherwise relating to the Takeover would trigger any excise tax to any service provider under Sec. 4999 of the Code for any “disqualified individual” who is a United States taxpayer, MorphoSys will, to the extent legally permissible, use its best efforts to enter into agreements to “gross up” the relevant individuals for the applicable taxes owed, up to a maximum amount of USD 13,000,000.
Novartis AG, the Bidder and MorphoSys have entered into an arrangement (the “Support Arrangement”) to address a situation in which the actions described above relating to the modification of the remuneration system, the provision of the severance payments or the settlement of the Incentive Plans have not occurred as provided in the Business Combination Agreement. Pursuant to the Support Arrangement, in the event that any payment otherwise required to be made to the Management Board members and employees of the MorphoSys Group as described above and in accordance with their respective agreements is not made either as a result of limitation in the existing remuneration system or as a result of limitations in the Incentive Plans, or in the event that MorphoSys does not enter into the gross-up agreements contemplated, Novartis AG is generally obligated to pay the applicable amounts otherwise owed but so limited, less withholding, to each relevant individual.
8.2.11
Interim Operating Covenants

The Business Combination Agreement provides that, from 5 February 2024 until the earlier of (i) the lapse of the Offer and the termination of the Business Combination Agreement, and (ii) the Closing (the “Pre-Closing Period”), to the extent this is legally permitted under applicable law, MorphoSys will, and will use best efforts to procure that the other members of the MorphoSys Group will, in each case unless the Bidder has granted its prior written consent, such consent not to be unreasonably withheld or delayed, or unless included in the Disclosure Letter, carry on its and their respective business in all material respects in the ordinary course consistent with past practice, including the current strategy.
The Business Combination Agreement further provides that, during the Pre-Closing Period, to the extent this is legally permitted under applicable law, MorphoSys will, and will procure that the other members of the MorphoSys Group will, in each case unless the Bidder has granted its prior written consent, such consent not to be unreasonably withheld or delayed or unless included in the Disclosure Letter, refrain from any of the following:
(a)
proposing to the general meeting any amendment to MorphoSys’ articles of association or amending, to the extent this is within MorphoSys’ control, organizational documents of other MorphoSys Group Companies;

(b)
(i) issuing any new MorphoSys Shares or any other securities exercisable for or convertible into MorphoSys Shares (except that MorphoSys may issue MorphoSys Shares as required to be issued upon the exercise or settlement of Stock Options, Performance Share Units or Restricted Stock Units outstanding as of 5 February 2024 pursuant to the terms thereof (as in effect as of 5 February 2024) or in respect of the Conditional Conversion Right) or (ii) in the case of any subsidiary of MorphoSys, issuing or selling any equity securities of such subsidiary other than to MorphoSys or any other MorphoSys Group Company;

(c)
repurchasing or redeeming any of the MorphoSys Shares, other than: (i) repurchases of MorphoSys Shares outstanding as of 5 February 2024 pursuant to MorphoSys’ right (under written commitments in effect as of 5 February 2024) to purchase MorphoSys Shares held by an employee of the MorphoSys Group upon termination of such person’s employment or engagement by MorphoSys; (ii) repurchases or forfeitures pursuant to the terms of any Stock Option Program, Performance Share Unit Program or Restricted Stock Unit Program as in effect on 5 February 2024; or (iii) in connection with withholding to satisfy the exercise price and/or tax obligations with respect to the Stock Option Programs, Performance Share Unit Programs or Restricted Stock Unit Programs as in effect on 5 February 2024;

(d)
splitting, combining, subdividing or reclassifying any MorphoSys Shares or other equity interests;

(e)
accepting the Offer for any treasury shares (eigene Aktien);

(f)
effecting any changes to the corporate structure of MorphoSys or any other MorphoSys Group Company (in each case other than with another MorphoSys Group Company) including any transformation transaction (umwandlungsrechtliche Maßnahme) pursuant to the German Transformation Act;

(g)
entering into any enterprise agreements (Unternehmensverträge) pursuant to Secs. 291 and 292 AktG (in each case other than with another MorphoSys Group Company);

(h)
establishing a record date for, declaring, setting aside or paying any dividend or making any other distribution in respect of any shares of its capital stock (including the MorphoSys Shares) or proposing to its shareholders the payment of any dividend or making any other distribution in respect of any MorphoSys Shares;

(i)
except as contemplated by the Business Combination Agreement or as required under any employee plan (including but not limited to Incentive Plans, as defined in Sec. 7.2.3 of the Offer Document) (i) granting any increase in compensation, bonuses or other benefits to any current or former director, officer, employee or individual independent contractor of any of the MorphoSys Group Companies (each, a “MorphoSys Service Provider”), (ii) granting any severance, termination protection, change in control, retention or similar compensation or benefits to any MorphoSys Service Provider, (iii) granting, paying or awarding any bonuses, incentive compensation, MorphoSys Incentive Awards or any other equity or equity-based compensation to any MorphoSys Service Provider, (iv) hiring, promoting or terminating (other than for cause) the employment or service of any MorphoSys Service Provider, except that MorphoSys (1) may provide increases in salary, wages or benefits to non-executive officer employees in the ordinary course of business consistent with past practice of up to 3.5% in the aggregate; (2) may amend any employee plans to the extent required by applicable law; (3) may make usual and customary annual or quarterly bonus payments in the ordinary course of business consistent with past practice; and (4) may enter into employment agreements with non-executive officer employees and consultants in the ordinary course of business consistent with past practice;
(j)
(i) amending or modifying any material contract in a manner that is adverse in any material respect to the MorphoSys Group Companies or the development, manufacture or commercialization of any MorphoSys product, (ii) voluntarily terminating any material contract or permitting any material contract to expire (except automatic expirations that occur by the operation of the terms of any such material contract) or (iii) entering into or renewing certain material contracts except for the type described in the Business Combination Agreement;

(k)
entering into any joint venture, partnership, collaboration or similar arrangement;

(l)
except in the ordinary course of business consistent with past practice, making capital expenditures that exceed EUR 1,000,000.00 in the aggregate;

(m)
incurring, assuming or guaranteeing any new indebtedness for borrowed money (i.e., excluding refinancings) exceeding EUR 1,000,000.00 in the aggregate;

(n)
purchasing, acquiring, leasing, licensing, sublicensing, pledging, selling or otherwise disposing of, divesting or spinning-off, abandoning, waiving, relinquishing or permitting to lapse, transferring, assigning or encumbering any material right (including, for the avoidance of doubt, rights to receive royalties or other payments with respect to any collaboration, out-license or other contract to which the Bidder or any of its Affiliates are party) or other material asset or property (including investments in material intangible assets, fixed assets or financial assets), other than intellectual property rights; provided that the foregoing will not apply (i) to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the MorphoSys Group, (ii) transactions between MorphoSys Group Companies, (iii) with respect to pledges, sales or other dispositions constituting encumbrances created or incurred in connection with any indebtedness permitted to be established or incurred under the Business Combination Agreement or (iv) sales or other dispositions of assets or properties having a fair market value of less than EUR 1,000,000.00 individually (and not more than EUR 5,000,000.00 in the aggregate);

(o)
lending money or making capital contributions or advances to or making investments (except for treasury investments in financial assets in the ordinary course of business consistent with past practice) in, any person (other than another MorphoSys Group Company), in excess of EUR 100,000.00 in the aggregate and except for (i) advances to directors, employees and consultants for travel and other business related expenses in the ordinary course of business consistent with past practice and in compliance with MorphoSys’ policies related thereto and (ii) advances of expenses as required under any MorphoSys Group Company’s articles of association or similar organizational documents;

(p)
acquiring, selling, divesting, transferring, assigning, in-licensing, out-licensing, sublicensing, granting a covenant not to assert or release with respect to, cancelling, abandoning, letting lapse, failing to diligently prosecute or using commercially reasonable efforts to enforce, creating or incurring any encumbrance (other than a specified permitted encumbrance) on, or otherwise disposing of, any material MorphoSys intellectual property rights that are the subject of any collaboration, out-license or other contract to which the Bidder or any of its Affiliates is party and that claim, cover or are otherwise incorporated in any MorphoSys product, in each case, other than (i) pursuant to non-exclusive licenses granted in the ordinary course of business or (ii) the abandonment, disposal, lapse or expiration of MorphoSys intellectual property rights at the end of their statutory terms;

(q)
(i) terminating any clinical trial with respect to any MorphoSys product that is ongoing as of 5 February 2024 or (ii) commencing (alone or with any other person) any new clinical trial with respect to any MorphoSys product;

(r)
except as required by applicable law or IFRS Accounting Standards, (i) making any material change to any accounting method or accounting period used for tax purposes that has a material effect on taxes; (ii) making, rescinding or changing any material tax election; (iii) filing a material amended tax return; (iv) entering into a closing agreement with any governmental agency regarding any material tax liability or assessment; (v) settling, compromising or consenting to any material tax claim or assessment or surrendering a right to a material tax refund; or (vi) waiving or extending the statute of limitations with respect to any material tax or material tax return, other than automatic waivers or extensions obtained in the ordinary course of business;

(s)
entering into binding obligations concerning any M&A transactions which have not been communicated or otherwise known to the public markets prior to 5 February 2024;

(t)
settling, releasing, waiving or compromising any legal proceeding or other claim (or threatened legal proceeding or other claim) in accordance with the Business Combination Agreement against any MorphoSys Group Company, other than any settlement, release, waiver or compromise that (i) results solely in monetary obligations involving only the payment of monies by the MorphoSys Group Companies of not more than EUR 1,000,000.00 in the aggregate (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, any MorphoSys Group Company) and (ii) does not result in any material non-monetary obligation of or restrictions on any MorphoSys Group Company or the admission of fault, wrongdoing or violation of any law by any MorphoSys Group Company;

(u)
proposing to the general meeting a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the MorphoSys Group Companies; and/or

(v)
entering into any agreement to take, or commit to take, any of the foregoing actions.

The Business Combination Agreement provides that nothing in the covenants described in this Sec. 8.2.11 of the Offer Document will operate so as to restrict or prevent:
•
MorphoSys to take any of the already contemplated actions set forth in the Disclosure Letter;

•
the completion or performance of any binding obligations undertaken pursuant to any contract entered into prior to the date hereof and made available to Novartis AG prior to 5 February 2024;

•
anything required to be done by the Business Combination Agreement or in order to implement the Takeover in accordance with the terms of the Business Combination Agreement; and

•
anything required to be done by the Management Board and/or the Supervisory Board in order for them to always act in the best interest of MorphoSys and/or to comply with their fiduciary or other duties or applicable Law.

8.2.12
Regulatory Clearances

In the Business Combination Agreement, the Bidder, Novartis AG and MorphoSys have agreed to closely cooperate with each other in relation to regulatory clearances required for the Takeover (as described in detail in Sec. 11 of the Offer Document) (the “Regulatory Clearances”) in the manner described hereafter.
The Business Combination Agreement provides that the Bidder, Novartis AG and MorphoSys will file for the Regulatory Clearances without delay after 5 February 2024. In furtherance of the foregoing sentence, promptly, but in no event later than 27 February 2024, the Bidder, Novartis AG and MorphoSys will (and will cause their respective Affiliates, if applicable, to) make an appropriate filing of all notification and report forms as required by the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with respect to the Takeover. All filings in relation to the Regulatory Clearances, except filings in relation to the HSR Act, which are required to be filed by both parties, will be made by the Bidder on behalf of all relevant parties (except to the extent not permitted under applicable law), provided that a filing will require the prior written approval of MorphoSys where MorphoSys is obligated to make a filing (such consent not to be unreasonably withheld). All costs, expenses, filing fees, or other disbursements in connection with the Regulatory Clearances will be borne by the Bidder and Novartis AG (excluding any fees of lawyers or other advisors of any person or party other than the Bidder and Novartis AG). Novartis AG will not commit to or agree with any governmental entity to stay, toll or extend any applicable waiting period or withdraw its filing under the HSR Act or the other laws issued by any Specified Governmental Authority (as defined in Sec. 8.2.15(a) of the Offer Document) that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (the “Antitrust Laws”), or enter into any similar timing agreement, without the prior written consent of MorphoSys.
The filing in the Republic of Austria has been made on 12 February 2024. On 12 March 2024, the Austrian Federal Competition Authority (Bundeswettbewerbsbehörde) (the “FCA”) has confirmed that neither the FCA nor the Austrian Federal Cartel Prosecutor (Bundeskartellanwalt) (the “FCP”) have filed an application to the Cartel Court for an in-depth review of the Takeover and that, as of 12 March 2024, the stand-still obligation no longer applies.
The filing in Germany has been made on 13 February 2024.On 12 March 2024, the German Federal Cartel Office (Bundeskartellamt) (the “FCO”) has confirmed that the Takeover does not fulfill the requirements of a prohibition under Sec. 36(1) German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen) (“GWB”) and that it can be completed.
The filing in the United States has been made on 16 February 2024, and withdrawn and refiled on 4 March 2024. The second statutory waiting period expired at 23:59 hours (New York local time) on 19 March 2024.
The Business Combination Agreement provides that the Bidder and Novartis AG will use best efforts to procure that each and every impediment that may be asserted by any relevant authority in connection with the Regulatory Clearances is avoided or eliminated, so as to enable the Bidder to consummate the Takeover as planned. However, in no event will the Bidder or Novartis AG or any of their respective Affiliates be required to (and the Bidder’s and Novartis AG’ obligations to use best efforts will not be construed to require the Bidder or Novartis AG or any of their Affiliates to) propose, offer, commit to or consent to any divestiture, sale, disposition, hold separate order or other structural or conduct relief, or other operational undertaking in order to obtain Regulatory Clearances. MorphoSys also cannot take the foregoing actions without the prior written consent of the Bidder and Novartis AG. The Bidder, Novartis AG and MorphoSys have agreed to defend through litigation on the merits any claim asserted in court by any party under Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could restrain, delay, or prevent the Closing by 5 February 2025, 23:59 hours (Frankfurt am Main local time) / 17:59 hours (New York local time) (the “Longstop Date”).
The Business Combination Agreement provides that, in order to obtain the Regulatory Clearances, the Bidder and MorphoSys will cooperate, to the extent legally permissible, in all respects and consult with each other in the preparation of the filings and in connection with any submission, investigation, or inquiry, supply to any competent authority as promptly as practicable any additional information requested pursuant to any applicable law, and take all other procedural actions required in order to obtain any necessary clearance or to cause any applicable waiting periods to commence and expire. Notwithstanding the foregoing or any terms and conditions to the contrary in the Offer Document, the Bidder will, following consultation with MorphoSys, determine the strategy and lead the effort to obtain and secure the expiration or termination of any applicable waiting periods under the HSR Act or any other applicable Antitrust Law and obtain any Regulatory Clearance in connection with the Takeover.
The Business Combination Agreement provides that, in connection with the Regulatory Clearances, each of the Bidder, Novartis AG and MorphoSys will (i) promptly provide each other with copies of any material written communication (or written summaries of any material non-written communication), (ii) contact, or communicate with, any competent authority only after consultation with the other parties, (iii) promptly inform each other in advance of the time and place of any meetings and conferences with the competent authorities and (iv) give each other and their respective advisors the opportunity to participate in all such meetings or conferences. In exchanging or conveying information, submissions, correspondence and communications, the Bidder, Novartis AG and MorphoSys will designate competitively or commercially sensitive information, which will be redacted from the version shared with the respective other parties. Such non-confidential versions will be supplied without delay and the exchange of any competitively or commercially sensitive information will be limited to lawyers and/or outside counsel provided that such exchange will be conducted in a manner reasonably designed to preserve applicable lawyer/client and lawyer work product privileges.
The Business Combination Agreement provides that the Bidder, Novartis AG and MorphoSys will co-operate in all respects with each other, and keep each other informed in all material respects with respect to any communication given or received, in connection with any filing, submission, investigation or proceeding relating to the Takeover.
8.2.13
No Solicitation of Rival Offer

The Business Combination Agreement provides that, to the extent legally possible, MorphoSys will, from 5 February 2024 to the earlier of (i) the termination of the Business Combination Agreement and (ii) the Closing, refrain, will cause the other MorphoSys Group Companies and will use best efforts to cause its and their respective representatives to refrain, from initiating or otherwise taking any measures or steps which would or would be reasonably likely to prevent the Offer from being successfully completed. In particular, MorphoSys will not, will cause the other MorphoSys Group Companies and will use best efforts to cause its and their respective representatives not to, directly or indirectly,
(a)
solicit (i.e., actively ask for), initiate or knowingly encourage or facilitate a competing public offer for MorphoSys Shares by a third party (a “Rival Offer”) or another transaction which is economically or otherwise comparable to a Rival Offer and which, if implemented, would or would be reasonably likely to prevent the Offer from being successfully completed (any such transaction, including a Rival Offer, a “Competing Transaction”);

(b)
engage in, continue or otherwise participate in any discussions or negotiations relating to, or furnish to any other person any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, a Competing Transaction or any inquiry, proposal or public offer that could reasonably be expected to lead to a Competing Transaction;

(c)
enter into any letter of intent, agreement in principle, business combination agreement, acquisition agreement or similar agreement with respect to a Competing Transaction or any inquiry, proposal or public offer that could reasonably be expected to lead to a Competing Transaction; or

(d)
resolve to do, or agree or announce an intention to do, any of the foregoing.

The Business Combination Agreement provides that MorphoSys will, to the extent legally permissible, inform the Bidder in writing as soon as reasonably practical (and in any event within twenty-four (24) hours) in the event that it or any of its representatives is approached by another person in relation to a situation that would reasonably be expected to result in a Competing Transaction (including if it or any of its representatives receives any proposals, public offers or concrete inquiries with respect to a Competing Transaction), and provide the Bidder with written notice of the material terms and conditions of such Competing Transaction, inquiry, proposal or public offer, the identity of the person making any such Competing Transaction, inquiry, proposal or public offer and the most current version of the relevant proposed term sheet, letter of intent, business combination agreement, acquisition agreement or similar agreement with respect thereto, including any schedule, exhibit and annex thereto. Thereafter, MorphoSys will promptly and on a current basis (and in any event within twenty-four (24) hours) provide the Bidder with oral and written notice setting forth all such information as is reasonably necessary to keep the Bidder informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Competing Transaction, inquiry, proposal or public offer.
Nothing in the Business Combination Agreement will prevent MorphoSys, the Management Board, the Supervisory Board, or any other MorphoSys Group Company from:

•
providing information duly requested or required by a governmental authority;

•
engaging with a third party that submits a bona fide, unsolicited alternative offer that is reasonably likely to result in a fully financed (certain funds) Rival Offer, provided that, according to the reasonable opinion of the Management Board, acting in good faith and after consultation with MorphoSys’ financial advisor and outside legal counsel, taking into account all elements of the relevant alternative offer, including the offer consideration per share as well as transaction certainty and timing, the terms of the alternative offer are more favorable to MorphoSys and its shareholders than the terms of the Offer (a “Superior Offer”), provided further that MorphoSys makes available to the Bidder as soon as reasonably practical (and in any event within twenty-four (24) hours) any material non-public information it has made available to such third party to the extent such information was not previously provided to the Bidder;

•
acting in accordance with (i) their respective fiduciary duties under German Law, specifically the duty of care and loyalty under Secs. 93 and 116 AktG, and (ii) managerial tasks and duties to the extent legally required, including the business judgment rule pursuant to Secs. 76, 93 as well as 116 AktG;

•
(i) publishing the Reasoned Statement (as defined in Sec. 7.6 of the Offer Document) and (ii) taking and disclosing to the MorphoSys Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the U.S. Exchange Act, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the U.S. Exchange Act; and

•
making any disclosure to the MorphoSys Shareholders that is required by applicable law.

8.2.14
Extension of the Acceptance Period

The Business Combination Agreement provides that if during the last two weeks of the Acceptance Period, MorphoSys reasonably believes that the minimum acceptance condition may not be met at the end of the Acceptance Period, upon request by MorphoSys, the Bidder will promptly (and in any event no later than the day prior to the day on which the Acceptance Period ends) extend the Acceptance Period by two weeks by making an amendment to the Offer pursuant to Sec. 21 para. 1 WpÜG, provided that any such amendment must be in line with the Business Combination Agreement. In particular, the Bidder may reduce the minimum percentage of MorphoSys Shares on the acquisition of which the validity of the Offer is to be conditional.
8.2.15
Term and Termination

The Business Combination Agreement has a fixed term of three (3) years, except as explicitly provided otherwise in the Business Combination Agreement.
The Business Combination Agreement may be terminated with immediate effect,
(a)
by either MorphoSys or the Bidder (acting in its own name and on behalf of Novartis AG) if

(i)
the Offer lapses as result of non-satisfaction of a requirement to receive the Regulatory Clearances or the No Illegality Condition (as defined in Sec. 12.1.3 of the Offer Document) (solely in respect of an Antitrust Law) (the “Regulatory Conditions”) by the Longstop Date, provided the terminating party is not then in breach, in any material respect, of any of its covenants or agreements under the Business Combination Agreement relating to the Regulatory Conditions (any such termination, a “Regulatory Failure Termination”);

(ii)
there is any Law, administrative act, restraining order, injunction or other order that is final and non-appealable and is issued by any Specified Governmental Authority (as defined in Sec. 12.1.3 of the Offer Document) or is based upon the Antitrust Laws which prohibits the conduct or consummation of the Offer (a “Legal Restraint”), provided that the terminating party is not then in breach, in any material respect, of any of its covenants or agreements under the Business Combination Agreement relating to such Legal Restraint (any such termination, a “Legal Restraint Termination”);

(iii)
the Offer lapses as result of non-satisfaction of the Offer Conditions other than the Regulatory Conditions by the end of the Acceptance Period (as it may be extended), provided that the terminating party is not then in breach, in any material respect, of any of its covenants or agreements under the Business Combination Agreement relating to the relevant Offer Condition (any such termination, a “Non-Regulatory Failure Termination”); or

(iv)
a Rival Offer for greater than 20 % of the MorphoSys Shares has been settled and consummated (any such termination, a “Rival Offer Termination”);

(b)
by MorphoSys, if:

(i)
the terms of the Offer materially deviate from the terms agreed in the Business Combination Agreement; specifically if the Offer Price is lower than the Offer Price agreed in the Business Combination Agreement or the Offer contains conditions that are in addition to or broader than the Offer Conditions;

(ii)
the offer document of a Superior Offer has been published by a third party and

(A)
MorphoSys will have given Novartis AG prior written notice of its intention to terminate the Business Combination Agreement pursuant to the provisions described in this Sec. 8.2.15(b)(ii) of the Offer Document at least five (5) Business Days prior to such termination (a “Determination Notice“) (which notice will not constitute a termination) and, if desired by Novartis AG, during such five (5) Business Day period will have negotiated, and will have caused its relevant representatives to negotiate, in good faith with respect to any revisions to the terms of the Business Combination Agreement or another proposal, to the extent proposed by Novartis AG, so that such Rival Offer would cease to constitute a Superior Offer;

(B)
MorphoSys will have provided to Novartis AG information with respect to such Superior Offer as described under Sec. 8.2.13 of the Offer Document, including the proposed definitive agreement (including any related schedules, appendices, exhibits and other amendments) and any financing commitments relating thereto;

(C)
MorphoSys will have given Novartis AG the five (5) Business Day period after the Determination Notice to propose revisions to the terms of the Business Combination Agreement or make another proposal so that such Rival Offer would cease to constitute a Superior Offer; and

(D)
after giving effect to the proposals made by Novartis AG during such period, if any, and after consultation with MorphoSys’ financial advisor and outside legal counsel, the Management Board will have determined, in good faith, that such Rival Offer is a Superior Offer and that the failure to terminate the Business Combination Agreement pursuant to the provisions described in this Sec. 8.2.15(b)(ii) of the Offer Document would be inconsistent with the fiduciary duties of the Management Board to the MorphoSys Shareholders under German Law; provided that the provisions described in this Sec. 8.2.15(b)(ii) of the Offer Document will also apply to any material amendment or modification to any Rival Offer (it being understood that any change to the financial terms or form of consideration (or material terms relating to conditionality, termination and termination fees, regulatory efforts or financing) of such proposal shall be deemed a material modification) and will require a new Determination Notice, except that the references to five (5) Business Days will be deemed to be three (3) Business Days (any such termination, a “Superior Proposal Termination”); or

(iii)
failure by the Bidder and Novartis AG to perform, in all material respects, the covenants or other obligations to be performed by them under the Business Combination Agreement, and such breach or failure to perform is non-curable or, if curable, has not been cured within ten (10) Business Days after such breach or failure to perform has been made known to the Bidder and Novartis AG by MorphoSys;

(c)
by the Bidder (acting in its own name and on behalf of Novartis AG) in the following events:

(i)
failure by MorphoSys to perform, in all material respects, the covenants or other obligations to be performed by it under the Business Combination Agreement, and such breach or failure to perform is non-curable or, if curable, has not been cured within ten (10) Business Days after such breach or failure to perform has been made known by the Bidder; or

(ii)
MorphoSys fails to include the Reasoned Statement Requirements in either the Reasoned Statement or the Schedule 14D-9 or the Management Board or the Supervisory Board changes the content of the Reasoned Statement or the Schedule 14D-9 in a manner that does not reflect the Reasoned Statement Requirements (any such termination, a “Change in Recommendation Termination”).

The right to terminate the Business Combination Agreement for cause (aus wichtigem Grund) remains unaffected. Cause will exist where the terminating party, taking into account all circumstances of the specific case and weighing the interests of the parties, cannot reasonably be expected (unzumutbar) to continue the contractual relationship through the remainder of the agreed fixed term (Sec. 314 para. 1 sentence 1 German Civil Code (Bürgerliches Gesetzbuch) (“BGB”)).
8.2.16
MorphoSys Termination Fee

The Business Combination Agreement provides that, in the event that the Business Combination Agreement is terminated:
(a)
by MorphoSys pursuant to a Rival Offer Termination or a Superior Proposal Termination (or pursuant to a Non-Regulatory Failure Termination in circumstances where the Bidder would have been entitled to terminate pursuant to a Rival Offer Termination or a Superior Proposal Termination Termination);

(b)
by the Bidder pursuant to a Rival Offer Termination or a Change in Recommendation Termination (or pursuant to a Non-Regulatory Failure Termination in circumstances where the Bidder would have been entitled to terminate pursuant to a Rival Offer Termination or a Change in Recommendation Termination); or

(c)
by either MorphoSys or the Bidder pursuant to a Superior Proposal Termination, and (i) any person will have publicly disclosed a Competing Transaction after 5 February 2024 and prior to the termination of the Business Combination Agreement and such Competing Transaction has not been publicly and unconditionally withdrawn at least ten (10) Business Days prior to such termination, and (ii) within twelve (12) months of such termination, MorphoSys enters into a definitive agreement with respect to a Competing Transaction or a Competing Transaction is consummated (which, in either case, for the avoidance of doubt, does not need to be the same Competing Transaction referred to in clause (i)), then MorphoSys will (A) substantially concurrently and as a condition to such termination, in the case of a Superior Proposal Termination, (B) promptly (and in any event within three (3) Business Days) following the earlier of the entry into a definitive agreement for or the consummation of a Competing Transaction described in the foregoing para. (c), and (C) in all other cases, promptly (and in any event within three (3) Business Days of such termination) pay to Novartis AG or its designee a cash amount equal to EUR 50,000,000.00 (the “MorphoSys Termination Fee”) by wire transfer of same day funds; it being understood that in no event will MorphoSys be required to pay the MorphoSys Termination Fee on more than one (1) occasion.
The Business Combination Agreement provides that payment of the MorphoSys Termination Fee will be:
•
except in case of willful breach (Vorsatz) or fraud (Arglist) on the part of MorphoSys or any other MorphoSys Group Company, deemed to be liquidated damages (pauschalierter Schadensersatz) for any and all losses or damages suffered or incurred by Novartis AG, the Bidder, any of their respective Affiliates or any other person in connection with the Business Combination Agreement (and the termination thereof), the Takeover (and the abandonment thereof) or any matter forming the basis for such termination; and
•
with respect to the circumstances which gave rise to the payment of the MorphoSys Termination Fee, the sole and exclusive remedy of Novartis AG, the Bidder or any of their respective Affiliates against the MorphoSys Group and any of their respective former, current or future officers, directors, partners, shareholders, managers, members or MorphoSys Affiliates for any loss suffered as a result of the failure of the Offer to be consummated or for a breach or failure to perform under the Business Combination Agreement or otherwise, and none of Novartis AG, the Bidder or any of their respective Affiliates will be entitled to bring or maintain any claim, action or proceeding against MorphoSys or MorphoSys Affiliates arising out of or in connection with the Business Combination Agreement, the Takeover or any matters forming the basis for such termination, except in case of willful breach (Vorsatz) or fraud (Arglist) on the part of MorphoSys or any other MorphoSys Group Company.

Accordingly, the Business Combination Agreement provides that, upon payment of the MorphoSys Termination Fee, none of the MorphoSys Group Companies will have any further liability or obligation relating to or arising out of the Business Combination Agreement or the Takeover, except in case of willful breach (Vorsatz) or fraud (Arglist).
8.2.17
Novartis Termination Fee

The Business Combination Agreement provides that, in the event that the Business Combination Agreement is terminated by the Bidder or MorphoSys pursuant to a Regulatory Failure Termination or a Legal Restraint Termination (but, in the case of a Legal Restraint Termination, solely to the extent such Legal Restraint is pursuant to or arising under any Antitrust Law) and, in either case, as of the time of such termination:
(a)
the conditions set forth in at least one of the Regulatory Conditions (with respect to the No Illegality Condition, solely to the extent such condition has not been satisfied due to a Legal Restraint pursuant to or arising under any Antitrust Law) will have not been satisfied or waived (to the extent waivable);

(b)
all other Offer Conditions (other than any condition described in para. (a) above) have been satisfied or waived; and

(c)
MorphoSys has not breached, in any material respect, any of its covenants or agreements under the Business Combination Agreement relating to the Offer Conditions described in para. (a) above,

then Novartis AG will promptly (and in any event within three (3) Business Days) following such termination pay, or cause to be paid, to MorphoSys a cash amount equal to EUR 100,000,000.00 (the “Novartis Termination Fee”) by wire transfer of same day funds.
The Business Combination Agreement provides that payment of the Novartis Termination Fee will be:
•
except in case of willful breach (Vorsatz) or fraud (Arglist) on the part of Novartis AG or the Bidder, deemed to be liquidated damages (pauschalierter Schadensersatz) for any and all losses or damages suffered or incurred by the MorphoSys Group Companies, MorphoSys Affiliates or any other person in connection with the Business Combination Agreement (and the termination thereof), the Takeover (and the abandonment thereof) or any matter forming the basis for such termination; and

•
with respect to the circumstances which gave rise to the payment of the Novartis Termination Fee, the sole and exclusive remedy of the MorphoSys Group Companies or the respective MorphoSys Affiliates against Novartis AG, the Bidder and any of their respective former, current or future officers, directors, partners, shareholders, managers, members or Affiliates for any loss or damage suffered as a result of the failure of the Offer to be consummated or for a breach or failure to perform under the Business Combination Agreement or otherwise, and none of the MorphoSys Group Companies or their respective MorphoSys Affiliates will be entitled to bring or maintain any claim, action or proceeding against Novartis AG or any of its Affiliates arising out of or in connection with the

Business Combination Agreement, the Takeover or any matters forming the basis for such termination, except in case of willful breach (Vorsatz) or fraud (Arglist) on the part of Novartis AG or the Bidder.
Accordingly, the Business Combination Agreement provides that, upon payment of the Novartis Termination Fee, neither Novartis AG nor the Bidder will have any further liability or obligation relating to or arising out of the Business Combination Agreement or the Takeover, except in case of willful breach (Vorsatz) or fraud (Arglist).
8.2.18
Specific Performance

The Business Combination Agreement provides that, in the event of a breach or non-fulfillment by a party of any undertaking, covenant or other obligation of such party contained in the Business Combination Agreement, the relevant other party is entitled to seek from the party in breach specific performance (Erfüllung) of the breached or non-fulfilled undertaking, covenant or other obligation and to be put into the position it would have been in, if the breach had not occurred. The relevant party may in its sole discretion, seek, instead of specific performance, to be compensated for losses — as determined in accordance with the principles to determine losses pursuant to Secs. 249 through 254 German Civil Code (allgemeine Grundsätze der Schadensermittlung) — suffered by it as a result of the relevant breach and the failure of the party in breach to satisfy a claim for specific performance. The relevant party may change its election between seeking specific performance and compensation for losses in its sole discretion at any time again until the relevant breach has been cured or it has obtained a legally final and binding decision on the relevant breach in accordance with the dispute resolution procedures set forth in the Business Combination Agreement.
8.2.19
Other Covenants

The Business Combination Agreement contains other customary covenants and agreements, including, but not limited to, covenants related to cooperation in the preparation of certain public filings and required documentation, public announcements, access to information and further assurances.
8.2.20
Governing Law

The Business Combination Agreement will be governed by, and construed in accordance with, the laws of the Federal Republic of Germany, excluding conflict-of-laws provisions.
8.2.21
Dispute Resolution

The Business Combination Agreement provides that all disputes arising out of or in connection with the Business Combination Agreement or its validity will be finally settled in accordance with the arbitration rules of the German Arbitration Institute (DIS) without recourse to the ordinary courts of law. The right to obtain injunctive relief before state courts remains unaffected.
8.2.22
Representations and Warranties

The Business Combination Agreement includes certain representations and warranties of the Bidder, Novartis AG and MorphoSys. For MorphoSys, these representations and warranties are, inter alia, with respect to due organization and subsidiaries, certificate of incorporation and bylaws, capitalization, SEC filings and financial statements, absence of changes, no material adverse effect, title to assets, real property, intellectual property, contracts, liabilities, compliance with laws, regulatory matters, certain business practices, governmental authorizations, tax matters, employee matters, benefit plans, environmental matters, insurance, legal proceedings and orders, authority and binding nature of agreement, takeover laws, non-contravention and consents, brokers and other advisors and opinion of financial advisors. For the Bidder and Novartis AG, these representations are, inter alia, with respect to due organization, the Bidder, authority and binding nature of agreement, non-contravention and consents, absence of litigation, funds, brokers and other advisors.
The Bidder, Novartis AG and MorphoSys have agreed that the representations and warranties of each party set forth in the Business Combination Agreement (i) constitute the sole and exclusive representations and warranties in connection with the Takeover, (ii) are solely given for informational purposes (reine Wissenserklärungen zu Informationszwecken), (iii) are in each case subject to MorphoSys’ knowledge and the Bidder’s knowledge, as applicable, (iv) do not create any legal liability on the part of, and be without any recourse against the party making the relevant representations and warranties to the fullest extent permitted under applicable laws, and (v) shall not give any party a right to withdraw from, rescind or otherwise terminate the Business Combination Agreement based on an alleged or actual incorrectness of the representations and warranties, or otherwise, except, in each case of item (ii), (iv) and (v), for any statutory rights that apply under applicable law in case of willful misconduct (Vorsatz) or fraud (Arglist) which remain unaffected.
9.
INTENTIONS OF THE BIDDER, NOVARTIS PHARMA AND NOVARTIS AG

The intentions described below are the uniform intentions of the Bidder; Novartis Pharma and Novartis AG. Neither the Bidder nor Novartis Pharma nor Novartis AG have the intention to deviate from the intentions laid out in Secs. 9.1 to 9.6 of the Offer Document. The intentions described below are essentially based on the Business Combination Agreement entered into by and between MorphoSys, the Bidder and Novartis AG.
9.1
Future business activity, assets and future obligations of MorphoSys

9.1.1
Future business activity and strategy

The Bidder, Novartis Pharma and Novartis AG intend to further strengthen their position in oncology and hematology, developing and commercializing innovative medicines that transform the lives of cancer patients. The financial resources of the Bidder, Novartis Pharma and Novartis AG, their additional scientific expertise and strong global commercial infrastructure provide a great benefit to MorphoSys Group as they help accelerate the development and commercialization potential of pelabresib at a greater speed and scale and to further the development of tulmimetostat.
The willingness of Novartis AG and the Bidder to enter into the Business Combination Agreement and agree to the Offer (including the Offer Price) was predicated on, among other things, the acquisition of 100% of the MorphoSys Shares. The Offer is intended to be the first in a series of related transactions to achieve the acquisition of 100% of the MorphoSys Shares. Subject to and until the possible conclusion of a domination and/or profit and loss transfer agreement pursuant to Sec. 291 para. 1 AktG (Beherrschungs- und/oder Gewinnabführungsvertrag) between MorphoSys and the Bidder (a “DPLTA”), the conduct of the business operations of MorphoSys based upon the business strategy currently implemented or further developed in the future as well as the final determination of the strategy for MorphoSys’ business and its implementation — subject to required approvals by the Supervisory Board — remain the responsibility of the Management Board. All integration measures taken or proposed by the Bidder will be at arm’s length.
Following the consummation of the Takeover, the Bidder, Novartis Pharma and Novartis AG intend to fully support MorphoSys in its strategy and to explore opportunities to ensure that the development and commercialization of pelabresib and tulmimetostat is successful. To facilitate this support, they intend to explore effective ways of cooperation and information exchange as is necessary to enable MorphoSys Group to fully benefit from the resources and know-how of the Bidder, Novartis Pharma and Novartis AG. The Bidder, Novartis Pharma and Novartis AG trust in MorphoSys to use, subject to compliance by MorphoSys with all applicable laws, best efforts to take all actions and conduct all activities (including providing access to all data, results and other relevant information of the members of the MorphoSys Group) reasonably requested by the Bidder, Novartis Pharma and Novartis AG in connection with the drafting, preparation, filing and submission of any regulatory permit or other regulatory filing or submission with respect to any MorphoSys product, including pelabresib.
9.1.2
Assets and future obligations

The Bidder acknowledges the integrity of MorphoSys Group and its business and major assets. The Bidder, Novartis Pharma and Novartis AG intend to enter into detailed discussions with the Management Board regarding the future utilization of MorphoSys’ operational assets and business operations to ensure the successful commercialization of pelabresib and development of tulmimetostat. Any sale or other disposal of the business or material assets of MorphoSys Group requires prior consent of MorphoSys’ Management Board and Supervisory Board.
Subject to and until the possible conclusion of a DPLTA, the Bidder, Novartis Pharma and Novartis AG intend not to take any actions relating to, initiate or otherwise support the distribution of an extraordinary dividend (Sonderdividende), the change of the existing dividend policy (Dividendenpraxis) of MorphoSys or other distributions (e.g., through share buy-backs) Any dividend policy will duly consider the financial needs of MorphoSys in light of its business strategy currently implemented or further developed in the future by the Management Board.
Following the Closing, the Bidder, Novartis Pharma and Novartis AG intend to provide the MorphoSys Group with the financial resources required to continue its business as contemplated to be conducted by Novartis AG. In addition, following the Closing, the Bidder, Novartis Pharma and Novartis AG will use best efforts to provide MorphoSys with the financial resources required to pay any obligations arising from the implementation of the Offer as and when due, including, but not limited to, any obligations arising under the Convertible Bonds or in connection with the settlement of the Incentive Plans.
In case of a termination of bank financing of MorphoSys as a consequence of the change of control following the Closing, the Bidder, Novartis Pharma and Novartis AG intend to provide financing assistance on arm’s length basis vis-à-vis MorphoSys and/or provide assistance to MorphoSys to obtain new credit lines from Bidder’s and/or Novartis’ relationship bank(s) to substitute any bank financing.
The Bidder, Novartis Pharma and Novartis AG have no intentions which would result in an increase of MorphoSys Group’s current indebtedness outside the ordinary course of business.
9.1.3
Company name

The Bidder, Novartis Pharma and Novartis AG intend to continue to use the current name MorphoSys as the corporate name of MorphoSys and its subsidiaries (for the subsidiaries, subject to customary pre- and suffixes to distinguish them from MorphoSys). However, under the Business Combination Agreement, the Bidder, Novartis Pharma and Novartis AG may consider, following the Closing, (i) rebranding the MorphoSys products to align with product names and branding customarily used by Novartis, including indicating that such MorphoSys products are sold by Novartis AG or (ii) requiring all trademarks and other branding of the MorphoSys Group or any MorphoSys product to include a mark or other designation indicating that the MorphoSys Group is a part of Novartis AG’s affiliated group. However, the Bidder, Novartis Pharma and Novartis AG have no such intention.
9.2
Headquarters of MorphoSys

The Bidder, Novartis Pharma and Novartis AG intend to maintain the registered office and the administrative headquarters of MorphoSys in Planegg following Closing. Additionally, in consideration of the complementary nature of the products and technologies of MorphoSys, the Bidder, Novartis Pharma and Novartis AG also intend to maintain the R&D capability in this location following Closing.
9.3
Employees and employment conditions

The Bidder acknowledges that the dedicated workforce of the MorphoSys Group is the foundation for the current and future success of the MorphoSys Group and that the current and future success of MorphoSys depends on the creativity and performance of MorphoSys Group’s workforce and their potential for innovation both of which heavily rely on the competence and the commitment of the employees of MorphoSys.
The Bidder, Novartis Pharma and Novartis AG intend to support the Management Board in maintaining and developing an attractive and competitive framework to retain a highly qualified employee base and in the continued effort to attract talents. The Bidder, Novartis Pharma and Novartis AG intend to use best efforts to retain the MorphoSys Group’s talents amongst its employees. They believe they can properly incentivize such employees consistently with its incentivization of similarly situated employees of Novartis AG and its subsidiaries and further believes it can provide such employees a welcoming and stimulating workplace and an opportunity to align their individual strengths and goals with corresponding opportunities with the MorphoSys Group as well as potentially across Novartis’ global operations.
See Secs. 8.2.8 and 8.2.9 of the Offer Document for a description of certain undertakings by the Bidder and Novartis AG and MorphoSys with respect to the Group employees’ participation in the remuneration system and the existing incentive plans.
The Bidder, Novartis Pharma and Novartis AG have no further intentions regarding employees and conditions of employment. In particular, the Bidder, Novartis Pharma and Novartis AG have no intentions regarding any employee representation at the level of the MorphoSys Group.
9.4
Members of the Management Board and the Supervisory Board of MorphoSys

The Bidder acknowledges the outstanding leadership and management skills and capabilities as well as deep industry knowledge of the current members of the Management Board. The Bidder, Novartis Pharma and Novartis AG intend to work with the members of the Management Board to develop a detailed integration plan that will help ensure a smooth transition while best positioning MorphoSys’ business for future growth and continued success. See Secs 8.2.8 and 8.2.9 of the Offer Document for a description of certain undertakings by the Bidder and Novartis AG and MorphoSys with respect to the Management Board members’ participation in the remuneration system and the existing incentive plans.
Subject to and until the possible conclusion of a DPLTA (see Sec. 9.5.1 of the Offer Document), the Bidder, Novartis Pharma and Novartis AG do not intend to issue instructions to the Management Board.
The Bidder, Novartis Pharma and Novartis AG intend to have a representation on the Supervisory Board which reflects their shareholding following the Closing. The Bidder, Novartis Pharma and Novartis AG intend their representatives to be appointed in accordance with a respective resolution of MorphoSys’ shareholders’ meeting and/or by the competent court pursuant to Sec. 104 AktG. The Bidder and MorphoSys expect such appointment to become effective as of the date the resignation of certain current Supervisory Board members becomes effective.
9.5
Structural measures

The Management Board will continue to manage MorphoSys independently and in its own responsibility. However, the Bidder, Novartis Pharma and Novartis AG intend to implement (or cause to be implemented) certain Legal Integration Measures if deemed necessary for the successful development and commercialization of pelabresib and tulmimetostat. These Legal Integration Measures may include the implementation of structuring measures set forth below in Secs. 9.5.1 through 9.5.4 of the Offer Document. The Bidder and Novartis AG have, under the Business Combination Agreement, explicitly reserved the right to reasonably request MorphoSys to pursue corporate structuring measures such as enterprise agreements (Unternehmensverträge) pursuant to Secs. 291 et seqq. AktG, legal transformations, a squeeze-out under stock corporation law, a merger squeeze-out under transformation law, a squeeze-out under takeover law and any other restructuring or reorganization of the MorphoSys Group.
9.5.1
Domination and profit and loss transfer agreement

The Bidder, Novartis Pharma and Novartis AG intend to enter into a DPLTA. Upon effectiveness of the DPLTA, the Bidder would be entitled to give binding instructions to the Management Board with regard to the management of MorphoSys and, thus, to exercise control over MorphoSys’ management. As a result of the effectiveness of the DPLTA, the Bidder would be obliged to compensate any annual net losses (Jahresfehlbetrag) that would be incurred by MorphoSys if no DPLTA was in place and which would not be offset by any withdrawals from other revenue reserves created during the term of the DPLTA. Conversely, MorphoSys would be obliged to transfer to the Bidder all annual net profits (Gewinn) that would accrue without such transfer of profits, less any losses carried forward and any amounts appropriated to the legal reserves. Furthermore, the DPLTA would provide, amongst other things, for an obligation of the Bidder (i) to acquire any MorphoSys Shares held by minority MorphoSys Shareholders, at their request, against payment of an adequate compensation (Abfindung) in cash (the “DPLTA Cash Compensation”) and (ii) to compensate the remaining minority MorphoSys Shareholders whose MorphoSys Shares would not be acquired pursuant to item (i) by paying an annually recurring compensation (Ausgleich) (the “Recurring DPLTA Payment”). The amounts of the DPLTA Cash Compensation and the Recurring DPLTA Payment would be agreed upon by the Bidder and MorphoSys in the DPLTA. The Bidder’s management and the Management Board would issue a joint report explaining and substantiating the terms and conditions of the DPLTA from a legal and financial point of view and especially the nature and the level of the DPLTA Cash Compensation and of the Recurring DPLTA Payment (the “DPLTA Report”). Also, the underlying valuation of MorphoSys to determine those amounts (the “DPLTA Valuation”) would have to be validated by a court-appointed appraiser (Vertragsprüfer) who must review the DPLTA and issue a written report (Prüfungsbericht) on its findings (the “Appraiser Review Report”). The DPLTA valuation must be based on the circumstances prevailing at the time when MorphoSys’ general meeting passes the relevant resolution on the DPLTA.
The DPLTA Valuation to be set forth in the DPLTA Report must be based on the “Principles for the Performance of Business Valuations (IDW S1)” (in its current version 2008, status: 2 April 2008) issued by the Institute of Chartered Accountants in Germany (Institut der Wirtschaftsprüfer in Deutschland e.V.) (these principles the “IDW S1 Standard”) and according to the “Best Practice Recommendations Corporate Valuation” (status: December 2012) published by the German Association for Financial Analysis and Asset Management e.V. (Deutsche Vereinigung für Finanzanalyse und Asset Management e.V.) (“DVFA” and together with the IDW S1 Standard the “Valuation Methodology”).
An independent financial expert engaged by Novartis AG has determined ranges of a DPLTA Valuation of MorphoSys based on the current business plan provided by MorphoSys for its valuation and publicly available information using the Valuation Methodology. The valuation was based on the application of a risk-equivalent cost of capital and the results were further validated using the multiple-method, applying trading multiples of listed peer group companies and multiples derived from recent comparable transactions.
Based on this valuation, the Bidder considers the equity value of MorphoSys in accordance with the S1 Valuation Methodology to be more than one third lower than the equity value of MorphoSys determined on the basis of the Offer Price in each case on a fully diluted basis.
The Bidder therefore considers it highly unlikely that the DPLTA Cash Compensation per MorphoSys Share to be offered in connection with the implementation of the DPLTA and to be established in the DPLTA Report will exceed the Offer Price per MorphoSys Share.
9.5.2
Delisting

In addition, the Bidder, Novartis Pharma and Novartis AG intend, as soon as reasonably possible, to effect the Delisting. Pursuant to the Business Combination Agreement, MorphoSys will enable a delisting of the MorphoSys Shares and the MorphoSys ADS from Nasdaq as well as the deregistration of the MorphoSys Shares under the U.S. Exchange Act.
As a requirement of a Delisting, a delisting tender offer pursuant to Sec. 39 para. 2 BörsG would have to be made to all remaining minority shareholders of MorphoSys. The Bidder expects the mandatory offer price of the delisting offer to be equal to the Offer Price.
Any such delisting tender offer will also be made in accordance the U.S. Offer Rules.
Following the Delisting, MorphoSys Shares would be discontinued from trading on the regulated market (Regulierter Markt) of the FSE (Frankfurter Wertpapierbörse), which could make MorphoSys Shares effectively illiquid. The Delisting would also terminate the comprehensive capital-market oriented reporting obligations of MorphoSys.
9.5.3
Termination of the ADS Deposit Agreement

In connection with the Delisting, MorphoSys will terminate the amended and restated deposit agreement among MorphoSys, the ADS Depositary and owners and holders of MorphoSys ADSs, dated as of 18 April 2018 (the “ADS Deposit Agreement”), pursuant to which the ADS Depositary maintains an ADS facility for the MorphoSys Shares. When the ADS Deposit Agreement is terminated, holders of

MorphoSys ADSs will only have the right to receive MorphoSys Shares underlying MorphoSys ADSs upon surrender of MorphoSys ADSs and payment of applicable fees of the ADS Depositary. At any time after the date of termination, which shall be at least ninety (90) days following dissemination to MorphoSys ADS Holders of a notice of termination, the ADS Depositary may sell the remaining deposited MorphoSys Shares held under the ADS Deposit Agreement and hold the proceeds of such sale for the benefit of holders of MorphoSys ADSs that have not been surrendered.
9.5.4
Squeeze-out under stock corporation law, merger squeeze-out under transformation law or a squeeze-out under takeover law

In the event that, following the Closing, the Bidder holds at least (i) 95% (squeeze-out under stock corporation law) or (ii) 90% (merger squeeze-out under transformation law) of the share capital with voting power of MorphoSys, the Bidder, Novartis Pharma and Novartis AG intend to pursue a squeeze-out (i.e., the transfer of the MorphoSys Shares held by the MorphoSys Shareholders who have not accepted the Offer to the Bidder as the principal shareholder (Hauptaktionär)) in return for payment of an appropriate cash settlement pursuant to (A) Secs. 327a et seqq. AktG (squeeze-out under stock corporation law), or (B) Secs. 62 para. 5 UmwG, 327a et seqq. AktG (merger squeeze-out under transformation law).
If the general meeting of MorphoSys resolves the transfer of the MorphoSys Shares of the MorphoSys Shareholders who have not accepted the Offer to the Bidder in return for payment of an appropriate cash settlement pursuant to Secs. 327a et seqq. AktG or Secs. 62 para. 5 UmwG, 327a et seqq. AktG, as the case may be, the amount of the cash settlement to be paid would be determined by reference to the circumstances prevailing at the time of the passing by the general meeting of the resolution on the transfer of the shares. The adequacy of the amount of the cash settlement can be reviewed in a judicial award procedure. The amount of the appropriate cash settlement could be equal to, but could also be higher or lower than, the Offer Price of EUR 68.00 per MorphoSys Share. However, the Bidder considers it highly unlikely that the cash settlement to be paid in connection with the implementation of a squeeze-out will exceed the Offer Price per MorphoSys Share (cf. Sec. 9.5.1 of the Offer Document). The implementation of a squeeze-out of the minority shareholders under stock corporation law would result in a delisting of MorphoSys. In case of the implementation of a merger squeeze-out of the minority shareholders under the transformation law MorphoSys would cease to exist.
The Bidder, Novartis Pharma and Novartis AG intend to pursue a squeeze-out under stock corporation law or a merger squeeze-out under transformation law. The Bidder, Novartis Pharma and Novartis AG have no intention to pursue a squeeze-out under takeover law.
9.6
Intentions with regard to the business activities of the Bidder, Novartis Pharma and Novartis AG

Except for the effects on the assets, financial position and results of the Bidder and Novartis AG set forth in Sec. 15 of the Offer Document and the consequences described in Secs. 8 and 9 of the Offer Document (in particular Sec. 9.1.2 of the Offer Document), the Bidder, Novartis Pharma and Novartis AG, to the extent affected by the Offer, have no intentions as a direct result of consummation of the Offer regarding their registered offices or the location of material parts of the business, their business activities, the use of the assets or future obligations of the Bidder, Novartis Pharma and Novartis AG, the members of the boards of the Bidder, Novartis Pharma and Novartis AG, or the employees, their representation and the employment conditions of the Bidder, Novartis Pharma and Novartis AG.
10.
EXPLANATION OF THE ADEQUACY OF THE OFFER PRICE

10.1
Minimum offer price

In accordance with Sec. 31 para. 1 and para. 7 WpÜG in conjunction with Secs. 4 and 5 WpÜG Offer Regulation, the minimum consideration for the MorphoSys Shares is the higher of the following values (a) and (b):
(a)
Pursuant to Sec. 5 WpÜG Offer Regulation, the consideration must, in the case of a voluntary public takeover offer pursuant to Secs. 29 et seqq. WpÜG, be at least equal to the volume weighted average domestic stock exchange price of the MorphoSys Shares during the last three (3) months prior to the publication of the decision to launch an offer pursuant to Sec. 10 para. 1 sentence 1, para. 3 WpÜG in conjunction with Secs. 29, 34 WpÜG on 5 February 2024. The volume weighted three (3)-month average price until and including the reference date of 4 February 2024 was communicated by BaFin as being EUR 28.80 per MorphoSys Share.
(b)
Pursuant to Sec. 4 WpÜG Offer Regulation, the consideration must, in the case of a voluntary public takeover offer pursuant to Secs. 29 et seqq. WpÜG, be at least equal to the highest consideration provided or agreed for the acquisition of MorphoSys Shares by the Bidder, a person acting jointly with the Bidder within the meaning of Sec. 2 para. 5 sentence 1 and sentence 3 WpÜG or their subsidiaries within the last six (6) months prior to the publication of the Offer Document. The Bidder, any persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 sentence 1 and sentence 3 WpÜG and its and their subsidiaries have not made any acquisitions of MorphoSys Shares and have not entered into contractual obligations in this respect within the last six (6) months prior to the publication of the Offer Document.

Therefore, in accordance with Sec. 31 para. 1 and para. 7 WpÜG in conjunction with Secs. 4 and 5 WpÜG Offer Regulation, the minimum offer price per MorphoSys Share amounts to EUR 28.80.
10.2
Economic adequacy of the Offer Price

In determining the Offer Price, in addition to the factors specified in Sec. 10.1 of the Offer Document, in particular the historical stock exchange prices of the MorphoSys Shares as well as recommendations of financial analysts regarding the target price of the MorphoSys Shares were taken into account by the Bidder. Furthermore, the Offer Price is the result of negotiations with MorphoSys (as described in Sec. 8.1.2 of the Offer Document).
The Bidder believes that the stock exchange prices of the MorphoSys Shares constitute a suitable basis for assessing the adequacy of the Offer Price. MorphoSys Shares are admitted to trading on the regulated market (Regulierter Markt) with additional post-admission obligations (Prime Standard) of the FSE (Frankfurter Wertpapierbörse). In addition, the MorphoSys Shares are traded on the regulated unofficial market of the stock exchange in Berlin as well as on the unregulated market of the stock exchanges in Düsseldorf, Hamburg, Hanover, Munich and Stuttgart as well as via Tradegate Exchange. Trading in MorphoSys Shares is functioning, with sufficient free float and a sufficient trading volume.
Based on the stock exchange price of the MorphoSys Shares prior to the publication of the decision to make the Offer on 5 February 2024, the Offer Price of EUR 68.00 includes the following premiums:
(a)
The stock exchange price (XETRA closing price) on 2 February 2024, the last FSE Trading Day prior to the publication of the decision to launch an offer pursuant to Sec. 10 para. 1 sentence 1, para. 3 WpÜG in conjunction with Secs. 29, 34 WpÜG, amounted to EUR 42.16 per MorphoSys Share. Based on this stock exchange price, the Offer Price of EUR 68.00 includes a premium of EUR 25.84 or 61.29%.

(b)
The volume weighted average stock exchange price (XETRA closing price) during the last three (3) months prior to 4 February 2024, the last day prior to the publication of the decision to launch an offer pursuant to Sec. 10 para. 1 sentence 1, para. 3 WpÜG in conjunction with Secs. 29, 34 WpÜG, amounted to EUR 28.80 per MorphoSys Share. Based on this average stock exchange price, the Offer Price of EUR 68.00 includes a premium of EUR 39.20 or 136.11%.

(c)
The volume weighted average stock exchange price (XETRA closing price) during the last month prior to the unaffected 25 January 2024 close, the day before first rumors on a potential takeover of MorphoSys surfaced, amounted to EUR 35.00 per MorphoSys Share. Based on this average stock exchange price, the Offer Price of EUR 68.00 includes a premium of EUR 33.00 or 94.29%. The volume weighted average stock exchange price (XETRA closing price) during the last three (3) months prior to the unaffected 25 January 2024 close, the day before first rumors on a potential takeover of MorphoSys surfaced, amounted to EUR 28.11 per MorphoSys Share. Based on this average stock exchange price, the Offer Price of EUR 68.00 includes a premium of EUR 39.89 or 141.9%.

Furthermore, the following table gives an overview of recommendations of research analysts until 4 February 2024, the last day prior to the publication of the decision to launch an offer pursuant to Sec. 10 para. 1 sentence 1, para. 3 WpÜG in conjunction with Secs. 29, 34 WpÜG. The Offer Price of EUR 68.00 exceeds the average price per MorphoSys Share of EUR 32.74 as set out in the analyst reports by 107.7%.
Recommendations of research analysts until 4 February 2024
Broker	Date of analysis	MorphoSys Target Price	Recommendation
Morgan Stanley	02-Feb-24	EUR 38.00	Hold
EQUI.TS	31-Jan-24	EUR 44.00	Hold
Goldman Sachs	30-Jan-24	EUR 18.00	Hold
Citi	30-Jan-24	EUR 15.00	Sell
Landesbank Baden-Württemberg	30-Jan-24	EUR 40.00	Hold
Leerink Partners	30-Jan-24	EUR 22.00	Hold
UBS AG	30-Jan-24	EUR 47.00	Buy
Deutsche Bank	10-Jan-24	EUR 25.00	Hold
Van Lanschot Kempen & Co	21-Dec-23	EUR 11.00	Sell
Wells Fargo	14-Dec-23	EUR 62.10	Buy
JP Morgan	05-Dec-23	EUR 31.00	Buy
FMR Frankfurt Main Research AG	22-Dec-23	EUR 39.00	Buy
Oddo BHF	21-Nov-23	EUR 33.50	Buy
Average		EUR 32.74

(Source: Bloomberg, FactSet, broker reports as of 19 March 2024)
Subject to the review of the Offer, the Management Board and the Supervisory Board are obliged to support the Offer pursuant to the Business Combination Agreement. All members of the Management Board and of the Supervisory Board who hold MorphoSys Shares to the extent legally permissible intend to accept the Offer.
In light of this background, the Bidder is convinced that the Offer Price constitutes an attractive consideration for the acquisition of the MorphoSys Securities and offers an attractive premium for the MorphoSys Securityholders. It should be noted, however, that such premium will only be realized by MorphoSys Securityholders who accept the Offer and provided that the Offer Conditions, as described in Secs. 12.1.1 through 12.1.4 of the Offer Document, which the Bidder has not effectively waived in advance, have been fulfilled. Apart from those described in the Offer Document, the Bidder has not applied any other valuation methods for the determination of the adequacy of the Offer Price.
The Offer Price for each MorphoSys Share is therefore adequate.
10.3
No compensation for loss of certain rights

The articles of association of MorphoSys do not provide for the application of Sec. 33b para. 2 WpÜG. The Bidder is therefore not obliged to pay any compensation pursuant to Sec. 33b para. 5 WpÜG.
11.
OFFICIAL APPROVALS AND PROCEDURES

11.1
Merger control proceedings

The Takeover is subject to merger control clearance by several national antitrust authorities. The merger control proceedings are organized differently for each applicable jurisdiction.
11.1.1
Federal Republic of Germany

The Takeover is subject to merger control clearance by the FCO pursuant to Sec. 35 et. seqq. GWB.

Pursuant to Sec. 40 para. 1 sentence 1 GWB, the FCO may only prohibit a merger that is notified if it informs the notifying company within a period of one month from the receipt of the completed application that there will be an examination regarding the merger (preliminary investigation (Vorprüfverfahren), Phase I). Pursuant to Sec. 40 para. 1 sentence 2 GWB, the main examination proceedings (Phase II) (Hauptprüfverfahren) will only be initiated in case a deeper examination of the merger is necessary. The examination phases may be extended under certain circumstances. The Offer may be completed only after approval or after lapse of the relevant expiration period (one month for the preliminary investigation or, respectively, five months for the main examination proceedings from the receipt of the completed application).
The Bidder has notified the FCO of the Takeover on 13 February 2024. On 12 March 2024, the FCO has confirmed that the Takeover does not fulfill the requirements of a prohibition under Sec. 36(1) GWB and that it can be completed.
11.1.2
Republic of Austria

The Takeover is subject to merger control clearance by the FCA and the FCP, or — in case of an in-depth review — the Cartel Court (the FCA, FCP and Cartel Court together the “Austrian Competition Authorities”).
Pursuant to Sec. 11 para. 1 of the Austrian Federal Cartel Act (the “AFCA”), the FCA or the FCP may request an in-depth review of a notified transaction within four weeks from the receipt of a complete notification to the Vienna Higher Regional Court, the competent Cartel Court for the investigation pursuant to Sec. 58 para. 1 AFCA. The time period for submission of a request for an in-depth review of the merger may be extended pursuant to Sec. 11 para. 1a AFCA to six weeks at the request of the notifying party. If the period elapses without a request for an in-depth review, clearance is deemed to have been granted and the notifying party will be informed by way of a declaratory letter that no such request has been issued. In the event that an in-depth review has been requested, the Cartel Court will, pursuant to Sec. 12 para. 1 AFCA, either (i) reject the request (if it concludes that the Takeover does not constitute a notifiable concentration within the meaning of the AFCA), (ii) prohibit the merger, or (iii) clear the merger within five months of such request being made. Pursuant to Sec. 14 para. 1 AFCA, this five-months period may be extended to six months at the request of the notifying party.
The Bidder has notified the FCA of the Takeover on 12 February 2024. On 12 March 2024, the FCA has confirmed that neither the FCA nor the FCP have filed an application to the Cartel Court for an in-depth review of the Takeover and that, as of 12 March 2024, the stand-still obligation no longer applies.
11.1.3
United States

The Takeover is subject to the expiration or termination of all waiting periods (and any extension thereof, including any timing agreement entered into with the U.S. Department of Justice (the “DOJ”) or the U.S. Federal Trade Commission (the “FTC”) pursuant to the HSR Act, and the regulations promulgated thereunder.
Upon the filing of the required notifications by the Bidder and MorphoSys with the FTC and the DOJ and the payment of the filing fee, a statutory waiting period of fifteen (15) calendar days will begin to run. The completion of the Takeover prior to the expiration of this waiting period is not permitted. The reviewing authority may request further information and documents concerning the Takeover (a “Second Request”).
A Second Request would extend the waiting period in a cash takeover offer by an additional ten (10) calendar days from the date on which the Bidder substantially complied with the Second Request, provided that the waiting period is not terminated earlier.
If the FTC or DOJ still has significant concerns with respect to the Takeover at the end of the examination, such authority must either initiate proceedings before a United States Federal District Court for the adoption of interim measures to prevent the consummation of the Takeover or settle its concerns by means of a consent agreement with the parties. The FTC also has the ability to take legal action through FTC’s administrative process.
The Bidder and MorphoSys have notified the FTC and DOJ of the Takeover on 16 February 2024. The first statutory waiting period expired at 23:59 hours (New York local time) on 4 March 2024. The

Bidder refiled its HSR notification on 4 March 2024 and the second statutory waiting period expired at 23:59 hours (New York local time) on 19 March 2024.
11.1.4
Other Jurisdictions

Other than the merger control proceedings as described above, the Bidder does not believe that any additional material pre-merger antitrust filings are required with respect to the Takeover. To the extent that any additional antitrust filings are required pursuant to other applicable foreign antitrust laws, the Bidder will make such filings to the extent possible.
11.2
Permission to publish the Offer Document

BaFin approved the publication of the Offer Document in the German version on 11 April 2024.
12.
OFFER CONDITIONS

12.1
Offer Conditions

The Offer and the contracts which come into existence as a result of its acceptance by the MorphoSys Securityholders are subject to the following conditions subsequent (the “Offer Conditions”):
12.1.1
Minimum Acceptance

As of the expiration of the Acceptance Period, the total sum of the MorphoSys Shares (including MorphoSys Shares that are represented by MorphoSys ADSs),
(a)
for which the acceptance of the Offer has been effectively declared in accordance with Sec. 13.1.2 of the Offer Document and for which no withdrawal of the agreement entered into as a result of the acceptance of the Offer has been effectively declared;

(b)
for which the acceptance of the Offer has been declared during the Acceptance Period but only becomes effective after the end of the Acceptance Period by re-booking the MorphoSys Shares to ISIN DE000A4BGGU0 in accordance with Secs. 13.3.2 and 13.3.3 of the Offer Document;

(c)
held directly by the Bidder or a person acting jointly with the Bidder pursuant to Sec. 2 para. 5 WpÜG;

(d)
attributable to the Bidder or a person acting jointly with the Bidder pursuant to Sec. 2 para. 5 WpÜG pursuant to Sec. 30 WpÜG; and/or

(e)
for which the Bidder or persons acting jointly with the Bidder within the meaning of Sec. 2 para. 5 WpÜG have concluded an unconditional or conditional agreement outside of the Offer which entitles them to demand the transfer of title to the MorphoSys Shares (including MorphoSys Shares that are represented by MorphoSys ADSs) within the meaning of Sec. 31 para. 6 WpÜG equals at least 65% of the number of MorphoSys Shares, other than treasury shares (eigene Aktien), issued as of the expiration of the Acceptance Period (the “Minimum Acceptance Condition”). Based on the number of MorphoSys Shares currently outstanding and the number of MorphoSys treasury shares currently held, this corresponds to 24,480,780 MorphoSys Shares. MorphoSys Shares which are subject to several of the preceding paras. (a) to (e) will be taken into account only once.
12.1.2
No Insolvency Proceedings

MorphoSys did not publish an ad hoc announcement pursuant to Article 17 of the Market Abuse Regulation (Regulation (EU) No. 596/2014 of the European Parliament and of the Council) (an “Ad Hoc Announcement”) during the Acceptance Period stating that
(a)
insolvency proceedings against all or substantially all of the assets of MorphoSys have been filed by MorphoSys or opened by the competent court in Munich, Germany; or

(b)
a reason has arisen that would require the filing of an application for the institution of an insolvency proceeding under applicable law

(the “No Insolvency Condition”).
12.1.3
No Prohibition or Illegality of the Offer

During the Acceptance Period no Law, administrative act, injunction, temporary restraining order, preliminary or permanent injunction, or other order issued by a Specified Governmental Authority prohibits or makes illegal the conduct or consummation of the Offer in accordance with its terms and conditions or the acquisition of ownership of MorphoSys Shares by the Bidder (the “No Illegality Condition”).
“Specified Governmental Authority” means any competent governmental authority in the United States, the Federal Republic of Germany or any other jurisdiction in which Novartis AG and/or MorphoSys have subsidiaries at the time of the publication of the Offer Document.
“Law” means any international, national, federal, state or local law, statute, ordinance, regulation, ruling, order, injunction, decree, award, governmental request, concession, variance, exemption, approval, licence and permit.
12.1.4
No Material Compliance Violation

During the Acceptance Period no criminal offense or material administrative offense (Ordnungswidrigkeit) relating to applicable corruption, embezzlement, anti-bribery, money-laundering or cartel Laws or Healthcare Laws relating to data integrity by any MorphoSys Group Company or a member of a governing body of any MorphoSys Group Company, while any such person was operating in their official capacity at or on behalf of such MorphoSys Group Company, or officer of any MorphoSys Group Company will have occurred, provided that any such offense constitutes or would constitute inside information for MorphoSys pursuant to Article 7 EU Market Abuse Regulation or has constituted inside information prior to its publication (“Material Compliance Violation” and the Offer Condition described in this Sec. 12.1.4 of the Offer Document, the “No Material Compliance Violation Condition”).
A Material Compliance Violation will only be deemed to have occurred if, on or before the day before the publication of the results of the Offer pursuant to Sec. 23 para. 1 sentence 1 no. 2 WpÜG, BDO AG Wirtschaftsprüfungsgesellschaft, Hanauer Landstraße 115, 60314 Frankfurt am Main, Germany (the “Independent Expert”), using the due and careful consideration of a diligent professional, has delivered an opinion that a Material Compliance Violation has occurred.
12.2
Independent Expert

The Independent Expert will only act upon request by the Bidder. The Bidder will publish, without undue delay (unverzüglich) and with reference to the Offer, the commencement of the procedure to determine whether a Material Compliance Violation has occurred during the Acceptance Period in the German Federal Gazette (Bundesanzeiger) and on the internet at www.novartis.com/investors/morphosys-acquisition. In case the Bidder receives an expert opinion of the Independent Expert prior to the expiry of the Acceptance Period which states that during the Acceptance Period a Material Compliance Violation has occurred, the Bidder is obliged to publish the fact that it has received such expert opinion and the result of such expert opinion, without undue delay, and in any case on or prior to the date of the publication pursuant to Sec. 23 para. 1 sentence 1 no. 2 WpÜG, and with reference to the Offer, in the German Federal Gazette (Bundesanzeiger) and on the internet at www.novartis.com/investors/morphosys-acquisition. The expert opinion of the Independent Expert will be binding and non-appealable upon the Bidder and the accepting MorphoSys Securityholders. The costs and disbursements of the Independent Expert will be borne by the Bidder.
12.3
Nonfulfillment of the Offer Conditions; Waiver of Offer Conditions

Each of the Minimum Acceptance Condition, the No Insolvency Condition, the No Illegality Condition and the No Material Compliance Violation Condition will each constitute independent and separable conditions. The Bidder may waive all or individual Offer Conditions in advance — to the extent permissible under statutory law — pursuant to Sec. 21 para. 1 sentence 1 no. 4 WpÜG until one (1) working day (Arbeitstag) in the Federal Republic of Germany prior to the expiry of the Acceptance Period as long as such Offer Conditions have not ultimately lapsed. A waiver is equivalent to the fulfilment of the relevant Offer Condition.

If the Bidder waives any of the Offer Conditions within the last two weeks prior to expiry of the Acceptance Period or reduces the minimum percentage of MorphoSys Shares on the acquisition of which the validity of the Offer is to be conditional (as described in Sec. 8.2.14 of the Offer Document), the Acceptance Period will be extended by two weeks (Sec. 21 para. 5 WpÜG), i.e., until 27 May 2024, 24:00 hours local time Frankfurt am Main / 18:00 hours local time New York.
If the Offer Conditions set forth in Sec. 12.1 of the Offer Document either have not been satisfied on or prior to the applicable date for the evaluation of such Offer Condition or have definitively lapsed before these dates and the Bidder has not effectively waived them in advance, the Offer will lapse. In this case, the contracts which come into existence as a result of accepting the Offer will cease to exist and will not be consummated (conditions subsequent); and delivered MorphoSys Shares will be returned. The Settlement Agent (as defined in Sec. 13.1.1 of the Offer Document) will promptly, at the latest within four (4) Banking Days after announcement of the expiry of the Offer, order the rebooking of the Tendered MorphoSys Shares (ISIN DE000A4BGGU0) to ISIN DE0006632003 by the Custodian Banks (as defined in Sec. 13.1.2 of the Offer Document) through Clearstream Banking AG, Frankfurt am Main, Germany (“Clearstream”). The rebooking is generally free of costs and expenses of the Custodian Banks for the MorphoSys Shareholders who hold their MorphoSys Shares in a securities deposit account in Germany. Any costs and fees of foreign Custodian Banks that do not have securities deposit account connections with Clearstream must, however, be paid by the respective MorphoSys Shareholders.
12.4 Publications concerning Offer Conditions
The Bidder will promptly announce on the internet at www.novartis.com/investors/morphosys-acquisition (in German and in an English translation) and in the German Federal Gazette (Bundesanzeiger) if (i) an Offer Condition has been effectively waived in advance, (ii) an Offer Condition has been fulfilled, (iii) all Offer Conditions have either been fulfilled or have been effectively waived in advance or (iv) the Offer is not consummated because an Offer Condition has finally not been fulfilled or lapsed. Likewise, the Bidder will promptly announce at the end of the Acceptance Period, as part of the publication according to Sec. 23 para. 1 no. 2 WpÜG, which of the Offer Conditions of Sec. 12.1 of the Offer Document have been fulfilled by such time.
Further, if the Bidder waives an Offer Condition or reduces the minimum percentage of MorphoSys Shares on the acquisition of which the validity of the Offer is to be conditional (as described in Sec. 8.2.14 of the Offer Document), the Bidder will disseminate additional Offer materials if and to the extent required by the U.S. Offer Rules. The Acceptance Period for the Offer will be automatically extended by two weeks pursuant to Sec. 21 para. 5 WpÜG in the event of an amendment to the Offer, if applicable.
13.
ACCEPTANCE AND SETTLEMENT OF THE OFFER FOR MORPHOSYS SECURITIES

13.1
Acceptance and Settlement of the Offer for MorphoSys Shares

13.1.1
Settlement Agent

The Bidder has appointed Deutsche Bank Aktiengesellschaft, Taunusanlage 12, 60325 Frankfurt am Main, Germany (the “Settlement Agent”) to act as central settlement agent for the Offer.
13.1.2
Declaration of acceptance and booking

MorphoSys Shareholders who wish to accept the Offer should contact their custodian bank or other custodian investment service provider with registered office or a branch in Germany with any questions they may have regarding acceptance of the Offer and the technical aspects of settlement of the Offer. Those banks and service providers have been separately informed about the modalities for acceptance and settlement of the Offer and are required to inform customers who hold MorphoSys Shares in their securities deposit accounts about the Offer and the steps required to accept it.
During the Acceptance Period (please refer to Sec. 13.1.6 of the Offer Document regarding acceptance of the Offer during the Additional Acceptance Period), MorphoSys Shareholders may accept the Offer only by:

(a)
a declaration of acceptance of the Offer in writing or in text form (the “Declaration of Acceptance”) vis-à-vis their own custodian investment service provider (the “Custodian Bank”); and

(b)
instructing their Custodian Bank to immediately effect the booking of the MorphoSys Shares which are held in their securities deposit account and for which they wish to accept the Offer into ISIN DE000A4BGGU0 at Clearstream.

The Declaration of Acceptance will only be effective if the Tendered MorphoSys Shares have been booked to ISIN DE000A4BGGU0 at Clearstream by no later than 18:00 hours Frankfurt am Main local time / 12:00 hours New York local time on the second (2nd) FSE Trading Day after expiry of the Acceptance Period. Such bookings are to be arranged by the relevant Custodian Bank without undue delay after receipt of the Declaration of Acceptance.
Declarations of Acceptance not received by the respective Custodian Bank within the Acceptance Period, or erroneously or incompletely filled out, will not be regarded as acceptance of the Offer and do not entitle the respective MorphoSys Shareholder to receive the Offer Price. Neither the Bidder nor persons acting on its behalf are obliged to notify the respective MorphoSys Shareholder of any deficiencies or errors in the Declaration of Acceptance and assume no liability if such notification is not made.
The Bidder requested relief from the requirements of 14e-1(c) under the U.S. Exchange Act in order to enable the Bidder to pay the Offer Price as described in Sec. 13.1.5 of the Offer Document (see Sec. 21 of the Offer Document for further details).
13.1.3
Further declarations of the MorphoSys Shareholders upon acceptance of the Offer

By making the Declaration of Acceptance pursuant to Sec. 13.1.2 of the Offer Document,
(a)
the accepting MorphoSys Shareholders instruct and authorize their respective Custodian Banks and any intermediate custodians of the relevant Tendered MorphoSys Shares

(i)
to leave the Tendered MorphoSys Shares in the securities deposit accounts of the accepting MorphoSys Shareholders for the time being, but to cause their booking to ISIN DE000A4BGGU0 at Clearstream;

(ii)
to instruct and authorize Clearstream to make the Tendered MorphoSys Shares available to the Settlement Agent in its account at Clearstream for transfer to the Bidder following expiry of the Acceptance Period (but not before fulfilment of the Offer Conditions set out in Sec. 12.1 of the Offer Document to the extent that these have not been effectively waived in advance by the Bidder pursuant to Sec. 21 para. 1 sentence 1 no. 4 WpÜG);

(iii)
to instruct and authorize Clearstream to transfer the Tendered MorphoSys Shares (ISIN DE000A4BGGU0), in each case including any ancillary rights, in particular the right to share in profits, existing at the time of the settlement of the Offer, to the Bidder concurrently and contemporaneously against payment of the Offer Price for the relevant Tendered MorphoSys Shares to the account of the relevant Custodian Bank at Clearstream in accordance with the terms and conditions of the Offer;

(iv)
to instruct and authorize any intermediate custodians of the relevant Tendered MorphoSys Shares and Clearstream to make available to the Bidder or to the Settlement Agent all information required for declarations or publications by the Bidder pursuant to the WpÜG, in particular to notify on each FSE Trading Day during the Acceptance Period the number of MorphoSys Shares booked to ISIN DE000A4BGGU0; and

(v)
to forward the Declaration of Acceptance and, where applicable, the declaration of withdrawal to the Settlement Agent upon request;

(b)
the accepting MorphoSys Shareholders instruct and authorize their respective Custodian Banks and the Settlement Agent, in each case under exemption from the prohibition of self-contracting pursuant to Sec. 181 BGB, to take all steps and to make and to receive all necessary or expedient declarations for the settlement of the Offer in accordance with the Offer Document and in particular to effect the transfer of title to the Tendered MorphoSys Shares to the Bidder in accordance with para. (a) above; and
(c)
the accepting MorphoSys Shareholders declare that

(i)
unless otherwise expressly stated in writing or in text form in the Declaration of Acceptance, they accept the Offer for all MorphoSys Shares which are held in their securities deposit accounts with the Custodian Bank at the time they declare their acceptance of the Offer;

(ii)
at the time of transfer of title to the Bidder, they are the sole holders of title to the MorphoSys Shares in respect of which they are accepting the Offer and such shares are free from rights and claims of third parties; and

(iii)
they are transferring their Tendered MorphoSys Shares to the Bidder concurrently and contemporaneously against payment of the Offer Price to the account of the relevant Custodian Bank with Clearstream subject to the following conditions:

(A)
the fulfilment of the Offer Conditions pursuant to Sec. 12.1 of the Offer Document, to the extent that these have not been effectively waived in advance by the Bidder pursuant to Sec. 21 para. 1 sentence 1 no. 4 WpÜG, and

(B)
the expiry of the Acceptance Period.

In the interest of a smooth and prompt settlement of the Offer, the instructions, declarations, mandates, powers and authorizations listed in Secs. 13.1.2 to 13.1.3 of thes Offer Document are issued irrevocably by the accepting MorphoSys Shareholders. They will lapse only in the event of a valid withdrawal in accordance with Sec. 17 of the Offer Document from the contract concluded as a result of acceptance of the Offer or in case of final nonfulfillment of any of the Offer Conditions described in Sec. 12.1 of the Offer Document.
13.1.4
Legal consequences of acceptance

Upon acceptance of the Offer, a contract for the sale of the Tendered MorphoSys Shares to the Bidder will come into existence between the accepting MorphoSys Shareholders and the Bidder, in each case subject to the terms and conditions of the Offer. This contract is subject to German law. The in rem completion of the contract takes place only after all Offer Conditions set forth in Sec. 12.1 of the Offer Document which the Bidder has not effectively waived in advance pursuant to Sec. 21 para. 1 sentence 1 no. 4 WpÜG have been fulfilled. The contract will lapse (conditions subsequent) if one or more of the Offer Conditions set out in Sec. 12.1 of the Offer Document has not been fulfilled by the relevant time set forth for the respective Offer Condition and if the Bidder has not effectively waived in advance the relevant Offer Condition pursuant to Sec. 21 para. 1 sentence 1 no. 4 WpÜG (for details please refer to Sec. 12.3 of the Offer Document). Furthermore, by accepting the Offer, the accepting MorphoSys Shareholders issue and grant the instructions, authorizations, mandates and powers referred to in Secs. 13.1.3(a) and 13.1.3(b) of the Offer Document and make the declarations listed in Sec. 13.1.3(c) of the Offer Document.
The Bidder requested relief from the requirements of 14e-1(c) under the U.S. Exchange Act in order to enable the Bidder to pay the Offer Price as described in Sec. 13.1.5 of the Offer Document (see Sec. 21 of the Offer Document for further details).
13.1.5
Settlement of the Offer and payment of the purchase price after expiry of the Acceptance Period

Payment of the Offer Price will be effected to the relevant Custodian Bank concurrently and contemporaneously against transfer of the Tendered MorphoSys Shares to the account of the Settlement Agent at Clearstream. The Settlement Agent will cause the Offer Price for the Tendered MorphoSys Shares to be transferred through Clearstream to the relevant Custodian Bank without undue delay, but no later than on the fourth (4th) Banking Day following publication of the tender results after the end of the Acceptance Period pursuant to Sec. 23 para. 1 no. 2 WpÜG.
Upon payment of the Offer Price to the relevant Custodian Bank, the Bidder has fulfilled its obligation to pay the Offer Price. It will be the responsibility of the Custodian Banks to credit the Offer Price to the relevant MorphoSys Shareholder without undue delay.

13.1.6
Acceptance of the Offer during the Additional Acceptance Period

The terms and conditions of the Offer Document apply mutatis mutandis to the acceptance of the Offer during the Additional Acceptance Period in accordance with the following. Booking at Clearstream of MorphoSys Shares tendered during the Additional Acceptance Period will be regarded timely if it has been effected by no later than 18:00 hours Frankfurt am Main local time / 12:00 hours New York local time on the second (2nd) FSE Trading Day following expiry of the Additional Acceptance Period into ISIN DE000A4BGGV8.
MorphoSys Shareholders who wish to accept the Offer during the Additional Acceptance Period should contact their Custodian Bank with any questions.
13.1.7
Settlement of the Offer and payment of the Offer Price after the expiry of the Additional Acceptance Period

Payment of the Offer Price will be effected to the relevant Custodian Bank concurrently and contemporaneously against transfer of the Subsequently Tendered MorphoSys Shares to the account of the Settlement Agent at Clearstream. The Settlement Agent will cause the Offer Price for the Subsequently Tendered MorphoSys Shares to be transferred through Clearstream to the relevant Custodian Bank without undue delay, but no later than on the fourth (4th) Banking Day following publication of the tender results after the end of the Additional Acceptance Period pursuant to Sec. 23 para. 1 no. 3 WpÜG.
Upon payment of the Offer Price to the relevant Custodian Bank, the Bidder has fulfilled its obligation to pay the Offer Price. It will be the responsibility of the Custodian Banks to credit the Offer Price to the relevant MorphoSys Shareholder without undue delay.
13.1.8
Costs and Expenses

The acceptance of the Offer in principle shall be free of costs and expenses of the Custodian Banks for the MorphoSys Shareholders who hold their MorphoSys Shares in a securities deposit account in the Federal Republic of Germany (except for the costs for transmitting the Declaration of Acceptance to the relevant Custodian Bank). For this purpose, the Bidder will pay to the Custodian Banks a compensation which has been separately communicated to them and which includes a market-standard custodian bank commission. For the avoidance of doubt, the Bidder wishes to point out that it cannot, however, issue binding instructions to the Custodian Banks on what costs and expenses the Custodian Banks charge for the acceptance of the Offer.
However, any additional costs and expenses charged by Custodian Banks or foreign investment service providers and any expenses incurred outside of the Federal Republic of Germany must be borne by the respective MorphoSys Shareholder. Any exchange, sales taxes or stamp duty resulting from the acceptance of the Offer will be borne by the Bidder.
13.1.9
Trading of the Tendered MorphoSys Shares

The Tendered MorphoSys Shares can be traded on the regulated market (Regulierter Markt) of the FSE (Frankfurter Wertpapierbörse) with additional post-admission obligations (Prime Standard) under ISIN DE000A4BGGU0. Trading is expected to start on the third (3rd) FSE Trading Day after the commencement of the Acceptance Period. Trading with the Tendered MorphoSys Shares on the regulated market (Regulierter Markt) of the FSE (Frankfurter Wertpapierbörse) is expected to continue until one (1) FSE Trading Day following expiration of the Acceptance Period.
The shares that are tendered as Subsequently Tendered MorphoSys Shares with ISIN DE000A4BGGV8 will not be tradeable.
The acquirers of (Subsequently) Tendered MorphoSys Shares assume all rights and obligations arising from the contracts concluded by accepting the Offer with respect to these MorphoSys Shares. The Bidder points out that trading volumes and liquidity of the Tendered MorphoSys Shares depend on the specific acceptance rate and therefore may not exist at all or may be low and may be subject to heavy fluctuations. Therefore, it cannot be ruled out that, in the absence of demand, it will be impossible to sell the Tendered MorphoSys Shares on the FSE (Frankfurter Wertpapierbörse).

13.2
Surrendering MorphoSys ADSs to receive MorphoSys Shares to tender in the Offer

Should MorphoSys ADS Holders wish to participate in the acceptance and settlement of the Offer as pertains to MorphoSys Shares (as described in Sec. 13.1 of the Offer Document), MorphoSys ADS Holders may tender the underlying MorphoSys Shares in respect of the MorphoSys ADSs in the Offer following their withdrawal from the MorphoSys ADS program. Each MorphoSys ADS represents one-quarter of one MorphoSys Share deposited with The Bank of New York Mellon (the “ADS Depositary”).
Instead of instructing the ADS Tender Agent to tender the MorphoSys Shares underlying its MorphoSys ADSs in the Offer as described in Sec. 13.3 of the Offer Document, a MorphoSys ADS Holder may tender MorphoSys Shares in the Offer by surrendering its MorphoSys ADSs to the ADS Depositary, paying any governmental charges or cable fees or other charges payable in connection with such surrender and withdrawal (except for any transfer, documentary, sales, use, stamp, registration, value-added and other similar taxes and fees, which shall be paid by the Bidder) and otherwise complying with the terms and conditions of the ADS Deposit Agreement. In addition, a MorphoSys ADS Holder will have to provide details of a securities account with a Custodian Bank offering custody services for MorphoSys Shares to which the underlying MorphoSys Shares can be delivered and then arrange to tender the MorphoSys Shares from that account in accordance with the procedures described in Sec. 13.1 of the Offer Document. The ADS Depositary’s cancellation fee of USD 0.05 per MorphoSys ADS will be borne by the Bidder.
Tendering MorphoSys Shares will allow the tendering MorphoSys Shareholder to trade such tendered shares as described in Sec. 13.1.9 of the Offer Document. Information on how to surrender MorphoSys ADSs and withdraw MorphoSys Shares can be obtained by contacting the ADS Depositary at email: drsettlements@bnymellon.com by calling +1 (212) 815-2231 (New York) or +353 1-900-3466 (Dublin). The process of withdrawing and tendering MorphoSys Shares may take several days, so holders that wish to do this should allow ample time to complete all required steps before the expiration of the Acceptance Period or the Additional Acceptance Period, as applicable.
13.3
Acceptance and Settlement of the Offer for MorphoSys Shares represented by MorphoSys ADSs

The following terms and conditions only apply to MorphoSys ADS Holders who intend to accept the Offer for MorphoSys Shares represented by MorphoSys ADSs.
Only MorphoSys Shareholders (not MorphoSys ADS Holders) can trade tendered MorphoSys Shares on the regulated market of the FSE (Frankfurter Wertpapierbörse) as described in Sec. 13.1.9 of the Offer Document.
MorphoSys ADS Holders that have tendered their MorphoSys ADSs in accordance with this Sec. 13.3 will not be able to trade tendered MorphoSys ADSs. In the period between the expiry of the Acceptance Period and the settlement of the Offer, they may also not withdraw their acceptance of the Offer.
In order for MorphoSys ADS Holders to participate in trading of tendered MorphoSys Shares on the FSE (Frankfurter Wertpapierbörse), MorphoSys ADS Holders must surrender their MorphoSys ADSs and receive MorphoSys Shares to tender in the Offer (as described in Sec. 13.2 of the Offer Document).
13.3.1
General and ADS Tender Agent

The acceptance of the Offer by MorphoSys ADS Holders for MorphoSys Shares represented by MorphoSys ADSs can only be made through The Bank of New York Mellon (the “ADS Tender Agent”) as tender agent. The acceptance notice can be sent to the ADS Tender Agent by mail or courier to the below addresses:
Registered, Certified or Express Mail The Bank of New York Mellon Attn: Voluntary Corporate Actions, COY: MPSB P.O. Box 43011 Providence, RI 02940-3011 United States	By Overnight Courier The Bank of New York Mellon Attn: Voluntary Corporate Actions, COY: MPSB 150 Royal Street, Suite V Canton, MA 02021 United States
E-Mail (for notices of guaranteed delivery only): canoticeofguarantee@computershare.com

The acceptance of the Offer for MorphoSys Shares represented by MorphoSys ADSs will be effectuated in a multistage process. MorphoSys ADS Holders may accept the Offer irrespective of whether the total number of ADS tendered by them is an integral multiple of four (i.e. the Offer may be readily accepted for one, two or three ADSs). First, the MorphoSys ADS Holder will tender the MorphoSys ADSs to the ADS Tender Agent (see Sec. 13.3.2 of the Offer Document). Second, the ADS Tender Agent, on behalf of the MorphoSys ADS Holder, will cause the book-entry transfer of such MorphoSys Shares to ISIN DE000A4BGGU0 (see Sec. 13.3.3 of the Offer Document).
13.3.2
Acceptance of the Offer

The procedure that can be used by MorphoSys ADS Holders, which is described in greater detail below, depends on whether the MorphoSys ADS Holder (i) is a registered holder of MorphoSys ADSs in certificated form evidenced by an MorphoSys ADR, (ii) is a registered holder of MorphoSys ADSs in uncertificated form (i.e., without an MorphoSys ADR) or (iii) holds MorphoSys ADSs in a securities account with a broker or other securities intermediary that is a direct or indirect participant in The Depository Trust Company (“DTC”).
(a)
Declaration of acceptance for MorphoSys ADSs evidenced by MorphoSys ADRs

Registered MorphoSys ADS Holders whose MorphoSys ADSs are evidenced by MorphoSys ADRs may accept the Offer for the MorphoSys Shares represented by such MorphoSys ADSs by ensuring that the following materials are received by the ADS Tender Agent at the address set forth above prior to the expiration of the Acceptance Period:
(i)
the MorphoSys ADRs evidencing the MorphoSys ADSs;

(ii)
a properly completed and signed letter of transmittal for the MorphoSys ADSs (the “ADS Letter of Transmittal”), or a facsimile copy with an original manual signature, with a medallion signature guarantee, if required by the instructions to the ADS Letter of Transmittal; and

(iii)
any other documents required by the ADS Letter of Transmittal.

If a MorphoSys ADR is registered in the name of a person other than the signatory of the ADS Letter of Transmittal, the MorphoSys ADR must be endorsed or accompanied by an appropriate stock power. The MorphoSys ADR or stock power must be signed exactly as the name or names of the registered owner or owners appear on the MorphoSys ADR, and the signature(s) on the MorphoSys ADR or stock power must be medallion guaranteed.
Further important information regarding the ADS Letter of Transmittal can be found below under para. (e).
The method of submission of the MorphoSys ADR is at the option and risk of the accepting MorphoSys ADS Holder. If sent by mail, properly insured registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. No acknowledgement of receipt of documents will be given by, or on behalf of, the Bidder.
(b)
Declaration of acceptance for MorphoSys ADSs in uncertificated form

MorphoSys ADS Holders who hold MorphoSys ADSs in uncertificated form not evidenced by MorphoSys ADRs may accept the Offer for the MorphoSys Shares represented by such MorphoSys ADSs by ensuring that the following materials are received by the ADS Tender Agent at the address set forth above prior to the expiration of the Acceptance Period:
(i)
a properly completed and signed ADS Letter of Transmittal, or a facsimile copy with an original manual signature, with a medallion signature guarantee if required by the instructions to the ADS Letter of Transmittal; and

(ii)
any other documents required by the ADS Letter of Transmittal.

If the MorphoSys ADSs being tendered are registered in the name of a person other than the signatory of the ADS Letter of Transmittal, a transfer form with respect to the MorphoSys ADSs must be submitted; the transfer form must be signed exactly as the name or names of the registered owner or owners appear on the register of MorphoSys ADS holders, and the signature(s) on the transfer form must be medallion guaranteed.
Further important information regarding the ADS Letter of Transmittal can be found below under para. (e).
(c)
Declaration of acceptance for MorphoSys ADSs held in a securities account with a broker or other securities intermediary

MorphoSys ADS Holders whose MorphoSys ADSs are held in a securities account with a broker or other securities intermediary that is a direct or indirect participant in DTC may accept the Offer for their MorphoSys Shares represented by such MorphoSys ADSs by initiating the following:
(i)
a book-entry transfer of the MorphoSys ADSs to the designated account at DTC prior to the expiration of the Acceptance Period and a confirmation regarding the book-entry (the “Book-Entry Confirmation”) received by the ADS Tender Agent prior to the expiration of the Acceptance Period pursuant to the procedures described below; and

(ii)
the delivery to the ADS Tender Agent of an Agent’s Message (as defined below).

Within two (2) U.S. Working Days after the publication of the Offer Document, the ADS Tender Agent will designate a securities account at DTC for tenders of MorphoSys ADSs. Any financial institution that is a participant in DTC’s system may make book-entry transfer of MorphoSys ADSs by causing DTC to transfer such MorphoSys ADSs into the designated securities account in accordance with DTC’s procedure for the transfer.
An “Agent’s Message” delivered in lieu of the ADS Letter of Transmittal is a message transmitted by DTC to the ADS Tender Agent as part of a book-entry confirmation. The message states that DTC has received an express acknowledgment from the DTC participant tendering the MorphoSys Shares represented by MorphoSys ADSs that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that the Bidder may enforce the terms of the ADS Letter of Transmittal against such participant.
MorphoSys Shares represented by MorphoSys ADSs that are held through a broker or other securities intermediary can only be tendered by that securities intermediary. MorphoSys ADS Holders should therefore discuss with their securities broker or other securities intermediary the appropriate procedure and request that the MorphoSys ADSs representing MorphoSys Shares be tendered on their behalf. DTC and brokers and other securities intermediaries will set their own cut-off dates and times to receive instructions to tender MorphoSys ADSs, which will be earlier than the date and time the Acceptance Period ends. MorphoSys ADS Holders should contact their broker or other securities intermediary to determine the cut-off date and time that applies to them.
(d)
Declaration of acceptance by guaranteed delivery

If an MorphoSys ADS Holder wishes to accept the Offer but its MorphoSys ADSs are not immediately available and/or if such MorphoSys ADS Holder cannot deliver its MorphoSys ADSs and all other required documents to the ADS Tender Agent prior to the expiration of the Acceptance Period, he may nevertheless accept the Offer for the MorphoSys Shares represented by MorphoSys ADSs provided that all of the following conditions listed under clauses (i) through (iii) below are satisfied. The same will apply if the MorphoSys ADS Holder cannot complete the procedure for transfer for MorphoSys ADSs held through a broker or other securities intermediary on a timely basis:
(i)
the tender for sale must be made by or through an institution that is a member of a medallion signature guarantee program or another “Eligible Guarantor Institution” within the meaning of Rule 17Ad-15 under the U.S. Exchange Act (“Eligible Institution”);

(ii)
a properly completed and signed notice of guaranteed delivery, substantially in the form made available by the Bidder, must be received by the ADS Tender Agent prior to the expiration of the Acceptance Period; and

(iii)
within two (2) Nasdaq Trading Days after the date of the signing of such notice of guaranteed delivery, there must be delivered to the ADS Tender Agent, either:

(A)
in the case of a registered holder of MorphoSys ADSs, the MorphoSys ADRs, if applicable, in proper form for transfer and with a properly completed and signed ADS Letter of Transmittal or a manually executed facsimile copy of the same, with a medallion signature guarantee, if required; or

(B)
in the case of MorphoSys ADSs held through a broker or other securities intermediary, a book-entry confirmation that the MorphoSys ADSs have been transferred to the designated account at DTC as described above, together with an Agent’s Message.

The notice of guaranteed delivery may be transmitted by email, delivered by overnight courier or mailed to the ADS Tender Agent. The notice of guaranteed delivery must in all cases include a guarantee by an Eligible Institution in the form set forth in the sample notice of guaranteed delivery provided by the Bidder. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the ADS Tender Agent.
(e)
ADS Letter of Transmittal

MorphoSys ADS Holders should note the following information with respect to form and content of the ADS Letter of Transmittal:
(i)
Signature Guarantees:   In general, signatures on an ADS Letter of Transmittal must be guaranteed by an Eligible Institution. However, signature guarantees are not required in cases where MorphoSys ADSs are tendered either (1) by a registered holder of MorphoSys ADSs who has not completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the ADS Letter of Transmittal or (2) for the account of an Eligible Institution.

(ii)
Partial Tenders:   If fewer than all of the MorphoSys ADSs evidenced by any MorphoSys ADR delivered to the ADS Tender Agent are to be tendered, the MorphoSys ADS Holder thereof should indicate this in the ADS Letter of Transmittal by filling in the number of MorphoSys ADSs tendered in the box entitled “Number of ADSs“. In such case, a new MorphoSys ADR for the remainder of the MorphoSys ADSs represented by the former MorphoSys ADR will be sent to the person(s) signing such ADS Letter of Transmittal (or as such person properly indicates thereon) as promptly as practicable following the date the tendered MorphoSys Shares represented by MorphoSys ADSs are purchased. All MorphoSys Shares represented by MorphoSys ADSs delivered to the ADS Tender Agent will be deemed to have been tendered unless otherwise indicated. In the case of a partial tender, MorphoSys ADSs representing MorphoSys Shares not tendered will not be reissued to a person other than the registered holder.

(iii)
Content:   By signing an ADS Letter of Transmittal the MorphoSys ADS Holder authorizes and instructs the ADS Tender Agent, as agent and attorney-in-fact for the MorphoSys ADS Holder (1) to have, no later than by 18:00 hours local time Frankfurt am Main, Germany, and 12:00 hours local time New York, United States, respectively, on the second (2nd) FSE Trading Day after expiration of the Acceptance Period, the number of MorphoSys Shares underlying the tendered MorphoSys ADSs re-booked in Clearstream under ISIN DE000A4BGGU0 to signify that the MorphoSys Shares are Tendered MorphoSys Shares and (2) if the MorphoSys Shares underlying tendered MorphoSys ADSs are purchased by the Bidder, to surrender the MorphoSys ADSs to the ADS Depositary and instruct the ADS Depositary to instruct its German custodian to deliver the underlying MorphoSys Shares to the order of the Bidder. At the same time, the ADS Tender Agent and the ADS Depositary will be exempt from the restrictions on self-dealing pursuant to Sec. 181 BGB. By tendering MorphoSys ADSs representing MorphoSys Shares and signing the ADS Letter of Transmittal, the tendering MorphoSys ADS Holder also irrevocably appoints designees of the Bidder as such holder’s agents and attorneys-in-fact. Each such agent will be fully authorized to exercise such MorphoSys ADS Holder’s rights arising from the MorphoSys ADSs tendered for sale, including the MorphoSys Shares represented by such MorphoSys ADSs, as well as those arising from any other securities or rights represented by such MorphoSys ADSs. Each agent is authorized to issue substitute powers of attorney in the full scope of the power of attorney. All such powers of attorney will be considered to be combined with the rights arising from the MorphoSys ADSs. Such power of attorney will be effective when, and only to the extent that the Bidder accepts the MorphoSys Shares represented by the MorphoSys ADSs tendered by such MorphoSys ADS Holder for payment and simultaneously with (Zug um Zug gegen) the payment of the Offer Price for the relevant number of MorphoSys Shares underlying the tendered MorphoSys ADSs as provided herein.
With this power of attorney, all prior powers of attorney and consents given by such MorphoSys ADS Holder with respect to such MorphoSys ADSs, including the MorphoSys Shares represented by such MorphoSys ADSs, or other securities or rights will, without further action, be revoked as of the time that the power of attorney becomes effective and, following such time, no subsequent powers of attorney may be given by such MorphoSys ADS Holder with respect to its MorphoSys ADSs (and, if given, they will not be deemed valid). The designees of the Bidder will thereby be empowered to exercise all voting and other rights with respect to such MorphoSys ADSs, including the MorphoSys Shares represented by such MorphoSys ADSs, and other securities or rights, in their sole discretion. This will apply, in particular, to any ordinary or extraordinary shareholders’ meeting of MorphoSys.
13.3.3
Effectiveness of the acceptance of the MorphoSys ADS Holder

In accordance with the power of attorney granted by the ADS Letter of Transmittal, the ADS Tender Agent, as representative of the respective MorphoSys ADS Holder, will cause the number of MorphoSys Shares underlying the tendered MorphoSys ADSs to be re-booked in Clearstream under ISIN DE000A4BGGU0 to signify that the MorphoSys Shares are Tendered MorphoSys Shares. The acceptance declared through the ADS Letter of Transmittal will become effective only upon such book-transfer. If the acceptance is declared to the ADS Tender Agent prior to the end of the Acceptance Period by one of the procedures described in Sec. 13.3.2 of the Offer Document, the book-transfer of the MorphoSys Shares to ISIN DE000A4BGGU0 will be deemed to have been timely effected if the book-transfer has been effected no later than 18:00 hours local time Frankfurt am Main, Germany, and 12:00 hours local time New York, United States, respectively, on the second (2nd) FSE Trading Day after the expiration of the Acceptance Period or, in the case of MorphoSys ADSs tendered by guaranteed delivery, the second (2nd) FSE Trading Day following the expiration of the applicable guaranteed delivery period.
13.3.4
Legal consequences of acceptance

Upon acceptance of the Offer for MorphoSys Shares represented by MorphoSys ADSs, a contract for the sale and transfer of ownership of the MorphoSys Shares represented by MorphoSys ADSs will come into existence between the respective MorphoSys ADS Holder and the Bidder on the terms and conditions set forth in the Offer Document. This contract will be governed by and construed exclusively in accordance with German law.
By accepting the Offer, the accepting MorphoSys ADS Holder and the Bidder at the same time agree on the transfer of title to the MorphoSys Shares represented by the tendered MorphoSys ADSs to the Bidder in accordance with the terms and conditions set forth in the Offer Document. The ownership of the MorphoSys Shares represented by the tendered MorphoSys ADSs is transferred simultaneously with (Zug um Zug gegen) the payment of the Offer Price for the relevant number of MorphoSys Shares represented by the tendered MorphoSys ADSs into the account of the relevant Custodian Bank with Clearstream.
The transfer of the MorphoSys Shares represented by the tendered MorphoSys ADSs will only take place following the expiration of the Acceptance Period or the Additional Acceptance Period, as applicable, and the satisfaction or waiver (to the extent waivable) of the Offer Conditions as described in Sec. 13.3.6 of the Offer Document.
Upon transfer of title to the MorphoSys Shares represented by the tendered MorphoSys ADSs to the Bidder, all rights associated with these shares at the time of the settlement of the Offer (in particular the dividend entitlement for any dividend having a record date after the date of that transfer) will transfer to the Bidder. Furthermore, by accepting the Offer, the accepting MorphoSys ADS Holder irrevocably makes the declarations, instructions, orders and authorizations set out in Sec. 13.3.2 of the Offer Document.
13.3.5
Acceptance during the Additional Acceptance Period

The terms and conditions of the Offer Document apply mutatis mutandis to the acceptance of the Offer by MorphoSys ADS Holders during the Additional Acceptance Period in accordance with the following:
(a)
By signing an ADS Letter of Transmittal the MorphoSys ADS Holder authorizes and instructs the ADS Tender Agent, as agent and attorney-in-fact for the MorphoSys ADS Holder (i) to have, no later than by 18:00 hours local time Frankfurt am Main, Germany, and 12:00 hours local time New York, United States, respectively, on the second (2nd) FSE Trading Day after expiration of the Additional Acceptance Period, the number of MorphoSys Shares underlying the tendered MorphoSys ADSs re-booked in Clearstream under ISIN DE000A4BGGV8 to signify that the MorphoSys Shares are Subsequently Tendered MorphoSys Shares and (ii) if the MorphoSys Shares underlying tendered MorphoSys ADSs are purchased by the Bidder, to surrender the MorphoSys ADSs to the ADS Depositary and instruct the ADS Depositary to instruct its German custodian to deliver the underlying MorphoSys Shares to the order of the Bidder; and

(b)
In accordance with the power of attorney granted by the ADS Letter of Transmittal, the ADS Tender Agent, as representative of the respective MorphoSys ADS Holder, will cause the number of MorphoSys Shares underlying the tendered MorphoSys ADSs to be re-booked in Clearstream under ISIN DE000A4BGGV8 to signify that the MorphoSys Shares are Subsequently Tendered MorphoSys Shares. The acceptance declared through the ADS Letter of Transmittal will become effective only upon such book-transfer. If the acceptance is declared to the ADS Tender Agent prior to the end of the Additional Acceptance Period by one of the procedures described in Sec. 13.3.2 of the Offer Document, the book-transfer of the MorphoSys Shares to ISIN DE000A4BGGV8 shall be deemed to have been timely effected if the book-transfer has been effected no later than 18:00 hours local time Frankfurt am Main, Germany, and 12:00 hours local time New York, United States, respectively, on the second (2nd) FSE Trading Day after the expiration of the Additional Acceptance Period or, in the case of MorphoSys ADSs tendered by guaranteed delivery, the second (2nd) FSE Trading Day following the expiration of the applicable guaranteed delivery period.

13.3.6
Settlement of the Offer and receipt of the Offer Price

The Offer Price owed for MorphoSys Shares represented by MorphoSys ADSs tendered for sale in accordance with the Offer will be paid only if the ADS Tender Agent has received prior to the end of the Acceptance Period or the Additional Acceptance Period or the applicable guaranteed delivery period, respectively:
(a)
a properly completed and signed ADS Letter of Transmittal with respect to the MorphoSys ADSs and, if applicable, the MorphoSys ADRs evidencing the MorphoSys ADSs and any other documents required by the ADS Letter of Transmittal; or

(b)
an Agent’s Message with respect to the MorphoSys ADSs;

and if the book-entry transfer of the MorphoSys Shares represented by the MorphoSys ADSs to ISIN DE000A4BGGU0 or ISIN DE000A4BGGV8, respectively, was effectuated in a timely manner.
For purposes of the Offer, the Bidder will be deemed to have acquired ownership of the MorphoSys Shares for which the Offer was validly accepted and not validly withdrawn and the MorphoSys Shares are considered accepted for payment, if and when the Bidder has concurrently paid the Offer Price for the relevant number of Tendered MorphoSys Shares.

Upon transfer of title to the Tendered MorphoSys Shares and the Subsequently Tendered MorphoSys Shares to the Bidder, all rights associated with these shares at the time of the settlement of the Offer (in particular the dividend entitlement) will transfer to the Bidder.
Subject to the terms and conditions of the Offer, the Bidder will,
(a)
with respect to the MorphoSys Shares represented by MorphoSys ADSs properly tendered for sale during the Acceptance Period and not validly withdrawn, pay the Offer Price to the ADS Tender Agent’s cash account in Germany via Clearstream without undue delay, however no later than on the fourth (4th) Banking Day, following the publication of the tender results pursuant to Sec. 23 para. 1 no. 2 WpÜG after the expiration of the Acceptance Period; and

(b)
with respect to the MorphoSys Shares represented by MorphoSys ADSs properly tendered for sale during the Additional Acceptance Period and which cannot be withdrawn anymore, pay the Offer Price to the ADS Tender Agent’s cash account in Germany via Clearstream without undue delay, however no later than on the fourth (4th) Banking Day, following the publication of the tender results pursuant to Sec. 23 para. 1 no. 3 WpÜG after the expiration of the Additional Acceptance Period.

Upon crediting of the Offer Price to the ADS Tender Agent’s cash account in Germany via Clearstream, the Bidder will have fulfilled its obligation to pay the Offer Price. It is the ADS Tender Agent’s responsibility to transfer the Offer Price, after deduction of all applicable costs or withholding taxes, to the MorphoSys ADS Holders without undue delay. The ADS Depositary’s cancellation fee of USD 0.05 per MorphoSys ADS will be borne by the Bidder.
The Offer Price will be paid by the ADS Tender Agent in USD. The Offer Price will be converted by the ADS Tender Agent by sale or in any other manner it determines using an exchange rate from EUR to USD determined or assigned by it on the day it effects the conversion.
The ADS Tender Agent may convert currency itself or through any of its Affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made in connection with the Offer and the rate that the ADS Tender Agent or its Affiliate receives when buying or selling foreign currency for its own account. The ADS Tender Agent prices its exchange payments at a benchmark rate established by the ADS Tender Agent, adjusted by a spread of 20bps. The ADS Tender Agent has no obligation to provide the most favourable foreign exchange rate available in the market for any foreign exchange transaction. The ADS Tender Agent makes no representation that the exchange rate used or obtained in any currency conversion made in connection with the Offer will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to tendering MorphoSys ADS Holders, except that the ADS Tender Agent has agreed to act without gross negligence or willful misconduct. Further information about the methodology used to determine foreign exchange rates used in currency conversions made by the ADS Tender Agent is available upon request to the ADS Tender Agent.
13.3.7
Costs and tax withholding

MorphoSys ADS Holders who hold their MorphoSys ADS through a broker or other securities intermediary and whose broker or other securities intermediary accepts the Bidder’s Offer on the MorphoSys ADS Holders behalf, may be charged a fee. MorphoSys ADS Holders who accept the Bidder’s Offer to acquire the MorphoSys Shares represented by their MorphoSys ADSs directly will not be charged brokerage fees. Any stock exchange tax, sales tax or stamp tax, resulting from acceptance of the Offer are to be borne by the Bidder. The fee to be paid to the ADS Depositary for the cancellation of the MorphoSys ADSs (USD 0.05 per MorphoSys ADS) will be borne by the Bidder. The amount paid by the ADS Tender Agent to tendering MorphoSys ADS Holders will also be net of any other applicable fees and expenses and any required withholding in respect of U.S. income tax. For the avoidance of doubt, the ADS Depositary and the ADS Tender Agent will not be responsible for any non-U.S. stock exchange tax, sales tax or stamp tax or have any duty to make any withholding in respect of non-U.S. income tax resulting from acceptance of the Offer.

13.3.8
Stock exchange trading

There will be no stock market trading in MorphoSys ADSs tendered through the ADS Tender Agent. Tendered MorphoSys ADSs will be blocked on the books of the ADS Depositary or DTC until the MorphoSys Shares represented by MorphoSys ADSs are accepted for purchase, or the MorphoSys ADSs are withdrawn, or returned in the case of termination of the Offer.
13.3.9
Rescission upon non-satisfaction of the Offer Conditions

The Offer will only be completed and the Bidder will only be required to effect the transfer of the Tendered MorphoSys Shares and the Subsequently Tendered MorphoSys Shares to the Bidder in accordance with the Offer Document and to effect the transfer of the Offer Price, if all Offer Conditions have been satisfied or the Bidder has waived the Offer Conditions within the time periods set forth in Sec. 12.3 of the Offer Document.
If the Offer is not completed, the tendered MorphoSys ADSs will be returned to the MorphoSys ADS Holders free of charge as soon as practicable.
13.3.10
Right of withdrawal

Under the conditions set forth in Sec. 17 of the Offer Document, MorphoSys ADS Holders who have accepted the Offer may withdraw their acceptances of the Offer. Regarding the exercise and the legal consequences of the right of withdrawal, reference is made to Sec. 17 of the Offer Document. However, there is no right of withdrawal for MorphoSys ADSs tendered during the Additional Acceptance Period.
14.
FINANCING OF THE OFFER

14.1
Maximum consideration

According to information published by MorphoSys as of the date of the Offer Document, the total number of MorphoSys Shares issued amounts to 37,716,423.
For the purpose of securing the consideration, the Bidder is required to assume that any Stock Options exercisable prior to the expiry of the three (3) month period following the publication pursuant to Sec. 23 para. 1 sentence 1 no. 4 WpÜG (the “Put Option Period within the meaning of Sec. 39c WpÜG”) are exercised and that the underlying new MorphoSys Shares are issued. In addition to the 271,887 Stock Options already outstanding (see Section 7.2.3 of the Offer Document), up to 53,607 additional Stock Options could be issued under the Incentive Plans. Up to 325,494 additional MorphoSys Shares may be issued until expiration of the Put Option Period within the meaning of Sec. 39c WpÜG under the Incentive Plans (see Sec. 7.2.3 of the Offer Document).
Given that the conversion price under the Convertible Bonds is, even after the conversion price adjustment, substantially higher than the Offer Price per MorphoSys Share, the Bidder can assume that holders of Convertible Bonds will refrain from executing their conversion rights and that no new MorphoSys Shares will be issued thereunder.
At the time of the publication of the Offer Document, the Bidder does not hold any MorphoSys Shares.
If the Offer is accepted for all MorphoSys Securities and all MorphoSys Shares that may come into existence by the end of the Put Option Period within the meaning of Sec. 39c WpÜG, the Bidder’s payment obligation to the MorphoSys Securityholders accepting the Offer would thus equal EUR 2,586,850,356.00 (i.e. the Offer Price of EUR 68.00 per MorphoSys Share multiplied by 38,041,917 MorphoSys Shares) (the “Theoretical Number of MorphoSys Shares”).
Further, it is expected that the Bidder (and/or Novartis AG) will incur transaction costs related to the Offer and the settlement thereof which amount to up to approx. EUR 20,500,000.00 (the “Transaction Costs”).

The Bidder’s maximum total costs for the acquisition of the Theoretical Number of MorphoSys Shares on the basis of the Offer would, thus, amount, including the Transaction Costs, to a maximum of EUR 2,607,350,356.00 (the “Total Offer Costs”).
14.2
Financing measures

Before publishing the Offer Document, the Bidder has taken the necessary measures to ensure that the funds necessary for complete fulfillment of the Total Offer Costs will be available to it in due time.
The Bidder has secured the necessary financial means to meet its payment obligations at settlement under the Offer by having arranged for cash and committed funds, which will be made available to the Bidder (directly or indirectly) in the form of equity capital and/or shareholder loans or similar instruments for this purpose by Novartis AG. By a credit facility dated 20 March 2024, Novartis Pharma has undertaken towards the Bidder to provide the Bidder in due time with the necessary financial means to settle the Offer. The term of the commitment is until 31 December 2025. The applicable interest rate will be subject to the market conditions at the time of a respective drawdown. There are no conditions to the credit facility which the Bidder expects not to be met at Closing.
Novartis Pharma has sufficient funds available to fulfil its commitment towards the Bidder.
The Bidder has thus taken the measures necessary to ensure that it will, on the relevant date, have funds available in the amount of the Total Offer Costs.
14.3
Confirmation of Financing

Deutsche Bank Aktiengesellschaft, with registered office in Frankfurt am Main, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main, Germany, under the company number HRB 30000, an investment service provider that is independent of the Bidder, has issued the required financing confirmation pursuant to Sec. 13 para. 1 sentence 2 WpÜG dated 5 April 2024, which is attached as Annex 2.
15.
EXPECTED EFFECTS OF A SUCCESSFUL OFFER ON THE ASSETS, LIABILITIES, FINANCIAL POSITION AND RESULTS OF THE BIDDER AND NOVARTIS AG

15.1
Starting point and assumptions

The information, views and forward-looking statements contained in the Sec. 15 of the Offer Document and the accompanying remarks in relation to the expected effects of a successful Offer on the Bidder and Novartis AG as a person acting jointly with the Bidder within the meaning of Sec. 2 para. 5 sentence 1 and sentence 3 WpÜG are based in particular on the following starting point and assumptions:
(a)
Starting point

•
The share capital of MorphoSys currently amounts to EUR 37,716,423.00 and is divided into 37,716,423 no-par value bearer shares.

•
At the time of publication of the Offer Document, neither the Bidder nor any person acting jointly with the Bidder within the meaning of Sec. 2 para. 5 WpÜG hold MorphoSys Shares.

(b)
Assumptions

•
No MorphoSys Shares will be issued from conversions of the Convertible Bonds.

•
No MorphoSys Shares will be issued under the Incentive Plans.

•
The Bidder acquires 37,716,423 MorphoSys Shares (the “Maximum Number of MorphoSys Shares”) at the Offer Price of EUR 68.00 per MorphoSys Share which amounts to a total purchase price for all shares of EUR 2,564,716,764.00 (i.e., the Offer Price of EUR 68.00 per MorphoSys Share multiplied by 37,716,423 MorphoSys Shares).

•
Novartis AG will incur Transaction Costs of up to EUR 20,500,000.00. The Transaction Costs will not be capitalized but will be expensed as incurred resulting in a corresponding reduction in equity (retained earnings) and will be paid in cash and cash equivalents.

•
EUR 2,564,716,764.00 will be drawn by Bidder under the intercompany credit facility to fund the purchase of the Maximum Number of MorphoSys Shares; and up to EUR 107,000,000.00 cash will be provided by Novartis Pharma by way of an equity contribution.

•
Apart from the proposed acquisition of the Maximum Number of MorphoSys Shares, no other effects on the assets, financial position and results of the Bidder are accounted for in the following presentation that may yet arise in the future.

•
Earnings of the Bidder will in the future consist of income from the shareholding in MorphoSys in the form of dividend payments. For purposes of the analysis set forth below, the amount of such dividends has been based on the amount of EUR 0.00 per MorphoSys Share, since MorphoSys has not distributed any dividends in the past years.

15.2
Methodology and reservations

The assessment of the likely effects of the Offer on the assets, liabilities, financial position and results of the Bidder and Novartis AG is based on preliminary and unaudited estimates by the Bidder with respect to the balance sheet positions and the results of the Bidder if MorphoSys had been completely acquired as of 31 December 2023 (i.e., the last day of fiscal year 2023) on the basis of the financial figures published by MorphoSys for the fiscal year 2023.
The financial figures of Bidder used herein are derived from Novartis AG’s consolidated financial statements, prepared in accordance with IFRS Accounting Standards as issued by the IASB, for the fiscal year ended 31 December 2023. The financial figures of Novartis AG used herein are taken from Novartis AG’s consolidated financial statements, prepared in accordance with IFRS Accounting Standards as issued by the IASB, for the fiscal year ended 31 December 2023, as published in its annual report 2023. The financial figures of MorphoSys Group used herein are taken from MorphoSys’ consolidated financial statements, prepared in accordance with IFRS Accounting Standards as adopted by the EU, for the fiscal year ended 31 December 2023, as published in its annual report 2023.
Except for the intended acquisition of the Maximum Number of MorphoSys Shares pursuant to the Offer and the expenses related thereto, no other effects on the assets, liabilities, financial position or results of the Bidder which have occurred since the fiscal year ended 31 December 2023 or which may occur in the future have been taken into account in the financial figures used herein, as their impact, if any, cannot be accurately predicted.
The precise amount of costs and expenses in connection with the Offer (including the Transaction Costs) for the Bidder can only be finally determined after the Offer has been completed and the number of (Additional) Tendered MorphoSys Shares has been determined.
Therefore, the exact amount of the Transaction Costs will not be known until completion of the Takeover.
There has been no adjustment to the financial figures of the Bidder, Novartis AG or MorphoSys for tax impacts from the Takeover, for transactions entered into after 31 December 2023 or for differences in the application of IFRS Accounting Standards by Morphosys as compared to those applied by the Bidder and Novartis AG.
In accordance with IFRS Accounting Standards, acquired businesses are accounted for by applying the acquisition method. The acquisition method requires that the assets acquired and liabilities assumed be recorded at their respective fair values on the date the acquiror obtains control. The excess of the fair value of the total purchase consideration transferred over the fair value of the acquired assets and assumed liabilities is recognized as goodwill. The valuations are based on information available at the acquisition date. Acquisition related transaction costs are expensed as incurred.

The IFRS Accounting Standards acquisition method purchase price allocations of the Bidder will not be known until completion of the Takeover. As a result, the final IFRS Accounting Standards acquisition method accounting impacts will not be known until completion of the Takeover.
The consolidated financial statements of Novartis AG are presented in USD. The consolidated financial statements of MorphoSys are presented in EUR. For comparability of the financial figures presented herein, a convenience translation was made of the Novartis AG USD financial figures to EUR. For the convenience translation, the Bidder balance sheet and Novartis AG consolidated balance sheet figures presented herein were converted to EUR using the 31 December 2023 exchange rate of USD 1.00 : EUR 0.9040 and the Novartis AG consolidated income statement figures presented herein were converted to EUR using the fiscal year 2023 average rate of USD 1.00: EUR 0.9236.
15.3
Expected effects on the individual financial statements of the Bidder

The acquisition of MorphoSys Shares pursuant to the Offer will, according to the estimates of the Bidder, have the following effects on the assets, liabilities, financial position and results of the Bidder on the basis of the starting point and assumptions described above.
15.3.1
Expected effects on the unconsolidated balance sheet of the Bidder

Subject to the reservations, assumptions and explanations set forth in this Sec. 15 of the Offer Document and based on its current assessments, the Bidder believes that the completion of the Takeover will have the following effects on its individual balance sheet as of 31 December 2023 (simplified and unaudited; differences from arithmetic results (if any) are due to commercial rounding):
In millions of EUR (EURm)	Bidder balance sheet as of 31 December 2023	Changes through Debt and Equity Funding	Changes through Offer	Bidder balance sheet after completion of the Takeover
ASSETS
Financial investments	0	0	2,565	2,565
Cash and cash equivalents	0	2,672	-2,565	107
Other assets	3	0	0	3
Total assets	3	2,672	0	2,675
EQUITY AND LIABILITIES
Equity	1	107	0	108
Liabilities	2	2,565	0	2,567
Total equity and liabilities	3	2,672	0	2,675
Compared to the balance sheet of the Bidder as of 31 December 2023, mainly the following changes are expected:
•
To fund the acquisition of the Maximum Number of MorphoSys Shares and its operations, the Bidder will receive funds through debt and equity funding:

•
Total assets will increase from EURm 3 by EURm 2,672 to EUR 2,675.

•
Cash and cash equivalents will increase from EURm 0 by EURm 2,672 to EURm 2,672.

•
Total equity and liabilities will increase from EURm 3 by EURm 2,672 to EUR 2,675.

•
Equity will increase from EURm 1 by EURm 107 to EURm 108 due to the equity contribution.

•
Liabilities will increase from EURm 2 by EURm 2,565 to EURm 2,567 due to the credit facility.

•
By way of the closing of the Offer, the Bidder will pay the offer consideration and receive the MorphoSys Shares:

•
Total assets will thereby not increase.

•
Cash and cash equivalents will decrease from EURm 2,672 by EURm 2,565 to EURm 107 due to the payment of the offer consideration.

•
Financial investments will increase from EURm 0 by EURm 2,565 to EURm 2,565 due to the acquisition of the Maximum Number of MorphoSys Shares.

•
Total equity and liabilities will not be affected by the Closing.

15.3.2
Expected effects on the income statement of the Bidder

Future income of the Bidder will mainly consist of income from its investment in MorphoSys. The amount of future income is uncertain, because MorphoSys has not distributed any dividends in the past. For the financial year 2024, the Bidder expects a dividend of EUR 0.00 per dividend bearing MorphoSys Share, provided that the Bidder acquires all shares in MorphoSys, the Bidder expects that the earnings from its investment in MorphoSys would equal approximately EURm 0 for the financial year 2024
The Bidder will also pay interest on the loan at a not yet known rate.
15.4
Expected effects on the consolidated financial statements of Novartis AG

The preparation of the following information is exclusively carried out to meet statutory requirements pursuant to WpÜG in the context of the Offer. The following statements regarding the consolidated assets, liabilities, financial position and results of Novartis AG are subject to the assumptions and reservations as described in this Sec. 15 of the Offer Document and as a result the exact effect of the acquisition of MorphoSys Shares on Novartis AG’s future consolidated financial statements cannot be predicted as of today.
15.4.1
Expected effects on the consolidated balance sheet of Novartis AG

Subject to the reservations, assumptions and explanations set forth in this Sec. 15 of the Offer Document and based on its current assessments, the Bidder believes that the completion of the Takeover will have the following effects on the consolidated balance sheet of Novartis AG as of 31 December 2023 (differences from arithmetic results (if any) are due to commercial rounding):
In millions of EUR (EURm)	Novartis AG balance sheet as of 31 December 2023	Changes through Offer	Novartis AG balance sheet after completion of the Takeover
ASSETS
Non-current assets	62,795	3,728	66,523
Current assets	27,555	-1,772	25,783
Total assets	90,350	1,956	92,306
EQUITY AND LIABILITIES
Equity	42,262	-21	42,241
Liabilities	48,088	1,977	50,065
Total equity and liabilities	90,350	1,956	92,306
Compared to the consolidated balance sheet of Novartis AG as of 31 December 2023, mainly the following changes are expected:
•
The Total assets will increase from EURm 90,350 by EURm 1,956 to EURm 92,306.

•
Non-current assets will increase from EURm 62,795 by EURm 3,728 to EURm 66,523 due to the consolidation of MorphoSys’ non-current assets (expected fair value of the non-current assets of the MorphoSys Group and the resulting goodwill).

•
Current assets will decrease from EURm 27,555 by EURm 1,772 to EURm 25,783. A decrease of EURm 2,565 will come from the payment of the consideration for the Maximum Number of

MorphoSys Shares and a decrease of EURm 21 will come from transaction costs of the Bidder paid by Novartis AG in cash and cash equivalents. An increase of EURm 814 will come from the estimated fair value of the current assets of the MorphoSys Group.
•
Total equity and liabilities will increase from EURm 90,350 by EURm 1,956 to EURm 92,306.

•
Equity will decrease from EURm 42,262 by EURm 21 to EURm 42,241 due to transaction costs of the Bidder paid by Novartis AG in cash and cash equivalents.

•
Liabilities will increase from EURm 48,088 by EURm 1,977 to EURm 50,065 due to the consolidation of MorphoSys’ liabilities (expected fair value of the liabilities of the MorphoSys Group).

15.4.2
Expected effects on the consolidated income statement of Novartis AG

In financial year ended 31 December 2023, Novartis AG achieved consolidated net sales from continuing operations of EURm 41,969 and consolidated net income from continuing operations of EURm 7,917. In financial year ended 31. December 2023, MorphoSys Group achieved revenues of EURm 238 and had a consolidated net loss of EURm 190.
16.
POTENTIAL EFFECTS FOR MORPHOSYS SECURITYHOLDERS WHO DO NOT ACCEPT THE OFFER

MorphoSys Securityholders who do not intend to accept the Offer should take the following into account:
(a)
MorphoSys Shares in respect of which the Offer is not accepted may still be traded on the FSE (Frankfurter Wertpapierbörse) for as long as they remain listed. However, the present stock market price of the MorphoSys Shares reflects the fact that the Bidder published its decision to launch the Offer on 5 February 2024. It is uncertain whether, following completion of the Takeover, the stock market price of the MorphoSys Shares will remain at its present level or rise above it or fall below it.

(b)
Completion of the Takeover will result in a reduction of the free float of the issued MorphoSys Shares. It is further expected that the supply of and the demand for MorphoSys Shares will be lower than today after completion of the Takeover and therefore that the liquidity of the MorphoSys Shares will decrease. It will therefore be possible, that buy and sell orders with respect to MorphoSys Shares cannot be executed or cannot be executed in a timely fashion. Moreover, the possible limitation of the liquidity of MorphoSys Shares could result in substantially larger price fluctuations of the MorphoSys Shares in the future.

(c)
Depending upon factors such as liquidity, market value of the remaining MorphoSys Shares and the number of MorphoSys Shares purchased pursuant to the Offer, it is possible that, following the Offer, the MorphoSys Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

(d)
The Offer is intended to be the first in a series of related transactions to achieve the acquisition of 100% of the MorphoSys Shares. After completion of the Takeover, the Bidder will have the voting majority at the general meeting and could, depending on the acceptance rate, also have the necessary voting majority to enforce all important structural and other measures under corporate law at the general meeting of MorphoSys. This includes, for example, election and dismissal of shareholder representatives of the Supervisory Board, granting or rejecting discharge of Management Board or Supervisory Board members, amendments to the articles of association, capital increases and, if the majority requirements under statutory law and articles of association have been satisfied, exclusion of subscription rights for shareholders in capital measures as well as reorganizations, mergers and dissolution of MorphoSys. Only in the case of some of the aforementioned measures there would be an obligation for the Bidder under German law to submit to the minority shareholders, on the basis of a company valuation of MorphoSys, an offer to acquire their MorphoSys Shares in exchange for reasonable compensation or to grant other compensation. Because such company valuation would have to be based on circumstances existing at the time of the resolution adopted by the MorphoSys general meeting for the respective measure, such offer for compensation could be equivalent in value to the Offer Price but it could also be lower or higher. The implementation of some of these measures could also result in the delisting of the MorphoSys Shares.
(e)
The Bidder could demand transfer of the MorphoSys Shares of the outside shareholders to the main shareholder in exchange for granting of reasonable cash compensation (squeeze-out) if it directly or indirectly holds the number of MorphoSys Shares required to do so after having implemented all measures necessary for such a squeeze-out (see Sec. 9.5.4 of the Offer Document). The implementation of a squeeze-out of the minority shareholders under stock corporation law would result in a delisting of the MorphoSys Shares on the FSE (Frankfurter Wertpapierbörse) and — inter alia — on the regulated unofficial market of the stock exchange in Berlin as well as on the unregulated market of the stock exchanges in Düsseldorf, Hamburg, Hanover, Munich and Stuttgart as well as via Tradegate Exchange, the discontinuation of the trade in the MorphoSys ADS from Nasdaq, the deregistration of the MorphoSys Shares under the U.S. Exchange Act and the termination of the ADS Deposit Agreement.

(f)
Further, the Bidder intends to enter into a DPLTA pursuant to Secs. 291 et seqq. AktG with MorphoSys as controlled entity. Upon effectiveness of the DPLTA, the Bidder would be entitled to give binding instructions to the Management Board with regard to the management of MorphoSys and, thus, to exercise control over MorphoSys’ management. As a result of the effectiveness of the DPLTA, the Bidder would be obliged to compensate any annual net losses (Jahresfehlbetrag) that would be incurred by MorphoSys if no DPLTA was in place and which would not be offset by any withdrawals from other revenue reserves created during the term of the DPLTA. Conversely, MorphoSys would be obliged to transfer to the Bidder (as dominating company) all annual net profits (Gewinn) that would accrue without such transfer of profits, less any losses carried forward and any amounts appropriated to the legal reserves. Furthermore, any DPLTA provides, amongst other things, for an obligation of the Bidder to (i) acquire, at the minority MorphoSys Shareholders’ request, the minority MorphoSys Shareholders’ Shares against payment of appropriate compensation in cash and (ii) to compensate the remaining minority MorphoSys Shareholders by paying annually recurring compensation. The amounts of compensation in cash and the annually recurring compensation will be determined based on the Valuation Report by an auditor based on the circumstances existing at the time when MorphoSys’ general meeting passes the relevant resolution on the DPLTA.

(g)
Additionally, the Bidder intends, as soon as reasonably possible, to effect the discontinuation of the stock listing of the MorphoSys Shares from the FSE and — inter alia — on the regulated unofficial market of the stock exchanges in Berlin, Düsseldorf, Hamburg, Hanover, Munich and Stuttgart as well as via Tradegate Exchange, all regulated markets in the European Economic Area. According to the Business Combination Agreement, MorphoSys will enable the discontinuation of the trade in the MorphoSys Shares and the MorphoSys ADS from Nasdaq as well as the deregistration of the MorphoSys Shares under the U.S. Exchange Act. As a requirement of a Delisting, a delisting tender offer pursuant to Sec. 39 para. 2 BörsG would have to be made to all minority shareholders of MorphoSys. Following the Delisting, MorphoSys Shares would be discontinued from trading on the regulated market (Regulierter Markt) of the FSE (Frankfurter Wertpapierbörse), which could make MorphoSys Shares effectively illiquid. The Delisting would also terminate the comprehensive capital-market oriented reporting obligations of MorphoSys. The termination of the registration under the U.S. Exchange Act would substantially reduce the information required to be furnished by MorphoSys to MorphoSys Securityholders and to the SEC under U.S. disclosure rules and would make certain provisions of the U.S. Exchange Act inapplicable to MorphoSys and the MorphoSys Shares.

(h)
In the event that, following completion of the Takeover, the Bidder holds at least (i) 95% (squeeze-out under stock corporation law) or (ii) 90% (merger squeeze-out under transformation law) of the share capital with voting power of MorphoSys, the Bidder intends to pursue a squeeze-out, i.e., the transfer of the MorphoSys Shares held by the MorphoSys Shareholders who have not accepted the Offer to the Bidder as the principal shareholder (Hauptaktionär) in return for payment of an appropriate cash settlement pursuant to (i) Secs. 327a et seqq. AktG (squeeze-out under stock corporation law), or (ii) Secs. 62 para. 5 UmwG, 327a et seq. AktG (merger squeeze-out under transformation law). The Bidder has no intention to pursue a squeeze-out under takeover law.
(i)
If the Bidder were to achieve a shareholding of at least 95% in MorphoSys following the completion of the Takeover, securityholders who have not accepted the Offer, are entitled to exercise their put right pursuant to Sec. 39c WpÜG and accept the Offer with their MorphoSys Securities within the Put Option Period within the meaning of Sec. 39c WpÜG. This put right is valid for all MorphoSys Securities. The Bidder will publish that it has attained the threshold of 95% of the share capital in MorphoSys which is required for a request under Sec. 39a WpÜG, pursuant to Sec. 23 para. 1 sentence 1 no. 4 WpÜG.

(j)
MorphoSys might contemplate terminating the ADS Deposit Agreement, pursuant to which the ADS Depositary maintains an ADS facility for the MorphoSys Shares. If and when the ADS Deposit Agreement is terminated, MorphoSys ADS Holders will only have the right to receive MorphoSys Shares underlying MorphoSys ADSs upon surrender of MorphoSys ADSs and payment of applicable fees of the ADS Depositary. At any time after the date of termination, the ADS Depositary may sell the remaining deposited MorphoSys Shares held under the ADS Deposit Agreement and hold the proceeds of such sale for the benefit of holders of MorphoSys ADSs that have not been surrendered. Whether or not the ADS Deposit Agreement is terminated, if the Offer is consummated, the number of MorphoSys ADSs outstanding is expected to be reduced, which could reduce the liquidity and market value of both the MorphoSys ADSs and their underlying MorphoSys Shares.

17.
RIGHTS OF WITHDRAWAL

17.1
Right of withdrawal without giving reason

Prior to the publication of the Offer Document, the Bidder obtained exemptive and no-action relief from certain provisions of U.S. securities laws from the SEC Staff as described in Sec. 21 of the Offer Document. Such relief affects, in particular, MorphoSys Securityholders’ withdrawal rights.
MorphoSys Securityholders who accept the Offer during the Acceptance Period may, on the basis of a withdrawal right granted by the Bidder, withdraw their declared acceptance in respect of their MorphoSys Shares at any time until the end of the Acceptance Period, without having to give any reason.
MorphoSys Securityholders who have exercised their right of withdrawal may re-accept the Offer only prior to the end of the Acceptance Period and/or Additional Acceptance Period.
17.2
Right of withdrawal in the event of an amendment of the Offer as well as in the event of the launch of a Competing Offer

Notwithstanding the rights described in Sec. 17.1 of the Offer Document MorphoSys Securityholders have the following withdrawal rights:
(a)
In the event of an amendment of the Offer pursuant to Sec. 21 para. 1 WpÜG, MorphoSys Securityholders may, until expiry of the Acceptance Period, withdraw from the contracts concluded as a result of acceptance of the Offer pursuant to Sec. 21 para. 4 WpÜG, if and to the extent that they have accepted the Offer prior to publication of the amendment of the Offer.

(b)
In the event of a Competing Offer pursuant to Sec. 22 para. 1 WpÜG, MorphoSys Securityholders may, until expiry of the Acceptance Period, withdraw from the contracts concluded as a result of acceptance of the Offer pursuant to Sec. 22 para. 3 WpÜG, if and to the extent that they have accepted the Offer prior to publication of the offer document for the Competing Offer.

17.3
Exercise of the right of withdrawal

MorphoSys Shareholders may exercise a right of withdrawal in respect of the MorphoSys Shares pursuant to Secs. 17.1 and 17.2 of the Offer Document only by:

(a)
declaring their withdrawal in writing or in text form to their Custodian Bank for a specified number of Tendered MorphoSys Shares, where in the event that no number is specified, the withdrawal will be deemed to have been declared for all of the Tendered MorphoSys Shares of the MorphoSys Shareholder concerned; and

(b)
instructing their Custodian Bank to cause such number of Tendered MorphoSys Shares held in their securities deposit accounts as is equivalent to the number of Tendered MorphoSys Shares in respect of which they have declared their withdrawal to be rebooked to ISIN DE0006632003 at Clearstream.

Withdrawal takes place when the withdrawing MorphoSys Shareholder sends a declaration in writing or in text form to the Custodian Bank during the Acceptance Period and the Custodian Bank rebooks the Tendered MorphoSys Shares for which the withdrawal is being declared to the original ISIN DE0006632003 at Clearstream. The Custodian Bank is required, without undue delay, after receiving the declaration of withdrawal in writing or in text form, to cause the Tendered MorphoSys Shares for which withdrawal is being declared to be rebooked to ISIN DE0006632003 at Clearstream. The MorphoSys Shares may again be traded under ISIN DE0006632003 immediately after rebooking. The MorphoSys Shares are considered to be rebooked in a timely fashion if this has been done at the latest by 18:00 hours Frankfurt am Main local time / 12:00 hours New York local time on the second (2nd) FSE Trading Day after the end of the Acceptance Period.
17.4
Exercise of the right of withdrawal with respect to MorphoSys ADSs

This Sec. 17.4 applies exclusively to MorphoSys ADS Holders who accepted the Offer for MorphoSys Shares represented by MorphoSys ADSs and wish to exercise their rights of withdrawal.
For a withdrawal of a tender of MorphoSys Shares represented by MorphoSys ADSs to be effective, a written notice of withdrawal must be received by the ADS Tender Agent at the address set forth in Sec. 13.3 of the Offer Document by the end of the Acceptance Period. Any such notice of withdrawal must specify:
(a)
the name of the person who tendered the MorphoSys ADSs to be withdrawn; and

(b)
the number of MorphoSys ADSs to be withdrawn and the name of the holder of such MorphoSys ADSs, if the name is different from the person who tendered such MorphoSys ADSs. If MorphoSys ADRs evidencing MorphoSys ADSs to be withdrawn have been delivered to the ADS Tender Agent, then, prior to the physical release of such MorphoSys ADRs, the certificate numbers shown on such MorphoSys ADRs must be submitted to the ADS Tender Agent. The signature(s) on the notice of withdrawal must be medallion guaranteed, if the original ADS Letter of Transmittal required a signature guarantee. If MorphoSys Shares represented by MorphoSys ADSs have been tendered for sale pursuant to the procedure for the acceptance of the Offer as set forth in clause (iii) of Sec. 13.3.2 any declaration of withdrawal must specify the name and number of the account at the DTC to be credited with the withdrawn MorphoSys ADSs or must otherwise comply with DTC’s procedures.

Notwithstanding this, MorphoSys ADS Holders whose MorphoSys ADSs are held in a securities account with a broker or other securities intermediary that is a direct or indirect participant in DTC may withdraw tenders electronically through DTC in the same manner as their acceptance.
Only MorphoSys Shareholders (not MorphoSys ADS Holders), can trade tendered MorphoSys Shares on the regulated market of the FSE (Frankfurter Wertpapierbörse) as described in Sec. 13.1.9 of the Offer Document. MorphoSys ADS Holders that have tendered their MorphoSys ADSs in accordance with Sec. 13.3 of the Offer Document will not be able to withdraw or trade tendered MorphoSys ADSs between the end of the Acceptance Period and settlement of the Offer. In order for MorphoSys ADS Holders to participate in trading of tendered MorphoSys Shares on the FSE (Frankfurter Wertpapierbörse), MorphoSys ADS Holders must surrender their MorphoSys ADSs and receive MorphoSys Shares to tender in the Offer (as described in Sec. 13.2 of the Offer Document).
There are no rights of withdrawal with respect to MorphoSys Shares or MorphoSys ADSs tendered during the Additional Acceptance Period.

18.
PAYMENT OF MONEY OR OTHER CASH-EQUIVALENT BENEFITS GRANTED OR SUGGESTED TO MANAGEMENT BOARD MEMBERS OR SUPERVISORY BOARD MEMBERS OF MORPHOSYS AND POSSIBLE CONFLICTS OF INTEREST

18.1
Specific Interests of the Members of the Management Board and Supervisory Board

It cannot be ruled out that the Management Board and Supervisory Board members have interests in the Business Combination Agreement and the transactions contemplated thereby, including the Offer, that are different from or in addition to those of MorphoSys, the MorphoSys Securityholders and other stakeholders of MorphoSys. According to the Business Combination Agreement, the members of the Management Board and the Supervisory Board, to the extent they hold MorphoSys Shares and to the extent permitted by law, intend to tender these MorphoSys Shares in the Offer. The Management Board and Supervisory Board members have such interests and considered them, among other matters, in evaluating the Business Combination Agreement and in reaching their respective decision (i) to approve the Business Combination Agreement and the transactions contemplated thereby and (ii) to recommend to the MorphoSys Shareholders the acceptance of the Offer.
18.1.1
Modification of Remuneration System and Incentive Plans

The Business Combination Agreement provides that, promptly after the Closing and the Delisting, Novartis AG and the Bidder will procure and take, subject to applicable law, all actions that are required or desirable to effect the Remuneration Modifications and the Settlement Deferral (each as defined in Sec. 8.2.9 of the Offer Document).
Novartis AG and the Bidder will procure and take, subject to applicable law, all actions that are required or desirable to ensure that, consistent with past practice and subject to applicable law, all Management Board members or MorphoSys Group employees who leave the MorphoSys Group following completion of the Offer are compensated for any outstanding remuneration components with respect to the vesting and acceleration of such remuneration components under the Incentive Plans, including the awards granted in 2024.
18.1.2
Settlement of Incentive Plans

The Business Combination Agreement provides that, following the earlier of (i) the date on which the Remuneration Modifications and the Settlement Deferral have occurred, and, to the extent legally permissible and (ii) eleven (11) months following the Closing, Novartis AG and the Bidder will procure and take all actions required or desirable to ensure that, subject to applicable law, MorphoSys settles all of the Incentive Plans under which MorphoSys Incentive Awards (as defined in Sec. 8.2.10 of the Offer Document) remain outstanding as of the Closing (other than MorphoSys Incentive Awards granted under the 2024 Incentive Plans) as follows:
(a)
Each Stock Option that is outstanding as of the Closing, whether or not vested, and that has a per-share exercise price less than the Offer Price shall be settled in exchange for a cash consideration per Stock Option (subject to any withholding) equal to the excess of the Offer Price over the applicable exercise price of such Stock Option (whereby the number of Stock Options of each beneficiary to be settled shall be determined at 100% of performance). Each Stock Option that has an exercise price equal to or greater than the Offer Price shall be cancelled for no consideration.

(b)
Each Performance Share Unit that is outstanding as of the Closing, whether or not vested, shall be settled for cash consideration per Performance Share Unit (subject to any withholding) equal to the Offer Price (whereby the number Performance Share Units of each beneficiary to be settled shall be determined at 100% of performance).

(c)
Each Restricted Stock Unit that is outstanding as of the Closing, whether or not vested, shall be settled for cash consideration per Restricted Stock Unit (subject to any withholding) equal to the Offer Price (whereby the number of Restricted Stock Units of each beneficiary to be settled shall be determined at 100% of performance).

The Business Combination Agreement provides that each MorphoSys Incentive Award outstanding as of the Closing granted under the 2024 Incentive Plans shall not vest as of the Closing like the other

MorphoSys Incentive Awards but shall be converted into the right to receive an unvested amount in cash (a “Converted Cash Award”) equal to the Offer Price per MorphoSys Incentive Award (determined on the basis of 100% target achievement, if applicable). Converted Cash Awards will generally vest, subject to the continued employment of the holder thereof with Novartis AG and its Affiliates (including the MorphoSys Group), on the same vesting schedule (including with respect to any terms providing for acceleration of vesting upon an involuntary termination of employment) and otherwise on substantially the same terms as the corresponding MorphoSys Incentive Award, except (i) for terms rendered inoperative by reason of the transactions contemplated by the Business Combination Agreement, (ii) for such other administrative or ministerial changes as in the reasonable and good faith determination of Novartis AG are necessary to facilitate the administration of the Converted Cash Awards, and (iii) subject to applicable law, that no performance-based vesting metrics or criteria will apply from and after the Delisting. MorphoSys, Novartis AG and the Bidder will procure and take, subject to applicable law, all actions that are required or desirable to ensure that, consistent with past practice and subject to applicable law, all holders of Converted Cash Awards that relate to MorphoSys Incentive Awards granted under the 2024 Incentive Plans (including the members of the Management Board) who leave the MorphoSys Group following completion of the Offer are compensated with respect to the 2024 Incentive Plans and the Converted Cash Awards.
MorphoSys will, to the extent necessary, attempt to obtain the Equity Consents (as defined in Sec. 8.2.10 of the Offer Document). If any holder does not so consent, MorphoSys will settle such awards in cash at their originally scheduled settlement times, with the cash amount equal to the cash amounts described above or based on the cash compensation offered in the Delisting offer, if required by the applicable Incentive Plan.
MorphoSys will, following the Closing and following both the acceleration of MorphoSys Incentive Awards and the signing of the Equity Consents described above, ensure that no holder of MorphoSys Incentive Awards (subject to limited exceptions in the case that the holder of such MorphoSys Incentive Awards does not sign a consent to accelerate their MorphoSys Incentive Awards as described above) will have any right to acquire any securities of MorphoSys, Novartis AG or the Bidder, or to receive any payment or benefit with respect to any MorphoSys Incentive Award other than as described above.
Any payments with respect to MorphoSys Incentive Awards and Converted Cash Awards, in each case, held by a United States taxpayer, shall be made in accordance with Sec. 409A of the Code (as defined in Sec. 20.1 of the Offer Document).
To the extent that any payment made as described above or otherwise relating to the Takeover would trigger any excise tax to any service provider under Sec. 4999 of the Code for any “disqualified individual” who is a United States taxpayer, MorphoSys will, to the extent legally permissible, use its best efforts to enter into agreements to “gross up” the relevant individuals for the applicable taxes owed, up to a maximum amount of USDm 13, as further described below.
Novartis AG, the Bidder and MorphoSys have entered into a Support Arrangement, pursuant to which, in the event that any payment otherwise required to be made to the Management Board members and employees of the MorphoSys Group as described above and in accordance with their respective agreements is not made either as a result of limitations in the existing remuneration system or as a result of limitations in the Incentive Plans, or in the event that MorphoSys does not enter into the gross-up agreements contemplated, Novartis AG is generally obligated to pay the applicable amounts otherwise owed but so limited, less withholding, to each relevant individual.
18.1.3
Certain Assumptions

The amounts set forth in the tables below are estimates based on multiple assumptions that may or may not actually occur. Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions, as well as those described in the footnotes to the tables set forth below, were used:
•
The Delisting is assumed to occur on 15 August 2024, which date is an assumed date solely for purposes of the disclosure in this section (which is referred to as the “assumed effective time”), and the date that the Delisting actually occurs may be different than the assumed effective time;

•
The Offer Price is EUR 68.00; and

•
Each Management Board member experiences a termination of employment and becomes eligible to receive severance benefits and be compensated with respect to the 2024 Incentive Plans and the Converted Cash Awards immediately following the assumed effective time.

As the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, the actual amounts, if any, that may be paid or become payable may materially differ from the estimates set forth below.
18.1.4
Settlement of the Performance Share Units of the Management Board

The following table summarizes, as of 1 April 2024, the outstanding Performance Share Units held by the Management Board members that are expected to be settled after the Delisting. The amounts set forth in the tables below are estimates based on multiple assumptions that may or may not actually occur, including the assumptions described in the Offer Document. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, to be received by any member of the Management Board may differ in material respects from the amounts set forth below.
Management Board members	Aggregate No. of MorphoSys PSUs (#)(1)	Resulting Consideration (Capped)(2)	Resulting Consideration (Uncapped)(3)
Jean-Paul Kress, M.D.	380,209	EUR 16,517,420	EUR 25,854,212
Lucinda Crabtree, Ph.D.	28,571	EUR 1,942,828	EUR 1,942,828

(1)
The amounts in this column represent the number of Performance Share Units issued to each Management Board member, except for the 98,484 and 26,262 Performance Share Units that were issued to Jean-Paul Kress, M.D. and Lucinda Crabtree, Ph.D. under the 2024 Performance Share Unit Program, respectively (in this respect, see Sec. 18.2 of the Offer Document below).

(2)
The amounts in this column are equal to the product of (i) the number of Performance Share Units held by the Management Board member pursuant to the first column multiplied by (ii) the Offer Price of EUR 68.00, with the result being capped in accordance with the payout caps that are currently applicable to the payouts under these Performance Share Unit Programs.

(3)
The amounts in this column are equal to the product of (i) the number of Performance Share Units held by the Management Board member pursuant to the first column multiplied by (ii) the Offer Price of EUR 68.00, without giving effect to any compensation caps.

As of the date of the Offer Document, none of the Management Board members holds any Restricted Stock Units. While Dr. Kress holds 81,989 Stock Options, all of these Stock Options have an exercise price equal to or greater than the Offer Price of EUR 68.00 and, as such, shall be cancelled for no consideration. Dr. Crabtree does not hold any Stock Options.
Further, no member of the Supervisory Board holds any Performance Share Units, Restricted Stock Units, Stock Options or Converted Cash Awards.
18.2
Agreements with Members of the Management Board or Supervisory Board

Severance Payments
MorphoSys has entered into service agreements with its Management Board members (the “Service Agreements”) that provide for severance benefits upon a termination following a change of control. The Service Agreements provide that if (i) a change of control occurs and (ii), within one year after the change of control, the Management Board member’s responsibilities are materially reduced, the respective Management Board member has the right to resign from office as a member of the Management Board within three months after the reduction of his/her responsibilities has occurred by giving three months’ notice to the end of a calendar month. The Service Agreement will terminate upon the resignation from the Management Board becoming effective. Upon such termination, the Management Board member is entitled to a severance payment, in the amount of the annual gross fixed salary and the annual bonus (in an amount based upon the annual bonus paid in the previous year) until the regular expiry of the Service Agreement (31 August 2025 in the case of Dr. Kress and 6 August 2026 in the case of Dr. Crabtree). Under the Service Agreements, severance payments shall not exceed the lesser of twice the annual remuneration and the remuneration for more than the remaining term of the Service Agreement.
The members of the Supervisory Board are not entitled to any severance payments.
Based on the assumptions described above, the table below sets forth the estimated value of the severance payments and benefits that the Management Board members of MorphoSys would generally be eligible to receive in case of a termination of services, effective 31 August 2024, which entitles them to receive severance benefits under their respective current Service Agreements (unless otherwise agreed between MorphoSys and the Management Board members).
Management Board members	Cash Severance(1)
Jean-Paul Kress, M.D.	EUR 2,204,858
Lucinda Crabtree, Ph.D.	EUR 2,024,123

(1)
The Management Board members would each only be entitled to the above severance payment in case prior to the end of 31 May 2024 (i) Closing has occurred, (ii) the Supervisory Board has resolved upon a material reduction in the areas of responsibility of the Management Board member and (iii) as a consequence, the member of the Management Board has provided notice of resignation from their office as Management Board member no later than 31 May 2024.

Converted Cash Awards
The following table summarizes, as of 1 April 2024, the Performance Share Units granted to the Management Board members that will become Converted Cash Awards following Delisting.
The amounts set forth in the tables below are estimates based on multiple assumptions, as described above.
Management Board member	Aggregate No. of MorphoSys PSUs (#)(1)	Resulting Converted Cash Award
Jean-Paul Kress, M.D.	98,484	EUR 6,696,912
Lucinda Crabtree, Ph.D.	26,262	EUR 1,785,816

(1)
The amounts in this column represent the Performance Share Units that were issued to Jean-Paul Kress, M.D. and Lucinda Crabtree, Ph.D. under the 2024 Performance Share Unit Program, respectively.

(2)
The amounts in this column represent the value of the Converted Cash Awards, which are equal to the product of (i) the number of Performance Share Units issued to the Management Board member under the 2024 Performance Share Unit Program (ii) the Offer Price of EUR 68.00. The payout caps under the 2024 Performance Share Unit Program are higher than the uncapped values so will not result in lower values being paid.

Agreement Not To Compete
The Service Agreements bind the members of the Management Board to post-employment non-compete covenants in exchange for a compensatory payment equal to the Management Board member’s base salary, paid in monthly installments (though, according to the Service Agreement, such payment shall be reduced by the amount of any severance payment to which the Management Board member is entitled, as well as any other income the Management Board member obtains through the provision of services for an employer other than MorphoSys during the same period in case and to the extent such remuneration exceeds the most recent contractual remuneration received from MorphoSys). Dr. Kress’ Service Agreement initially included a 6-month post-employment non-compete covenant. MorphoSys expects to amend Dr. Kress’ Service Agreement, effective 1 January 2024, to extend the length of such non-compete covenant to 12 months. Dr. Crabtree’s Service Agreement includes a 6-month post-employment non-compete covenant.

280G Gross Up
MorphoSys may be permitted to take certain actions to reduce the amount of any potential “excess parachute payments” for “disqualified individuals” (each as defined in Sec. 280G of the Code (“Section 280G”)) that are United States taxpayers, including Dr. Kress. To the extent that MorphoSys reasonably believes that such disqualified individual(s) may receive or be entitled to receive excess parachute payments in connection with the Takeover, MorphoSys may, after providing Novartis AG a reasonable opportunity to review and provide comments, enter into agreements to pursuant to which each such “disqualified individual” is entitled to receive a “gross-up” (i.e., a payment which puts the employee in the same after-tax position that the employee would have been in had the excise tax not applied) in respect of any excise tax imposed under Sec. 4999 of the Code up to an aggregate limit of USDm 13. MorphoSys has not yet approved any specific actions to mitigate the anticipated impact of Section 280G (other than the extension of the non-compete period described above), but it is anticipated that such gross-up payments will be approved following Delisting.
Agreements with Novartis AG Following the Takeover
As of the date of publication of the Offer Document, none of MorphoSys’ Management Board or Supervisory Board members has entered into any new agreement, arrangement or understanding with Novartis AG or any of its Affiliates regarding the terms and conditions of compensation, incentive pay or employment with MorphoSys after the Takeover. Although no agreements have been entered into at this time with any of MorphoSys’ Management Board or Supervisory Board members, prior to or following the completion of the Takeover, they may enter into new agreements and/or amendments to existing employment or severance agreements with Novartis AG or one of its Affiliates regarding their employment with MorphoSys after the Takeover. Such agreements may also include taking action to effect the application of the above-described compensation for the 2024 Incentive Plans and the Converted Cash Awards.
Management Board and Supervisory Board Member Indemnification and Insurance
Pursuant to the Business Combination Agreement and subject to the terms thereof, except for claims of Novartis AG and the Bidder against MorphoSys expressly provided under the Business Combination Agreement and provided that completion of the Takeover has actually occurred, Novartis AG and the Bidder will or, in their discretion, will cause the MorphoSys Group to, for a period of six (6) years following the Closing, indemnify and hold harmless (including by the payment, in advance of the final disposition of any claim, suit or proceeding any expenses incurred in defense thereof) any Beneficiary (as defined in Sec. 8.2.7 of the Offer Document) from any and all damages, in each case with respect to matters existing or occurring prior to the Closing and arising out of or pertaining to the fact that such person is or was a director or officer of the MorphoSys Group prior to the Closing, or is or was serving at the request of the MorphoSys Group as a director or officer of another person prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable law, provided that Novartis AG and the Bidder may require a Beneficiary to provide an undertaking by such Beneficiary to repay any amounts paid to such Beneficiary if it is ultimately determined that such Beneficiary is not entitled to be indemnified. Novartis and the Bidder will not be so obligated if and to the extent to which (i) a violation leading to such damages was caused by willful misconduct of MorphoSys or any other MorphoSys Group Company or of one of the officers, directors, employees or advisors of the MorphoSys Group, (ii) the relevant Beneficiary is liable to Novartis AG and the Bidder in respect of the respective action or omission, or (iii) the relevant damage is covered under D&O or other insurance at MorphoSys or any other MorphoSys Group Company.
Pursuant to the Business Combination Agreement, for a period of six (6) years following the Closing, the Bidder and Novartis AG will either cause to be maintained in effect the policies of directors’ and officer’s employment practices (if any) and fiduciary liability (if any) insurance currently maintained by or for the benefit of the MorphoSys Group (“D&O Insurance Policies”) or provide substitute policies for the MorphoSys Group and their current and former directors and officers who are currently covered by the D&O Insurance Policies, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the D&O Insurance Policies with respect to claims arising from facts or events that occurred at or before the Closing, except that in no event will Novartis AG or the Bidder be required to pay with respect to such D&O Insurance Policies more than the Maximum Amount (as defined in Sec. 8.2.7 of the Offer Document). If the Bidder and Novartis AG are unable to obtain the insurance required, they will obtain as much comparable insurance as possible for the years within such six (6)-year period for a premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing MorphoSys may, at its option, purchase a “tail” directors’ and officers’, employment practices (if any) and fiduciary (if any) liability insurance policy for the MorphoSys Group and their current and former directors and officers who are currently covered by the D&O Insurance Policies to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the D&O Insurance Policies with respect to claims arising from factors or events that occurred at or before the Closing; provided that in no event will the cost of any such tail policy exceed the Maximum Amount.
The foregoing summary of the indemnification of Management Board and Supervisory Board members and the D&O Insurance does not purport to be complete. A copy of the Business Combination Agreement is filed as Exhibit 99.1 to a Form 6-K filed by MorphoSys with the SEC on 7 February 2024.
19.
NO MANDATORY OFFER

If, as a result of the Offer, the Bidder and the Bidder Parent Companies acquire control of MorphoSys according to Sec. 29 para. 2 WpÜG, neither the Bidder nor the Bidder Parent Companies will, as a result of Sec. 35 para. 3 WpÜG, be obliged to launch a mandatory offer for shares in MorphoSys.
20.
TAXES

The Bidder recommends that prior to accepting the Offer, MorphoSys Securityholders obtain tax advice on the tax consequences of acceptance of the Offer, taking into account their personal circumstances.
20.1
U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax considerations related to the Offer that may be relevant to U.S. Holders of MorphoSys Shares or MorphoSys ADSs whose MorphoSys Shares (or the MorphoSys Shares underlying their MorphoSys ADSs) are tendered and accepted for payment pursuant to the Offer. The summary is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing, and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the U.S. Internal Revenue Service (the “IRS”) will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS.
This summary applies only to U.S. Holders who hold their MorphoSys Shares or MorphoSys ADSs, as applicable, as capital assets within the meaning of Sec. 1221 of the Code (generally, property held for investment). The summary is not a complete description of all of the tax considerations related to the Offer and in particular, does not address many of the tax considerations that may be relevant to a securityholder in light of his, her or its particular circumstances or that may be applicable to securityholders that may be subject to special tax rules, including, without limitation: non-U.S. taxpayers; small business investment companies; banks, certain financial institutions or insurance companies; real estate investment trusts, regulated investment companies or grantor trusts; dealers or traders in securities, commodities or currencies; persons that mark their securities to market; cooperatives; tax-exempt entities; retirement plans; certain former citizens or long-term residents of the United States; persons that received MorphoSys Shares as compensation for the performance of services; persons that hold MorphoSys Shares or MorphoSys ADSs as part of a “hedging,” “integrated,” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes; partnerships (including entities or arrangements classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or persons that hold MorphoSys Shares or MorphoSys ADSs through such an entity; S corporations; persons whose functional currency is not the USD; persons that own directly, indirectly, or through attribution 10% or more of the voting power or value of the outstanding MorphoSys Shares; persons holding MorphoSys Shares in connection with a trade or business conducted outside the United States. In addition, this discussion does not address persons that are or may be deemed to be resident in a country other than the United States or that have a permanent establishment in a country other than the United States for purposes of any tax treaty. Moreover, this summary does not address the U.S. federal estate tax or gift tax, the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, the alternative minimum tax, or any other applicable non-income tax laws, or any applicable state, local or non-U.S. tax laws.
The term “U.S. Holder” means a beneficial owner of MorphoSys Shares or MorphoSys ADSs that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the United States; (b) a corporation, or an entity or arrangement classified as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (c) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (d) a trust, if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.
This discussion does not address tax considerations that may be relevant to persons who are not U.S. Holders.
In general, it is expected that a U.S. Holder who owns MorphoSys ADSs will be treated as the owner of the underlying MorphoSys Shares represented by those MorphoSys ADSs for U.S. federal income tax purposes. The remainder of this discussion assumes that a U.S. Holder of MorphoSys ADSs will be treated in this manner. Accordingly, generally no gain or loss will be recognized if a U.S. Holder exchanges MorphoSys ADSs for the underlying MorphoSys Shares represented by those MorphoSys ADSs. Moreover, if the ADS Tender Agent, on behalf of the U.S. Holder, causes the book-entry transfer of the MorphoSys Shares underlying the U.S. Holder’s MorphoSys ADSs as described in Sec. 13.3 of the Offer Document, the U.S. Holder will generally be treated for U.S. federal income tax purposes in the same manner as a U.S. Holder whose MorphoSys Shares are tendered and accepted for payment pursuant to the Offer, as described in the Offer Document. Accordingly, each reference to “MorphoSys Shares” in the remainder of this Sec. 20.1 generally means “MorphoSys Shares or MorphoSys ADSs, as applicable,” unless the context requires otherwise.
If a partnership, or any other entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds MorphoSys Shares, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and the partnership’s activities. Accordingly, partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes that hold MorphoSys Shares, and persons treated as partners in such entities or arrangements, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer.
MorphoSys Securityholders are urged to consult their tax advisors as to the specific tax considerations that may be relevant to them related to the Offer, including the applicability and effect of U.S. federal, state, local, and non-U.S. income, and other tax laws in light of their particular circumstances.
Receipt of Cash in exchange for MorphoSys Shares pursuant to the Offer.
The exchange of MorphoSys Shares by U.S. Holders for cash pursuant to the Offer will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who exchanges MorphoSys Shares for cash pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before the deduction, if any, of any withholding tax) in exchange for MorphoSys Shares pursuant to the Offer and the U.S. Holder’s adjusted tax basis in such MorphoSys Shares, in each case as determined in USD. If a U.S. Holder acquired MorphoSys Shares by purchase, the U.S. Holder’s adjusted tax basis in its MorphoSys Shares will generally equal the amount the U.S. Holder paid for the relevant MorphoSys Shares, less any returns of capital that the U.S. Holder might have received with regard to the relevant MorphoSys Shares, in each case as determined in USD.
Subject to the discussion below under “Passive Foreign Investment Company Considerations”, any such gain or loss will generally be long-term capital gain or loss if a U.S. Holder’s holding period for such MorphoSys Shares is more than one (1) year on the date the Offer is consummated. Long-term capital gain recognized by certain non-corporate U.S. Holders, including individuals, is generally subject to U.S.

federal income tax at preferential rates. The deductibility of a capital loss is subject to certain limitations. Any capital gain or loss will generally be treated as U.S.-source gain or loss for U.S. foreign tax credit purposes, which will generally limit the availability of foreign tax credits. If a U.S. Holder acquired different blocks of MorphoSys Shares at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of MorphoSys Shares.
Cash amounts paid in Euros will be included in income in a USD amount calculated by reference to the exchange rate in effect on the day the amounts are received by a U.S. Holder, regardless of whether the Euros are converted into USD at that time. A U.S. Holder will have a tax basis in such Euros equal to the USD amount realized. If amounts received in Euros are converted into USD at the spot rate applicable on the day they are received, a U.S. Holder will generally not be required to recognize foreign currency gain or loss in respect of such amounts. A U.S. Holder may have foreign currency gain or loss if the amounts received are converted into USD after the date of receipt. Foreign currency gain or loss will generally be treated as U.S.-source ordinary income or loss.
Passive Foreign Investment Company Considerations
If MorphoSys was treated as a “passive foreign investment company” (a “PFIC”) in any taxable year in which a U.S. Holder held MorphoSys Shares, such U.S. Holder will be subject to special rules with respect to any gain recognized pursuant to the Offer.
Under the Code, MorphoSys is a PFIC for any taxable year in which either (i) 75% or more of its gross income consists of “passive income,” or (ii) 50% or more of the average quarterly value of its assets consist of assets that produce, or are held for the production of, “passive income.” For purposes of the above calculations, MorphoSys is treated as if it held its proportionate share of the assets of, and received directly its proportionate share of the income of, any other corporation in which it directly or indirectly owns at least 25%, by value, of the shares of such corporation.
Passive income includes, amongst other things, interest, dividends, certain non-active rents and royalties, net gains from the sale or exchange of property producing such income and net foreign currency gains. For this purpose, cash and assets readily convertible into cash are categorized as passive assets, and MorphoSys’ goodwill and other unbooked intangibles are taken into account.
The determination of whether MorphoSys is a PFIC is a fact-intensive determination that must be made on an annual basis applying principles and methodologies that are in some circumstances unclear. Based on the composition of MorphoSys’ income and valuation of MorphoSys’ assets, MorphoSys does not believe that it should be treated as a PFIC for the 2023 taxable year or any prior taxable year. However, a separate determination must be made after the close of each taxable year as to whether MorphoSys is a PFIC for that year. As a result, its PFIC status may change in a future taxable year, including the year of the consummation of the Offer. Even if MorphoSys determines that it is not a PFIC for a taxable year, there can be no assurance that the IRS or courts will agree with that conclusion and that the IRS would not successfully challenge that position.
If MorphoSys is treated as a PFIC in the taxable year in which the Offer is consummated, or in any prior taxable year during which a U.S. Holder held MorphoSys Shares, gain recognized by a U.S. Holder on the disposition of the MorphoSys Shares in accordance with the Offer would be allocated ratably over the U.S. Holder’s holding period for the MorphoSys Shares. The amounts allocated to the taxable year in which the Offer is consummated and to any year before MorphoSys became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an additional tax based on the interest charge generally applicable to underpayments of tax would be imposed on the amount allocated to that taxable year. U.S. Holders would not be able to offset any gain recognized in the Offer with losses. Certain elections, commonly referred to as a mark-to-market election and a qualified electing fund (“QEF”) election, are available under certain circumstances and may mitigate these adverse consequences. However, because MorphoSys does not believe it was a PFIC in 2023 or any prior taxable year, neither such election is expected to be available.
If a U.S. Holder has held MorphoSys Shares during any year in which MorphoSys is a PFIC, the U.S. Holder must file annual reports, containing such information as the U.S. Department of the Treasury may require on IRS Form 8621 (or any successor form) with respect to MorphoSys, with the U.S. Holder’s federal income tax return for that year, unless otherwise specified in the instructions with respect to such form.
U.S. Holders should consult their tax advisors concerning MorphoSys’ potential PFIC status and the potential application of the PFIC rules to the disposition of MorphoSys Shares in accordance with the Offer, including the availability and application of the mark-to-market election, the QEF election, or other elections.
Information Reporting and Backup Withholding.
Payments made to a U.S. Holder in the Offer will generally be subject to U.S. federal income tax information reporting and may be subject to backup withholding unless such U.S. Holder properly certifies that (i) such U.S. Holder is a “United States person” as defined in the Code, (ii) the taxpayer identification number provided is correct, and (iii) such U.S. Holder is not subject to backup withholding, or such U.S. Holder otherwise properly demonstrates an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is timely furnished in the appropriate manner to the IRS.
The U.S. federal income tax considerations set forth above are not intended to constitute a complete description of all tax considerations relating to the Offer. Because individual circumstances may differ, each MorphoSys Securityholder is urged to consult its tax advisor regarding the applicability of the rules discussed above to the MorphoSys Securityholder and the particular tax effects to the MorphoSys Securityholder of the Offer in light of such holder’s particular circumstances, the application of state, local, non-U.S. and other tax laws.
20.2
Material German Tax Consequences

20.2.1
General

The following is a summary of certain material German tax consequences of the Offer to MorphoSys Shareholders whose MorphoSys Shares are tendered and accepted for payment pursuant to the Offer. This summary does not purport to be a comprehensive description of all German tax considerations that may be relevant and does, inter alia, not address any other German tax than (corporate) income tax and solidarity surcharge thereon (Solidaritätszuschlag) as well as trade tax (e.g., not church tax). It is based on German tax laws, published regulations thereunder and published authoritative case law, all as in effect on the date of the Offer Document, and all of which are subject to change, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the German tax authorities will agree with the views expressed herein, or that a court will not sustain any challenge by the German tax authorities in the event of litigation.
For German tax purposes, a MorphoSys Shareholder may include an individual or entity not holding the legal title to such shares, but to whom, or to which, such shares are, or the income from such shares is, nevertheless attributed, based either on this individual or entity owning an economic interest in such shares or based on specific statutory provisions.
This summary does not constitute tax advice and is intended as a general guide with respect to the aspects described therein. The summary is not a complete description of all of the tax consequences of the Offer and it does not purport to describe all possible German tax considerations or consequences that may be relevant to a MorphoSys Shareholder and does not purport to deal with the German tax consequences applicable to all categories of investors, some of which may be subject to special rules. This summary does not address many of the tax considerations that may be relevant to a MorphoSys Shareholder in light of his, her or its particular circumstances. In view of its general nature, this description should be treated with corresponding caution.
This summary in particular, without limitation, does not apply to a MorphoSys Shareholder where such shareholder:

(a)
is an individual and the holder’s income or capital gains derived from the MorphoSys Shares are attributable to employment activities, the income from which is taxable in Germany;

(b)
is a co-entrepreneurship (Mitunternehmerschaft) or (other) partnership; or

(c)
is a company operating in the financial and insurance sectors or a pension fund which are subject to special tax treatment.

MorphoSys Shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Offer, including the applicability and effect of German tax laws in light of their particular circumstances.
20.2.2
German Tax Consequences for MorphoSys Shareholders With a Tax Residence in Germany Who Tender Their MorphoSys Shares in the Offer

(a)
Shares Held as Non-Business Assets

Any gains realized in connection with the Offer on the disposal of MorphoSys Shares acquired after 31 December 2008 and held as non-business assets by an individual, who is resident or deemed to be resident in Germany for German income tax purposes (a “German Resident Individual”) are generally — regardless of the holding period — subject to a flat tax rate on capital investment income in Germany of 25% plus the solidarity surcharge (Solidaritätszuschlag) of 5.5% thereon (i.e., 26.375%) in total (see below for the treatment applying in case of a so-called Qualified Holding)). The taxable capital gain is computed from the difference between (i) the proceeds of the disposal and (ii) the acquisition costs of the shares and the expenses related directly and materially to the disposal.
Losses on the sale or disposal of shares can only be used to offset gains made on the sale or disposal of shares (in MorphoSys or in other stock corporations) during the same assessment period or in subsequent assessment periods. There is a proceeding pending at the German Federal Constitutional Court dealing with the question whether such limitation on the loss offsetting could be unconstitutional. Further specific rules apply in connection with such flat tax rate.
If the shares are held in custody or administered by a domestic bank or financial service institution or a domestic securities institution including the domestic branches of foreign banks and financial service institutions, or if such entity or branch sells the shares and pays out or credits the capital gains (each a “Domestic Paying Agent”), the individual income tax on the capital gains will typically be settled by the Domestic Paying Agent levying the withholding tax on investment income in the amount of 26.375% (including the solidarity surcharge) on the capital gains and remitting such amount to the tax authority for the account of the respective German Resident Individual. The withholding tax rate of 26.375% (including the solidarity surcharge) will be applied to 30% of the gross sales proceeds if the shares were not administered by the same custodian bank since acquisition and the original cost of the shares cannot be verified or such verification is not admissible pursuant to the statutory rules. In this case, the shareholder is entitled to, and in case the actual gain is higher than 30% of the gross proceeds, is required to, verify the original costs of the shares in his or her annual tax return.
If the withholding tax (including the solidarity surcharge) on capital gains is not withheld, the German Resident Individual is required to declare the capital gains in his, her or its income tax return. The income tax (including the solidarity surcharge) on the capital gains will then be collected by way of assessment.
Normally, it is not possible to deduct income-related expenses in connection with capital gains, except for expenses directly related in substance to the disposal, which can be deducted when calculating the capital gains. Only the annual savers’ allowance of EUR 1,000.00 (EUR 2,000.00 for jointly filing individuals) may be deducted from the entire capital investment income.
A shareholder may request that his or her entire capital investment income, along with his or her other taxable income, are subject to the progressive income tax rate instead of the uniform tax rate for private capital investment income if this lowers his or her tax burden. In such case, the base for taxation would be the gross income less the annual savers’ allowance of EUR 1,000.00 (EUR 2,000.00 for jointly filing individuals). The prohibition on deducting income-related costs and the restrictions on offsetting losses also apply to tax assessments based on the progressive income tax rate. Any tax withheld is credited against the income tax so determined, and any overpayment refunded subject to the general requirements.
Regardless of the holding period and the time of acquisition, gains from the disposal of the MorphoSys Shares in connection with the Offer are not subject to the flat tax rate but to the individual progressive income tax (plus the solidarity surcharge) at a total tax rate of up to approximately 47.5% in case the German Resident Individual or, in the event of a gratuitous transfer, its legal predecessor(s), directly or indirectly held at least 1% of the share capital of MorphoSys at any point during the five (5) years preceding the disposal (a “Qualified Holding”). In this case, the partial income method applies to the gains on the disposal of the MorphoSys Shares, which, as a rule, means that only 60% of the capital gains are subject to tax and only 60% of the losses on the disposal and expenses economically related thereto are tax deductible. Even though withholding tax is to be withheld by a Domestic Paying Agent, in the case of a Qualified Holding this does not settle the tax liability of the German Resident Individual. Consequently, a German Resident Individual must declare the capital gains in his, her or its income tax returns. The German withholding tax (including the solidarity surcharge) withheld and paid will generally be credited against the MorphoSys Shareholder’s income tax on his, her or its tax assessment or be refunded in the amount of any excess.
Withholding tax will not be withheld by a Domestic Paying Agent if the shareholder provides such Domestic Paying Agent with an application for exemption, to the extent such shareholder’s capital investment income does not exceed the annual savers’ allowance of EUR 1,000.00 (EUR 2,000.00 for jointly filing individuals). Furthermore, no withholding tax will be levied if the shareholder provides the Domestic Paying Agent with a non-assessment certificate to be applied for with the competent tax office.
(b)
Shares Held as Business Assets

(i)
Withholding Tax

Even if the MorphoSys Shares are deposited with or administered by a Domestic Paying Agent, there is generally no German withholding tax in the case of a corporation that is resident or deemed to be resident in Germany for German corporate income tax purposes (a “German Resident Corporation”) or a German Resident Individual, who holds the MorphoSys Shares as assets of a business in Germany and certifies this on an officially prescribed form to the Domestic Paying Agent.
If the Domestic Paying Agent nevertheless withholds taxes, the withholding tax levied and remitted (including the solidarity surcharge) will be credited against the relevant shareholder’s (corporate) income tax liability (including the solidarity surcharge) and any excess amount will be refunded.
(ii)
Shares Held by a Sole Proprietor

Gains on the disposal of the MorphoSys Shares which are held as business assets by a German Resident Individual, who is a sole proprietor, are not subject to the flat tax rate. Instead, as a rule, 60% of the gains are subject to the individual progressive income tax (plus the solidarity surcharge) at a total tax rate of up to approximately 47.5% and only 60% of the losses on the disposal and expenses economically related thereto are tax deductible (partial income method). If the MorphoSys Shares are allocated to a German permanent establishment of a business operation of the German Resident Individual, 60% of the gains of the disposal of the MorphoSys Shares are, in addition, subject to trade tax (the rate depending on the municipal trade tax multiplier applied by the municipal authority in which the German Resident Individual maintains its operations or permanent establishments; the average trade tax rate amounting to approximately 15%). The trade tax levied may be credited on a lump-sum basis against the German Resident Individual’s income taxes.

(iii)
Shares Held by a Corporation

If the MorphoSys Shareholder is a German Resident Corporation, the gains on the disposal of the MorphoSys Shares realized in connection with the Offer will in general be effectively 95% exempt from corporate income tax (including solidarity surcharge) and trade tax, currently regardless of the size of the participation and the holding period. 5% of the gains are treated as non-deductible business expenses and are, therefore, subject to corporate income tax (plus solidarity surcharge) at a combined tax rate amounting to 15.825% and trade tax (see above with regard to the trade tax rate). As a rule, losses on disposals and other profit reductions in connection with shares (e.g., from a write-down) cannot be deducted as business expenses.
20.2.3
German Tax Consequences for MorphoSys Shareholders Without a Tax Residence in Germany Who Tender Their MorphoSys Shares in the Offer

Any gains realized in connection with the Offer on the disposal of MorphoSys Shares by a MorphoSys Shareholder without a tax residence in Germany are only subject to German income tax if the selling shareholder holds a Qualified Participation or if the shares form part of the business assets of a permanent establishment in Germany or of business assets for which a permanent representative in Germany is appointed.
The German Federal Fiscal Court (Bundesfinanzhof) has stated that if a shareholder is a corporation that is neither tax resident in Germany nor maintains a permanent establishment or has appointed a permanent representative in Germany, a capital gain on the disposal of a Qualified Participation is not subject to German taxation. The German tax authorities have adopted this view.
If the shareholder is an individual and holds a Qualified Participation as a private asset, only 60% of the gains on the disposal of the shares are subject to progressive income tax, plus solidarity surcharge thereon. Where a Domestic Paying Agent is involved, withholding tax on capital gains is generally levied at a rate of 26.375% (including the solidarity surcharge). If, however, (i) the shares are not held through a permanent establishment in Germany or as business assets for which a permanent representative is appointed in Germany and (ii) a Domestic Paying Agent is involved, then the German tax authorities have taken the view that the Domestic Paying Agent is, in general, not required to withhold tax on capital gains. In case of a Qualified Participation, the capital gains must be declared in a tax return and are taxed by way of a tax assessment, subject to an exemption under a double taxation treaty or under domestic law where applicable.
For gains or losses on the disposal of shares that can be allocated to a domestic permanent establishment or which are part of business assets for which a permanent representative in Germany has been appointed, the aforementioned principles for shareholder with a tax residence in Germany whose shares are business assets apply accordingly (see para. (b) of Sec. 20.2.2 of the Offer Document “German Tax Consequences for MorphoSys Shareholders With a Tax Residence in Germany Who Tender Their MorphoSys Shares in the Offer — Shares Held as Business Assets”). The Domestic Paying Agent may refrain from levying withholding tax if the shareholder who holds the shares as assets of a business in Germany and certifies this on an officially prescribed form to the Domestic Paying Agent. Double taxation treaties typically provide for an exemption from German source taxation on capital gains, assigning the right of taxation to the shareholder’s country of tax provided that the shares are not held through a permanent establishment in Germany or as business assets for which a dependent agent is appointed in Germany.
20.2.4
German Tax Consequences for MorphoSys ADS Holders

The German tax authorities have taken the view that shares represented by American Depositary Shares are typically to be attributed for German income tax purposes to the holder of the respective American Depositary Shares. Against this background, the summary of certain material German tax consequences of the Offer to MorphoSys Shareholders whose MorphoSys Shares are tendered and accepted for payment pursuant to the Offer as outlined in Secs. 20.2.1 through 20.2.3 applies typically mutatis mutandis to MorphoSys ADS Holders.
MorphoSys ADS Holders are urged to consult their own tax advisors as to the specific tax consequences to them of the Offer, including the applicability and effect of German tax laws in light of their particular circumstances.

21.
RELIEF GRANTED BY THE SEC

This Offer, which is subject to German law, is extended to all MorphoSys Securityholders in the United States in compliance with applicable U.S. securities law. In order to reconcile certain areas where German law and U.S. law conflict, the Bidder requested, prior to the publication of the Offer Document, exemptive and no-action relief from the SEC to conduct the Offer in the manner described in the Offer Document (the “SEC Relief”). The SEC Staff granted certain exemptive or no-action relief to allow, among other things:
(a)
the payment for MorphoSys Shares in accordance with German practice in the manner described in Sec. 13.1 of the Offer Document;

(b)
with respect to MorphoSys Shares tendered during the Acceptance Period or the Additional Acceptance Period, to suspend withdrawal rights from the end of the Acceptance Period until publication of the tender results after the end of the Acceptance Period pursuant to Sec. 23 para. 1 no. 2 WpÜG, in accordance with Sec. 13 of the Offer Document;

(c)
the Additional Acceptance Period to commence in accordance with German practice in the manner described in Sec. 5.3 of the Offer Document;

(d)
to issue any notice of extension of the Acceptance Period in accordance with German practice in the manner described in Sec. 5.2 of the Offer Document;

(e)
the Acceptance Period to be extended by two (2) calendar weeks, rather than ten (10) U.S. business days following an amendment of the Offer occurring during the last two (2) weeks of the Acceptance Period, even if two (2) calendar weeks were a shorter period than ten (10) U.S. business days; and

(f)
to make purchases outside of the Offer in accordance with German law in the manner described in Sec. 6.8 of the Offer Document.

MorphoSys Securityholders who have exercised their right of withdrawal may re-accept the Offer only prior to the end of the Acceptance Period and/or Additional Acceptance Period.
22.
PUBLICATIONS AND NOTIFICATIONS

Pursuant to Sec. 14 para. 3 WpÜG, the Offer Document, the publication of which was permitted by BaFin on 11 April 2024, will be published on 11 April 2024 by way of (i) publication on the internet at www.novartis.com/investors/morphosys-acquisition, and (ii) keeping available copies of the Offer Document free of charge at Deutsche Bank Aktiengesellschaft, TAS, Post-IPO Services, Taunusanlage 12, 60325 Frankfurt am Main, Germany (requests to obtain a copy of the Offer Document to be made via e-mail to dct.tender-offers@db.com or by fax to +49 69 910 38794 indicating a valid mailing address). The announcement about keeping available copies of the Offer Document free of charge in Germany and the internet address at which the publication of the Offer Document occurs will be published in the German Federal Gazette (Bundesanzeiger) on 11 April 2024.
All publications and announcements required according to the WpÜG or the applicable capital market law provisions of the United States in connection with the Offer will be published on the internet at www.novartis.com/investors/morphosys-acquisition and, to the extent necessary pursuant to the WpÜG, in the German Federal Gazette (Bundesanzeiger).
Pursuant to Rule 14d-3 under the U.S. Exchange Act, the Bidder and Novartis AG filed with the SEC a Tender Offer Statement on Schedule TO, of which the Offer Document forms a part, and may file amendments thereto. No further announcements, registrations, admissions or approvals of the Offer Document or the Offer by securities exchange authorities or similar authorities outside the Federal Republic of Germany and the United States have been applied for, have been initiated or are envisaged by the Bidder or Novartis AG. The Schedule TO and any amendments thereto, exhibits to the Schedule TO, and other information that the Bidder and Novartis AG have filed electronically with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov/edgar/browse/?CIK=11144487.
MorphoSys is also required under the Business Combination Agreement to file a Schedule 14D-9 with the SEC within two weeks from publication of the Offer Document on the day of publication of the Reasoned Statement, setting forth the recommendation of MorphoSys with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto when filed, may also be examined at, and copies may also be obtained from, the SEC free of charge at the SEC’s website at www.sec.gov/edgar/browse/?CIK=13402438. Further, any documents filed with the SEC by the Bidder or MorphoSys may be obtained free of charge at MorphoSys’ website at www.morphosys.com/en/investors/Novartis-TakeoverOffer or by contacting MorphoSys’ investor relations department at telephone +49 89 89927 404 or at the Bidder’s website at www.novartis.com/investors/morphosys-acquisition or by contacting the Bidder’s investor relations department at +41 61 324 7944.
MorphoSys Securityholders are urged to read this document carefully because it contains important information that such persons should consider before making any voting decision or decision regarding tendering their MorphoSys Shares.
The Bidder will publish the notifications pursuant to Sec. 23 para. 1 WpÜG as follows:
•
on a weekly basis after publication of the Offer Document (Sec. 23 para. 1 sentence 1 no. 1 WpÜG);

•
on a daily basis during the final week prior to the expiry of the Acceptance Period (Sec. 23 para. 1 sentence 1 no. 1 WpÜG);

•
without undue delay after expiry of the Acceptance Period (Sec. 23 para. 1 sentence 1 no. 2 WpÜG);

•
without undue delay after expiry of the Additional Acceptance Period (Sec. 23 para. 1 sentence 1 no. 3 WpÜG); and

•
without undue delay after having reached the shareholding required to exclude the other shareholders under Sec. 39a para. 1 and para. 2 WpÜG.

Publications of the Bidder pursuant to Sec. 23 paras. 1 and 2 WpÜG, as well as additional publications and announcements in connection with the Offer, which are required under the WpÜG, will be published in German and in an English translation on the internet at www.novartis.com/investors/morphosys-acquisition and filed with the SEC. In addition, announcements and notices will be published in German in the German Federal Gazette (Bundesanzeiger).
23.
FEES AND EXPENSES

Novartis AG has retained Deutsche Bank Aktiengesellschaft to be the Settlement Agent, The Bank of New York Mellon to be the ADS Tender Agent and Georgeson, a trading name of Computershare Investor Services PLC, to be the Information Agent (the “Information Agent”) in connection with the Offer.
The Settlement Agent, the ADS Tender Agent and the Information Agent each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.
Except as set forth above, neither Novartis AG nor Bidder will pay any fees or commissions to any broker or dealer or to any other person (other than to the Settlement Agent, the ADS Tender Agent and the Information Agent) in connection with the solicitation of tenders of MorphoSys Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies, and other nominees will, upon request, be reimbursed by Novartis AG for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws require the Offer to be made

7
Last accessed on 11 April 2024.

8
Last accessed on 11 April 2024.

by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Novartis AG by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Novartis AG.
24.
GOVERNING LAW AND JURISDICTION

The Offer and the contracts concluded as a result of the acceptance of the Offer will be governed by German law. The exclusive place of jurisdiction for all legal disputes arising out of, or in connection with, the Offer (and any contract concluded as a result of acceptance of the Offer) will be, to the extent permitted by law, Frankfurt am Main, Germany.
25.
DECLARATION OF ASSUMPTION OF RESPONSIBILITY

Novartis BidCo AG, with registered office in Basel, Switzerland, assumes responsibility for the content of the Offer Document and declares that, to its knowledge, the information provided in the Offer Document is correct and no material facts have been omitted.
Basel, 11 April 2024
Novartis BidCo AG
Daniel Weiss	Christian Rehm	Bertrand Bugnon

Annex 1
Persons acting jointly with the Bidder
Part 1
Companies directly or indirectly holding participations in the Bidder
(Bidder Parent Companies)
Name	Registered Office	Country
Novartis AG	Basel, Switzerland	Switzerland
Novartis Pharma AG	Basel, Switzerland	Switzerland
Part 2
Further (indirect) subsidiaries of the Bidder Parent Companies
(except for the Bidder)
Name	Registered Office	Country
Novartis Argentina S.A.	Buenos Aires	Argentina
Novartis Australia Pty Ltd	Macquarie Park, New South Wales	Australia
Novartis Pharmaceuticals Australia Pty Ltd	Macquarie Park, New South Wales	Australia
Novartis Pharma GmbH	Wien	Austria
Novartis Pharmaceutical Manufacturing GmbH	Langkampfen / Schaftenau	Austria
Novartis Holding GmbH	Langkampfen / Schaftenau	Austria
Novartis (Bangladesh) Limited	Dhaka	Bangladesh
Novartis Pharma NV	Vilvoorde	Belgium
Alcon — Couvreur NV	Puurs	Belgium
IDB België BVBA	Vilvoorde	Belgium
Novartis Investment Ltd.	Hamilton	Bermuda
Triangle International Reinsurance Limited	Hamilton	Bermuda
Novartis Securities Investment Ltd.	Hamilton	Bermuda
Novartis Finance Services Ltd.	Hamilton	Bermuda
Trinity River Insurance Co Ltd.	Hamilton	Bermuda
Novartis BA d.o.o.	Sarajevo	Bosnia Herzegovina
Novartis Biociências S.A.	São Paulo	Brazil
Novartis Bulgaria EOOD	Sofia	Bulgaria
NOVARTIS CAMEROON SASU	Douala	Cameroon
Novartis Pharmaceuticals Canada Inc.	Montreal, Quebec	Canada
CIBA Vision Canada Inc.	Montreal, Quebec	Canada
Advanced Accelerator Applications Canada Inc.	Mississauga, Ontario	Canada
Chinook Therapeutics Canada, Inc.	Vancouver, British Columbia	Canada
Novartis Chile S.A.	Santiago de Chile	Chile
Beijing Novartis Pharma Co., Ltd.	Beijing	China
Shanghai Novartis Trading Ltd.	Shanghai	China
China Novartis Institutes for BioMedical Research Co., Ltd.	Shanghai	China

Name	Registered Office	Country
Suzhou Novartis Technical Development Co., Ltd.	Changshu / Jiangsu Province	China
Nuoshangchuanghe (Shanghai) Life Science and Technology Co. Ltd.	Shanghai	China
Novartis Pharmaceutical Technology Zhejiang Co., Ltd	Jiaxing	China
SanReno Therapeutics (Shanghai) Limited	Shanghai	China
Novartis de Colombia S.A.	Bogotá	Columbia
NOVARTIS COTE D`IVOIRE SASU	Abidjan	Cote d`Ivoire
Novartis Hrvatska d.o.o.	Zagreb	Croatia
Novartis s.r.o.	Praha	Czech Republic
Novartis Healthcare A/S	Copenhagen	Denmark
Novartis Caribe, S.A.	Santo Domingo	Dominican Republic
Novartis Ecuador S.A.	Quito	Ecuador
Novartis Pharma S.A.E.	New Cairo City	Egypt
Novartis Finland Oy	Espoo	Finland
Novartis Groupe France S.A.S.	Rueil-Malmaison	France
Société Civile Immobilière de la Schiffmühle	Huningue	France
Novartis Pharma S.A.S.	Rueil — Malmaison	France
S.T.E.I.H. S.à r.l.	Huningue	France
Advanced Accelerator Applications S.A.	Rueil — Malmaison	France
Advanced Accelerator Applications Molecular Imaging France	Saint — Genis — Pouilly	France
Novartis Pharma Produktions GmbH	Wehr	Germany
Novartis Pharma GmbH	Nürnberg	Germany
Novartis Pharma Vertriebs GmbH	Nürnberg	Germany
Novartis Business Services GmbH	Wehr	Germany
Novartis Pharma Arzneimittel GmbH	Nürnberg	Germany
Advanced Accelerator Applications Germany GmbH	Bonn	Germany
Eifel Property GmbH	Bonn	Germany
Novartis Radiopharmaceuticals GmbH	Nürnberg	Germany
NOVARTIS GHANA LTD	Accra	Ghana
Novartis (Hellas) S.A.C.I.	Metamorphosis / Athens	Greece
Novartis Farmacéutica, S.A. (AC)	Ciudad de Guatemala	Guatemala
Novartis Pharmaceuticals (HK) Limited	Hong Kong	Hong Kong
SanReno Therapeutics (Hong Kong) Limited	Hong Kong	Hong Kong
Novartis Hungary Healthcare Limited Liability Company	Budapest	Hungary
Novartis India Limited	Mumbai	India
Novartis Healthcare Private Limited	Mumbai	India

Name	Registered Office	Country
Medicines Company (India) Private Limited	Gurgaon, Haryana	India
PT. Novartis Indonesia	Jakarta	Indonesia
PT. Sandoz Indonesia	Jakarta Timur	Indonesia
Novartis Ireland Limited	Dublin	Ireland
Novartis Integrated Services Limited	Ringaskiddy, County Cork	Ireland
Novartis Europharm Limited	Dublin	Ireland
Novartis Israel Ltd.	Tel Aviv	Israel
Marshall (R.R) Investment Ltd.	Beer Tuvia	Israel
Novartis Farma S.p.A.	Milano	Italy
Advanced Accelerator Applications (Italy) S.r.l.	Pozzilli	Italy
Advanced Accelerator Applications Molecular Imaging Italy S.r.l.	Pozzilli	Italy
Novartis Pharma K.K.	Tokyo	Japan
Ciba-Geigy Japan Limited	Tokyo	Japan
NVS Kenya Limited	Nairobi	Kenya
Novartis Kuwait Promotion of Products (SPC)	Kuwait	Kuwait
Novartis Baltics SIA	Riga	Latvia
Novartis Investments S.à r.l.	Luxembourg — Ville	Luxembourg
Novartis Finance S.A.	Luxembourg — Ville	Luxembourg
Novartis Corporation (Malaysia) Sdn. Bhd.	Petaling Jaya / Selangor Darul Ehsan	Malaysia
Novartis Farmacéutica, S.A. de C.V.	Ciudad de México	Mexico
Novartis Pharma Maroc SA	Casablanca	Morocco
Novartis Netherlands B.V.	Amsterdam	Netherlands
Novartis Pharma B.V.	Amsterdam	Netherlands
IDB Holland BV	Baarle-Nassau	Netherlands
Aduro Netherlands Coöperatief U.A.	Rosmalen	Netherlands
Aduro Biotech, Europe B.V.	Rosmalen	Netherlands
Aduro Biotech Holdings Europe B.V .	Rosmalen	Netherlands
MDCO Holdings C.V.	Amsterdam	Netherlands
Calypso Biotech B.V.	Amsterdam	Netherlands
Novartis New Zealand Ltd	Auckland	New Zealand
Novartis Nigeria Limited	Ikeja, Lagos	Nigeria
Novartis Norge AS	Oslo	Norway
Novartis Pharma (Pakistan) Limited	Karachi	Pakistan
Novartis Pharma (Logistics), Inc.	Ciudad de Panamá	Panama
Novartis Panamá, S.A.	Ciudad de Panamá	Panama
Novartis Biosciences Perú S.A.	Lima	Peru
Novartis Healthcare Philippines, Inc.	Makati City	Philippines
Novartis Poland Sp. z o.o.	Warszawa	Poland

Name	Registered Office	Country
Advanced Accelerator Applications Polska Sp. z o.o.	Warszawa	Poland
Novartis Portugal, S.G.P.S., Lda.	Porto Salvo	Portugal
Novartis Farma — Produtos Farmacêuticos, S.A.	Porto Salvo	Portugal
Laboratório Normal-Produtos Farmacêuticos, Lda.	Porto Salvo	Portugal
Advanced Accelerator Applications Portugal Unipessoal, LDA.	Lisboa	Portugal
Sandoz S.R.L.	Targu-Mures	Romania
Novartis Pharma Services Romania S.R.L.	Bucharest	Romania
Novartis Pharma LLC	Moscow	Russian Federation
Novartis Neva LLC	St. Petersburg	Russian Federation
Novartis Saudi Company	Riyadh	Saudi Arabia
Novartis Regional Headquarter Company	Riyadh	Saudi Arabia
Novartis Senegal SASU	Dakar	Senegal
Novartis (Singapore) Pte Ltd.	Singapore Country	Singapore
Novartis Singapore Pharmaceutical Manufacturing Pte Ltd	Singapore Country	Singapore
Novartis Asia Pacific Pharmaceuticals Pte Ltd	Singapore Country	Singapore
Novartis Slovakia s.r.o.	Bratislava	Slovakia
Novartis farmacevtska proizvodnja d.o.o.	Ljubljana	Slovenia
Novartis South Africa (Pty) Ltd	Midrand, Gauteng	South Africa
Gesa Properties (Pty) Ltd	Midrand, Gauteng	South Africa
Novartis Korea Ltd.	Seoul	South Korea
Sandoz Korea Ltd.	Seoul	South Korea
Abadia Retuerta S.A.	Sardón de Duero / Valladolid	Spain
Novartis Farmacéutica, S.A.	Barcelona	Spain
Laboratorios Visfarm S.L.	Barcelona	Spain
Mizar Farmacéutica S.L.	Barcelona	Spain
Laus Farma S.L.	Barcelona	Spain
Artis-Pharma S.L.	Barcelona	Spain
Advanced Accelerator Applications Iberica, S. L. U.	Esplugues de Llobregat	Spain
Advanced Accelerator Applications Molecular Imaging Iberica, S.L.U.	Esplugues de Llobregat	Spain
Novartis Sverige AB	Stockholm	Sweden
Novartis Lateinamerika AG	Basel	Switzerland
Novartis International AG	Basel	Switzerland
Pharmanalytica SA	Locarno	Switzerland
Novartis Pharma Schweiz AG	Risch	Switzerland
Novartis Pharma Services AG	Basel	Switzerland
Novartis Pharma Stein AG	Stein	Switzerland

Name	Registered Office	Country
Novartis Pharma Schweizerhalle AG	Muttenz	Switzerland
Bad Schauenburg AG	Pratteln	Switzerland
Japat AG	Basel	Switzerland
Novartis Overseas Investments AG	Basel	Switzerland
Renor AG	Basel	Switzerland
ESBATech, a Novartis company GmbH	Basel	Switzerland
Novartis Holding AG	Basel	Switzerland
Novartis Bioventures AG	Basel	Switzerland
Novartis International Pharmaceutical Investment AG	Basel	Switzerland
Novartis Innovative Therapies AG	Risch	Switzerland
Advanced Accelerator Applications International SA	Genève	Switzerland
Calypso Biotech SA	Plan-les-Ouates	Switzerland
Novartis Kapital AG	Basel	Switzerland
Novartis (Taiwan) Co., Ltd.	Taipei	Taiwan
Novartis (Thailand) Limited	Bangkok	Thailand
Novartis Saglik, Gida ve Tarim Ürünleri Sanayi ve Ticaret A.S.	Istanbul	Turkey
Farmanova Saglik Hizmetleri Ltd. Sti.	Istanbul	Turkey
Novartis Ukraine, LLC	Kyiv	Ukraine
Novartis Middle East FZE	Dubai	United Arab Emirates
Novartis UK Limited	London	United Kingdom
Novartis Pharmaceuticals UK Limited	London	United Kingdom
Novartis Europharm Limited	London	United Kingdom
Novartis Grimsby Limited	London	United Kingdom
Neutec Pharma Limited	London	United Kingdom
Ziarco Pharma Limited	London	United Kingdom
Ziarco Group Limited	London	United Kingdom
Advanced Accelerator Applications (UK & Ireland)	London	United Kingdom
GYROSCOPE THERAPEUTICS HOLDINGS PLC	Rolling Stock Yard, London	United Kingdom
GYROSCOPE THERAPEUTICS LIMITED	Rolling Stock Yard, London	United Kingdom
GYROSCOPE HOLDINGS (UK) LIMITED	Rolling Stock Yard, London	United Kingdom
Novartis Uruguay S.A.	Montevideo	Uruguay
Novartis Corporation	East Hanover, New Jersey	USA
Novartis Pharmaceuticals Corporation	East Hanover, New Jersey	USA
Novartis Services, Inc.	East Hanover, New Jersey	USA
Novartis Finance Corporation	East Hanover, New Jersey	USA
Novartis Institutes for BioMedical Research, Inc.	Cambridge, Massachusetts	USA

Name	Registered Office	Country
Novartis Capital Corporation	East Hanover, New Jersey	USA
Navigate BioPharma Services, Inc.	Carlsbad, California	USA
Ziarco, Inc.	Wilmington, Delaware	USA
Cadent Therapeutics, Inc.	Cambridge, Massachusetts	USA
Advanced Accelerator Applications USA, Inc.	Millburn, New Jersey	USA
57 E. Willow Street, LLC	Millburn, New Jersey	USA
Novartis Gene Therapies, Inc.	Bannockburn, Illinois	USA
Novartis Technology LLC	East Hanover, New Jersey	USA
Endocyte, Inc.	East Hanover, New Jersey	USA
The Medicines Company Holdings, Inc.	East Hanover, New Jersey	USA
The Medicines Company	East Hanover, New Jersey	USA
Amblyotech Inc.	East Hanover, New Jersey	USA
Novartis Manufacturing LLC	East Hanover, New Jersey	USA
DTX PHARMA, INC.	San Diego, California	USA
Chinook Therapeutics, Inc.	Seattle, Washington	USA
Chinook Therapeutics U.S., Inc.	Seattle, Washington	USA
IFM Due, Inc.	East Hanover, New Jersey	USA
Monza Merger Sub Inc.	East Hanover, New Jersey	USA
Novartis de Venezuela, S.A.	Caracas	Venezuela
Novartis Vietnam Company Limited	Ho Chi Minh City	Vietnam

Annex 2
Financing confirmation of Deutsche Bank AG
Deutsche Bank
NON-BINDING ENGLISH TRANSLATION
Novartis BidCo AG Att.: David Quartner and Lukas Gilgen Lichtstraße 35 4056 Basel Schweiz	Deutsche Bank AG Investment Bank Origination & Advisory Mergers & Acquisitions Mainzer Landstraße 11-17 60329 Frankfurt am Main Carsten Laux Tel. +49 69 910-33368 Mail: carsten.laux@db.com
05 April 2024
Financing confirmation pursuant to Sec. 13 para. 1 sent. 2 German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz) (WpÜG) regarding the voluntary public takeover offer by Novartis BidCo AG, Basel, Switzerland, to the shareholders of MorphoSys AG, Planegg, for the acquisition of all shares of MorphoSys AG, Planegg, including all shares represented by American Depositary Shares in MorphoSys AG, (with the exception of the shares already held directly by Novartis BidCo AG) against payment of a cash consideration in the amount of Euro 68.00 per share.
Dear Mr Quartner, dear Mr Gilgen,
Deutsche Bank AG with its registered office in Frankfurt am Main, Germany, is an investment services provider independent from Novartis BidCo AG, Lichtstraße 35, 4056 Basel, Switzerland, within the meaning of Sec. 13 para. 1 sent. 2 WpÜG.
We hereby confirm, pursuant to Sec. 13 para. 1 sent. 2 WpÜG, that Novartis BidCo AG has taken the measures necessary to ensure that it has at its disposal the necessary means to fully perform the above-mentioned offer at the time the claim for the cash consideration will be due.
We agree to the publication of this letter in the offer document for the above-mentioned offer in accordance with Sec. 11 para. 2 sent. 3 no. 4 WpÜG.
Yours sincerely,
Deutsche Bank AG
(signed) Berthold Fuerst, Managing Director	(signed) Carsten Laux, Managing Director
Vorsitzender des Aufsichtsrats: Alexander R. Wynaendts
Vorstand: Christian Sewing (Vorsitzender), James von Moltke, Fabrizio Campelli, Bernd Leukert, Alexander von zur Mühlen, Claudio de Sanctis, Rebecca Short, Stefan Simon, Olivier Vigneron
Deutsche Bank Aktiengesellschaft mit Sitz in Frankfurt am Main; Amtsgericht Frankfurt am Main, HRB Nr. 30 000; Umsatzsteuer-Id.-Nr. DE114103379; www.db.com/de